     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           TCF FINANCIAL CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                          6021                  41-1591444
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                        801 MARQUETTE AVENUE, SUITE 302,
                          MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 661-6500

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        GREGORY J. PULLES, VICE CHAIRMAN, GENERAL COUNSEL AND SECRETARY
                           TCF FINANCIAL CORPORATION
                        801 MARQUETTE AVENUE, SUITE 302
                          MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 661-6500

       (Name, address, including zip code and telephone number, including area code, of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:

        BRUCE J. PARKER, ESQ.                     THOMAS R. MAREK, ESQ.
  KAPLAN, STRANGIS AND KAPLAN, P.A.            OPPENHEIMER WOLFF & DONNELLY
         5500 NORWEST CENTER                          3400 PLAZA VII
         90 SOUTH 7TH STREET                       45 SOUTH 7TH STREET
     MINNEAPOLIS, MINNESOTA 55402              MINNEAPOLIS, MINNESOTA 55402
      TELEPHONE: (612) 375-1138                 TELEPHONE: (612) 344-9309

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into Winthrop Resources Corporation ("Winthrop") pursuant to the Agreement and Plan of Reorganization dated as of February 28, 1997 attached as Appendix A to the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                  AMOUNT TO          OFFERING PRICE        AGGREGATE           AMOUNT OF
       SECURITIES TO BE REGISTERED             BE REGISTERED           PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common stock, par value $.01 per share
  (1)....................................  7,050,000 Shares (2)       $39.56(2)        $278,475,000(2)        $84,520(2)

(1) Each share of the registrant's common stock includes one preferred share purchase right issued pursuant to that certain Stockholder Rights Agreement dated May 23, 1989, as amended, between TCF Financial Corporation ("TCF") and Boston Equiserve L.P. ("Boston Equiserve").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f). The amount to be registered is the maximum number of shares which could be issued in connection with the Merger described herein, assuming that on April 21, 1997 Winthrop had 8,600,300 shares outstanding and options to purchase 439,500 shares outstanding. The proposed maximum offering price of the registrant's common stock is based upon the average of the high and low sale prices for such common stock on April 21, 1997 as reported by the New York Stock Exchange. The amount to be registered is estimated based on the same assumptions.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          TCF-Registration Trademark-

                           TCF FINANCIAL CORPORATION
                        801 MARQUETTE AVENUE, SUITE 302
                             MINNEAPOLIS, MN 55402
                                 (612) 661-6500

                                          , 1997

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of TCF Financial Corporation ("TCF" or "TCF Financial") which
will be held at                      Minnesota, on Tuesday, June 24, 1997, at
11:00 a.m. local time.

    At the Special Meeting, stockholders will be asked to approve the Agreement and Plan of Reorganization, dated February 28, 1997, and the exhibits thereto (the "Merger Agreement"), the merger of a newly-formed, wholly-owned subsidiary of TCF Financial with and into Winthrop Resources Corporation, a Minnesota corporation ("Winthrop") with Winthrop being the surviving corporation (the "Merger"), and the issuance of shares of TCF common stock in connection therewith. As a result of the Merger, Winthrop will become a wholly-owned subsidiary of TCF. TCF Financial will issue shares of its common stock to holders of common stock of Winthrop, and will assume the obligation to issue shares of its common stock to holders of Winthrop stock options upon exercise of such options. After the Merger, TCF Financial intends to contribute Winthrop, the surviving corporation of the Merger, to TCF National Bank Minnesota, its wholly-owned national bank subsidiary. Winthrop, a financial services company based in Minnetonka, Minnesota, leases computers, telecommunications equipment, point-of-sale systems and other business-essential equipment to companies throughout the United States.

    Approval by the requisite vote of TCF stockholders is a condition to the consummation of the Merger. Based on the total number of shares of Winthrop common stock outstanding at May 19, 1997, the record date for the Special Meeting, and the application of the exchange ratio of 0.7766 specified in the Merger Agreement (the "Exchange Ratio"), approximately 6,679,000 new shares of TCF common stock would be issued to stockholders of Winthrop in connection with
the Merger, representing approximately       % of the total number of shares of
TCF common stock outstanding at May   , 1997, after giving effect to such
issuance. An additional 341,316 shares of TCF common stock would be reserved for issuance to option holders of Winthrop common stock in connection with TCF's assumption of Winthrop's 1992 Stock Incentive Plan. The terms of the Merger, including the method for determining the number of shares of TCF common stock to be issued, as well as other important information relating to TCF Financial, Winthrop and the combined operations after the Merger, are explained in detail in the accompanying Joint Proxy Statement/Prospectus and we urge you to read it carefully.

    Please give this document your prompt attention. A proposal is included to authorize adjournment of the meeting, if necessary, to obtain sufficient votes for approval of the Merger. In order to avoid the expense of adjournment, I urge you to return your proxy card as soon as possible.

    THE BOARD OF DIRECTORS OF TCF FINANCIAL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND THE ISSUANCE OF SHARES OF TCF COMMON STOCK PROVIDED FOR THEREIN, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" BOTH OF THE PROPOSALS ON THE ENCLOSED PROXY CARD: APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK IN CONNECTION THEREWITH; AND APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES.

    Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the Special Meeting. If you receive more than one proxy card, because you have multiple accounts with TCF Financial common stock, please sign, date and return each proxy card so that all your shares will be voted. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

                                          Sincerely,

                                                     [SIGNATURE]

                                          William A. Cooper
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                          TCF-Registration Trademark-

                           TCF FINANCIAL CORPORATION
                        801 MARQUETTE AVENUE, SUITE 302
                             MINNEAPOLIS, MN 55402
                                 (612) 661-6500

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 24, 1997

                            ------------------------

TO THE STOCKHOLDERS OF TCF FINANCIAL CORPORATION:

    A Special Meeting of the Stockholders of TCF Financial Corporation ("TCF" or "TCF Financial") (the "TCF Special Meeting") will be held at
       , Minnesota on Tuesday, June 24, 1997 commencing at 11:00 a.m. local time to consider and vote upon the following proposals:

    1. Approval and adoption of the Agreement and Plan of Reorganization, dated February 28, 1997, and the exhibits thereto (the "Merger Agreement") between TCF Financial and Winthrop Resources Corporation ("Winthrop"), the merger of a newly-formed, wholly-owned subsidiary of TCF Financial with and into Winthrop with Winthrop being the surviving corporation and becoming a wholly-owned subsidiary of TCF pursuant to the Merger Agreement (the "Merger"), and the issuance of up to 7,050,000 shares of common stock of TCF Financial, par value $.01 per share (the "TCF Common Stock"), and cash for fractional shares, to Winthrop stockholders and holders of stock options in connection therewith. After the Merger, TCF Financial intends to contribute Winthrop to TCF National Bank Minnesota, one of its wholly-owned subsidiaries. Pursuant to the Merger Agreement, each outstanding share of the common stock, par value $.01 per share, of Winthrop ("Winthrop Common Stock") automatically would be converted into and exchangeable for 0.7766 (the "Exchange Ratio") of a share of TCF Common Stock, with cash paid in lieu of fractional shares. In addition, as a result of the Merger, each outstanding option to purchase Winthrop Common Stock would be assumed by TCF Financial at the effective time of the Merger and would be converted into an option to acquire such number of whole shares of TCF Common Stock as is equal to the product of the Exchange Ratio and the number of shares of Winthrop Common Stock remaining subject to the original option immediately prior to the effective time of the Merger, at an exercise price per share equal to the exercise price per share of Winthrop Common Stock under such option immediately prior to the effective time of the Merger, divided by the Exchange Ratio. The Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus and is incorporated by reference herein;

    2. To adjourn the TCF Special Meeting to solicit additional proxies, if necessary; and

    3. To transact such other business, if any, as may properly come before the TCF Special Meeting or any adjournment or postponement thereof.

    Only holders of record of TCF Common Stock at the close of business on May 19, 1997 are entitled to notice of and to vote at the TCF Special Meeting or any adjournment or postponement thereof.

    A list of TCF Financial stockholders entitled to vote at the TCF Special Meeting will be available for examination, for any purpose germane to the TCF Special Meeting, at TCF's executive offices located at 801 Marquette Avenue, Suite 302, Minneapolis, Minnesota, during ordinary business hours for at least ten days prior to the TCF Special Meeting and for the duration of the TCF Special Meeting itself.

    Whether or not you plan to attend the TCF Special Meeting in person, please fill in, sign and date the enclosed Proxy Card and mail it promptly. Should you attend the TCF Special Meeting, you may revoke your proxy and vote in person. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

    Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account, with instructions to execute a proxy card on your behalf.

    THE BOARD OF DIRECTORS OF TCF FINANCIAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" BOTH PROPOSALS ON THE ENCLOSED PROXY CARD: APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK IN CONNECTION THEREWITH; AND APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES.

    If you have any questions or require assistance, please call Georgeson & Co., which is assisting us in the solicitation of proxies, at (800) 223-2064.

                                          By Order of the Board of Directors

                                                     [SIGNATURE]

                                          William A. Cooper
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    WHETHER OR NOT YOU EXPECT TO ATTEND THE TCF SPECIAL MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROMPT RETURN OF PROXIES WILL SAVE TCF FINANCIAL THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Minneapolis, Minnesota
May   , 1997

                                     [LOGO]

                         WINTHROP RESOURCES CORPORATION

                     1015 OPUS CENTER, 9900 BREN ROAD EAST
                              MINNETONKA, MN 55343
                                 (612) 936-0226

Dear Winthrop Stockholder:

    I am pleased to invite you to attend a Special Meeting of Stockholders of Winthrop Resources Corporation ("Winthrop") (the "Winthrop Special Meeting") which will begin at 10:00 a.m. Minneapolis time, on Tuesday June 24, 1997 at the
      .

    At the Winthrop Special Meeting, you will be asked to approve the Agreement and Plan of Reorganization dated February 28, 1997, and the exhibits thereto (the "Merger Agreement") by and between Winthrop and TCF Financial Corporation ("TCF" or "TCF Financial") pursuant to which a newly-formed, wholly-owned subsidiary of TCF will be merged with and into Winthrop, with Winthrop being the surviving corporation and becoming a wholly-owned subsidiary of TCF (the "Merger"). Upon completion of the Merger, TCF intends that Winthrop will become a wholly-owned subsidiary of TCF National Bank Minnesota. If the proposed Merger, described in the accompanying Joint Proxy Statement/Prospectus, becomes effective, each outstanding share of Winthrop common stock automatically would be converted into and exchangeable for 0.7766 (the "Exchange Ratio") of a share of TCF common stock (with cash paid in lieu of fractional shares). Based on the last reported sale price of TCF common stock on the New York Stock Exchange on
May       , 1997, the Exchange Ratio would result in a per share purchase price
for Winthrop common stock of $         . If the Merger is completed, Winthrop
stockholders will no longer hold any interest in Winthrop other than through their interest in shares of TCF common stock. Winthrop may terminate the Merger Agreement and abandon the Merger if, among other things, the "Average TCF Stock Price" is less than $42.30 per share. TCF may terminate the Merger Agreement and abandon the Merger if, among other things, the "Average TCF Stock Price" is greater than $51.70 per share. The "Average TCF Stock Price" is defined under the Merger Agreement as the average of the daily closing sales prices of TCF common stock for the 30 consecutive full trading days ending on the third business day immediately prior to either the last date of either of the stockholders meetings or the date on which the last regulatory approval has been obtained and all required waiting periods have expired, whichever date is closest to the effective time of the Merger. TCF common stock is traded on the New York Stock Exchange under the symbol TCB.

    The proposed Merger is subject, among other things, to approval by holders of a majority of the outstanding shares of Winthrop common stock. The three founding stockholders of Winthrop who are current directors and executive officers of Winthrop and who collectively hold approximately 43.5% of the outstanding shares of Winthrop common stock have already agreed to vote their shares in favor of the Merger.

    It is important that your shares are represented at the Winthrop Special Meeting, whether or not you plan to attend. I urge you to cast your vote as soon as possible. To cast a vote, simply complete, date, sign and return the proxy card which is enclosed. A postage-paid envelope is enclosed for the return of the proxy card. A proxy card which is signed but unmarked will be deemed as a vote in favor of the Merger. An abstention or failure to vote will have the same effect as a vote against the Merger. Although you may have voted by proxy, you may attend the Winthrop Special Meeting and vote your shares in person. This vote may be different from the way you voted in the proxy.

    I encourage you to carefully read the Notice of Special Meeting and Joint Proxy Statement/Prospectus which accompany this letter as they contain more information about the Merger Agreement, the Merger, and the parties to the Merger.

    Please hold onto your Winthrop stock certificates until you receive a letter which explains how to exchange your shares of Winthrop common stock for shares of TCF common stock. PLEASE DO NOT SEND IN YOUR WINTHROP STOCK CERTIFICATES AT THIS TIME.

    Winthrop's Board of Directors has received an opinion of Dain Bosworth Incorporated, Winthrop's financial advisor, that as of February 26, 1997 and as of the date of the accompanying Joint Proxy Statement/ Prospectus, the consideration to be received in the Merger by the Winthrop common stockholders is fair, from a financial point of view, to the stockholders of Winthrop. A copy of this opinion is included as Appendix C to the Joint Proxy Statement/Prospectus.

    After careful consideration, the Winthrop Board of Directors, by unanimous vote of all directors, has approved the terms of the Merger Agreement and the Merger, and has concluded that the Merger Agreement and the Merger are in the best interests of Winthrop and its stockholders.

          YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                         "FOR" APPROVAL AND ADOPTION OF
                THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

    On behalf of the Winthrop Board of Directors, I thank you for your continued support and encourage you to vote "For" the Merger Agreement and the Merger.

                                          Sincerely,

                                          John L. Morgan
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                         WINTHROP RESOURCES CORPORATION

                     1015 OPUS CENTER, 9900 BREN ROAD EAST
                          MINNETONKA, MINNESOTA 55343

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 24, 1997

                            ------------------------

TO THE STOCKHOLDERS OF WINTHROP RESOURCES CORPORATION:

    NOTICE IS HEREBY GIVEN that a Special Meeting (the "Winthrop Special Meeting") of stockholders of the common stock, par value $.01 per share, of Winthrop Resources Corporation ("Winthrop"), a Minnesota corporation, will be
held at 10:00 a.m., Minneapolis time, on Tuesday, June 24, 1997 at       for the
purpose of considering and voting upon:

    1. The approval and adoption of the Agreement and Plan of Reorganization dated February 28, 1997 (the "Merger Agreement"), by and between Winthrop and TCF Financial Corporation ("TCF"), including the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, among other things, a newly-formed, wholly-owned subsidiary of TCF will merge with and into Winthrop, with Winthrop being the surviving corporation and becoming a wholly-owned subsidiary of TCF (the "Merger"). After the Merger, Winthrop will become a wholly-owned subsidiary of TCF National Bank Minnesota. Pursuant to the Merger Agreement, each outstanding share of Winthrop common stock, par value $.01 per share ("Winthrop Common Stock"), automatically will be converted into and exchangeable for 0.7766 (the "Exchange Ratio") of a share of TCF common stock, par value $.01 per share (with cash paid in lieu of fractional shares). The Merger Agreement and the transactions contemplated by the Merger Agreement are more fully described in the Joint Proxy Statement/Prospectus which accompanies this Notice of Special Meeting of Stockholders. The Merger Agreement is attached as Appendix A to such Joint Proxy Statement/Prospectus, and is incorporated by reference herein.

    2. Such other matters as may properly come before this Winthrop Special Meeting or any adjournment or postponement thereof, including a motion to adjourn to a later date to permit further solicitation of proxies if necessary.

    All Winthrop stockholders are invited to attend the Winthrop Special Meeting in person. Only holders of record of Winthrop Common Stock at the close of
business on            , 1997 are entitled to notice of, and to vote at, the
Winthrop Special Meeting. Whether or not you plan to attend the Winthrop Special Meeting in person, please promptly complete, sign, date and return the enclosed proxy card. A postage-paid envelope is enclosed for the return of the proxy card. The proxy may be revoked at any time before it is voted. Although you may have voted by proxy, you may attend the Winthrop Special Meeting and vote your shares in person if you wish.

    Under Minnesota law, stockholders of Winthrop Common Stock are eligible to exercise dissenters' rights in connection with the proposed Merger, as described in greater detail in the accompanying Joint Proxy Statement/Prospectus.

    The accompanying Joint Proxy Statement/Prospectus and the exhibits thereto, including the Merger Agreement, form a part of this Notice.

    Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account with instructions to execute a proxy card on your behalf.

    If the accompanying Proxy Card is properly executed and returned to Winthrop in time to be voted at the Winthrop Special Meeting, and not revoked, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. The presence of a stockholder at the Winthrop Special Meeting will not automatically revoke such stockholder's proxy. A stockholder may, however, revoke a proxy at any time before the vote by filing a written notice of revocation with, or by delivering a duly executed Proxy Card bearing a later date to, Mr. Paul L. Gendler, General Counsel, Winthrop Resources Corporation, 1015 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343 or by attending the Winthrop Special Meeting and voting in person.

                                          By Order of the Board of Directors

                                          Mark L. Wilson
                                          SECRETARY

Minnetonka, Minnesota
           , 1997

--------------------------------------------------------------------------------

             THE WINTHROP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
              THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE
          AND ADOPT THE MERGER AGREEMENT AND TO APPROVE THE MERGER AND
            "FOR" THE PROPOSAL TO ADJOURN THE MEETING, IF NECESSARY,
                         TO SOLICIT ADDITIONAL PROXIES.

          PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                           TCF FINANCIAL CORPORATION
                         WINTHROP RESOURCES CORPORATION
                             JOINT PROXY STATEMENT
                                      FOR
          SPECIAL MEETING OF STOCKHOLDERS OF TCF FINANCIAL CORPORATION
                                 TO BE HELD ON
                                 JUNE 24, 1997
                                      AND
       SPECIAL MEETING OF STOCKHOLDERS OF WINTHROP RESOURCES CORPORATION
                                 TO BE HELD ON
                                 JUNE 24, 1997

                            ------------------------

                           TCF FINANCIAL CORPORATION
                                   PROSPECTUS
                                      FOR
                     UP TO 7,050,000 SHARES OF COMMON STOCK
                          OF TCF FINANCIAL CORPORATION
                          TO BE ISSUED PURSUANT TO THE
          AGREEMENT AND PLAN OF REORGANIZATION DATED FEBRUARY 28, 1997
                                    BETWEEN
                           TCF FINANCIAL CORPORATION
                                      AND
                         WINTHROP RESOURCES CORPORATION

                            ------------------------

       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY   , 1997.

    This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of TCF Financial Corporation, a Delaware corporation ("TCF" or "TCF Financial") to be used at a special meeting of its stockholders to be held on Tuesday, June 24, 1997 (the "TCF Special Meeting"), and the solicitation of proxies by the Board of Directors of Winthrop Resources Corporation, a Minnesota corporation ("Winthrop") to be used at a special meeting of its stockholders to be held on Tuesday, June 24, 1997 (the "Winthrop Special Meeting"). The TCF Special Meeting and the Winthrop Special Meeting are jointly referred to as the "Special Meetings." At the TCF Special Meeting, TCF common stockholders will be asked to consider and act upon: a proposal to approve the Agreement and Plan of Reorganization dated February 28, 1997 by and between TCF and Winthrop, and the exhibits thereto (the "Merger Agreement"), pursuant to which a newly-formed, wholly-owned subsidiary of TCF will be merged with and into Winthrop, with Winthrop being the surviving corporation and becoming a wholly-owned subsidiary of TCF (the "Merger"), and pursuant to which TCF will issue shares of its common stock, par value $.01 per share, including the associated preferred share purchase rights described in "Description of TCF Capital Stock--TCF Common Stock--Preferred Share Purchase Rights, ("TCF Common Stock"). At the Winthrop Special Meeting, Winthrop common stockholders will be asked to consider and act upon a proposal to approve and adopt the Merger Agreement and the Merger. After the Merger, TCF intends to contribute all outstanding capital stock of Winthrop to TCF National Bank Minnesota ("TCF Minnesota"), one of its wholly-owned subsidiaries. The Boards of Directors of TCF and Winthrop are also soliciting their respective stockholders for authority to adjourn the respective Special Meetings to solicit additional proxies, if necessary. A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated by reference herein.

    In accordance with the terms of the Merger Agreement, upon approval of the Merger Agreement by the stockholders of TCF and Winthrop, the receipt of all requisite regulatory approvals, the expiration of the applicable waiting periods and the satisfaction or waiver of all other conditions, the Merger will occur. In connection with the Merger, each share of common stock of Winthrop, par value $.01 per share ("Winthrop Common Stock"), outstanding immediately prior to consummation of the Merger (other than dissenters' shares and shares held by TCF or any subsidiary thereof except for shares held in a fiduciary capacity or in satisfaction of a debt) shall be automatically converted into and exchangeable for 0.7766 (the "Exchange Ratio") of a share of TCF Common Stock. No fractional shares of TCF Common Stock will be issued and cash will be paid in lieu thereof. Upon consummation of the Merger, TCF will also assume the obligation to issue TCF Common Stock upon the exercise of outstanding employee and director options (the "Options") under Winthrop's 1992 Stock Incentive Plan (the "Winthrop Stock Option Plan"), and TCF will become a co-obligor of the outstanding 9.50% senior notes of Winthrop due 2003 (the "Winthrop Senior Notes"), subject to approval by Winthrop Senior Note holders of certain modifications to the indenture pursuant to which the Winthrop Senior Notes were issued. See "The Merger--Interests of Certain Persons in the Merger." The outstanding shares of TCF Common Stock are, and it is a condition to consummation of the Merger that the shares of TCF Common Stock to be issued in the Merger will be (subject to official notice of issuance), listed on the New York Stock Exchange (the "NYSE") under the symbol "TCB". The last reported sale price of TCF Common Stock on the NYSE composite
tape on May   , 1997 was $         per share. Based on the last reported sale
price, the Exchange Ratio would result in a per share purchase price for the
Winthrop Common Stock of $         .

    BECAUSE THE EXCHANGE RATIO IS FIXED, A CHANGE IN THE MARKET PRICE OF TCF COMMON STOCK BEFORE THE MERGER WILL AFFECT THE VALUE OF THE TCF COMMON STOCK TO BE RECEIVED IN THE MERGER.

    Consummation of the Merger is conditioned upon, among other things, satisfaction of certain conditions precedent, including the receipt of all required stockholder and regulatory approvals. Because of the uncertainty of the timing of the satisfaction of the conditions precedent and receipt of regulatory approvals, the Merger may not be consummated for a substantial period of time after any receipt of approvals by the stockholders of TCF and Winthrop. See "The Merger--Regulatory Approvals."

    Piper Jaffray Inc. ("Piper Jaffray") has rendered its opinion dated the date of this Joint Proxy Statement/Prospectus, updating its opinion dated February 25, 1997, to the Board of Directors of TCF that, as of such dates, the consideration to be paid by TCF in the Merger is fair, from a financial point of view, to the stockholders of TCF. See "The Merger--Opinion of TCF Financial Advisor."

    Dain Bosworth Incorporated ("Dain Bosworth") has rendered its opinion dated the date of this Joint Proxy Statement/Prospectus, updating its oral opinion provided on February 26, 1997, to the Board of Directors of Winthrop that, as of such dates, the consideration to be received by stockholders of Winthrop is fair, from a financial point of view, to the stockholders of Winthrop. See "The Merger--Opinion of Winthrop Financial Advisor."

    THE BOARD OF DIRECTORS OF TCF UNANIMOUSLY RECOMMENDS THAT HOLDERS OF TCF COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND ISSUANCE OF SHARES OF TCF COMMON STOCK IN CONNECTION THEREWITH. THE BOARD OF DIRECTORS OF WINTHROP UNANIMOUSLY RECOMMENDS THAT HOLDERS OF

WINTHROP COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    This Joint Proxy Statement/Prospectus is part of a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended, to register up to 7,050,000 shares of TCF Common Stock to be issued in connection with the Merger and the assumption of the Options upon consummation of the Merger. The Exchange Ratio, and the determination of the maximum number of shares of TCF Common Stock to be issued as a result of the Merger, are explained herein.

    This Joint Proxy Statement/Prospectus serves as a proxy statement for each of TCF and Winthrop in connection with their respective Special Meetings and as the Prospectus of TCF with respect to the shares of TCF Common Stock to be issued in connection with the Merger and the Options of Winthrop to be assumed by TCF upon consummation of the Merger. All information in this Joint Proxy Statement/ Prospectus regarding TCF and its affiliates has been furnished by TCF, and all information herein regarding Winthrop and its affiliates has been furnished by Winthrop.

    Winthrop stock certificates should not be sent or returned until after receipt of a letter of transmittal to be provided to Winthrop stockholders upon consummation of the Merger.

                            ------------------------

    THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AGENCY, NOR HAS THE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS OF TCF AND WINTHROP ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

                            ------------------------

    This Joint Proxy Statement/Prospectus and the accompanying Notices and Proxy Cards for the respective Special Meetings are first being mailed to stockholders
of TCF and Winthrop on or about May   , 1997.

                             AVAILABLE INFORMATION

    TCF has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of TCF Common Stock which may be issued in connection with the Merger described herein, and the Options to be assumed by TCF in connection with the Merger. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information, reference is made to the Registration Statement, including all amendments to the Registration Statement, and all the exhibits and schedules filed as part of the Registration Statement. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. The Registration Statement can be accessed over the Commission's web site located at http:// www.sec.gov.

    TCF and Winthrop are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy and information statements and other information with the Commission. Copies of such TCF materials may be obtained at prescribed rates from the Commission. The TCF Common Stock is listed for quotation on the NYSE. The Winthrop Common Stock is quoted on the Nasdaq National Market System. Consequently, reports, proxy and information statements and other information concerning TCF can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and concerning Winthrop at the offices of the Nasdaq National Market System, 1735 K Street N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The following documents filed by TCF (File No. 0-16431) and by Winthrop (File No. 0-20123) with the Commission pursuant to the Exchange Act and the rules and regulations of the Commission are incorporated herein by reference:

        (a) TCF's (i) Annual Report on Form 10-K for the year ended December 31, 1996; and (ii) Current Reports on Form 8-K dated January 27, 1997, February 19, 1997, March 5, 1997, March 21, 1997 and April 7, 1997; and

        (b) Winthrop's (i) Annual Report on Form 10-K for the year ended December 31, 1996; and (ii) Current Reports on Form 8-K dated January 19, 1996 and March 7, 1997; (iv) Current Report on Form 8-K/A dated March 29, 1996; (v) Registration Statement on Form 8-A dated April 23, 1992; and (vi) any amendment or report filed for the purpose of updating such description of Winthrop Common Stock filed subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering described herein; and

        (c) All other documents filed by either TCF or Winthrop pursuant to
    Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the Special Meetings.

    In addition, TCF has also entered into an agreement and plan of reorganization dated March 16, 1997 (the "Standard Merger Agreement") with Standard Financial, Inc., a Delaware corporation ("Standard"), which owns all of the outstanding capital stock of Standard Federal Bank for savings, a federal savings bank ("Standard Bank"), pursuant to which TCF has agreed to acquire Standard for approximately $419 million, subject to certain adjustments, in a combination of stock and cash. Certain financial information of Standard is incorporated by reference from exhibits to TCF's registration statement on file with the Commission. See "Recent Developments--Standard." Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ALL OF SUCH DOCUMENTS WITH RESPECT TO TCF ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM MR. GREGORY J. PULLES, SECRETARY, TCF FINANCIAL CORPORATION, 801 MARQUETTE AVENUE, SUITE 302, MINNEAPOLIS, MINNESOTA 55402; TELEPHONE NUMBER (612) 661-6500. ALL OF SUCH DOCUMENTS WITH RESPECT TO WINTHROP ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM MR. GARY W. ANDERSON, VICE PRESIDENT, WINTHROP RESOURCES CORPORATION, 1015 OPUS CENTER, 9900 BREN ROAD EAST, MINNETONKA, MINNESOTA, 55343; TELEPHONE NUMBER
(616) 936-0226. COPIES WILL BE FURNISHED (WITHOUT EXHIBITS UNLESS THE EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE) FREE OF CHARGE. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY REQUEST SHOULD BE MADE BEFORE JUNE 13, 1997.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................           4
SUMMARY....................................................................................................           7
COMPARATIVE MARKET PRICE DATA..............................................................................          15
COMPARATIVE UNAUDITED PER-SHARE DATA.......................................................................          17
SELECTED HISTORICAL AND UNAUDITED PRO FORMA
      COMBINED FINANCIAL DATA..............................................................................          19
INFORMATION CONCERNING THE TCF SPECIAL MEETING.............................................................          25
INFORMATION CONCERNING THE WINTHROP SPECIAL MEETING........................................................          26
EXPENSES...................................................................................................          29
THE MERGER.................................................................................................          30
  General..................................................................................................          30
  Background of and Reasons for the Merger.................................................................          30
  Opinion of TCF Financial Advisor.........................................................................          35
  Opinion of Winthrop Financial Advisor....................................................................          40
  Effects of the Merger....................................................................................          43
  The Exchange Ratio.......................................................................................          44
  Conditions to the Merger.................................................................................          46
  Regulatory Approvals.....................................................................................          48
  Certain Covenants........................................................................................          49
  Limitation on Negotiations...............................................................................          49
  Termination and Amendment................................................................................          49
  Termination Fees.........................................................................................          50
  Business Pending the Merger..............................................................................          51
  Interests of Certain Persons in the Merger...............................................................          53
  Resale Considerations With Respect to the TCF Common Stock...............................................          54
  Certain Federal Income Tax Consequences..................................................................          55
  Accounting Treatment of the Merger.......................................................................          56
  Dissenters' Rights--Winthrop.............................................................................          56
  Expenses of the Merger...................................................................................          59
  Stockholder and Affiliate Letter Agreements..............................................................          59
DESCRIPTION OF TCF CAPITAL STOCK...........................................................................          60
DESCRIPTION OF WINTHROP SECURITIES.........................................................................          63
COMPARISON OF THE RIGHTS OF STOCKHOLDERS...................................................................          64
RECENT DEVELOPMENTS........................................................................................          73
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................................................          75
ADJOURNMENT OF SPECIAL MEETINGS............................................................................          83
LEGAL OPINIONS.............................................................................................          84
EXPERTS....................................................................................................          84
OTHER MATTERS..............................................................................................          84

                                                                                                                PAGE
                                                                                                                -----
APPENDIX A:         Agreement and Plan of Reorganization dated as of February 28, 1997, between TCF
                      Financial Corporation and Winthrop Resources Corporation, including the related Form of Stockholder Agreement attached as Exhibit A thereto, the Articles of Merger attached as Exhibit B thereto and the Forms of Affiliate Letters attached as Exhibits
                      C and D thereto......................................................................           A
APPENDIX B:         Opinion of Piper Jaffray Inc...........................................................           B
APPENDIX C:         Opinion of Dain Bosworth Incorporated..................................................           C
APPENDIX D:         Sections 302A.471 and .473 of MBCA (Dissenters' Rights applicable to Winthrop
                      Stockholders)........................................................................           D

                            ------------------------

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TCF OR WINTHROP. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF TCF OR WINTHROP OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                            ------------------------

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE MATTERS DESCRIBED HEREIN. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND IN THE APPENDICES ATTACHED HERETO, INCLUDING THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX A. UNLESS OTHERWISE DEFINED, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO TCF HAS BEEN PROVIDED BY TCF, AND ALL INFORMATION CONTAINED HEREIN RELATING TO WINTHROP HAS BEEN PROVIDED BY WINTHROP.

THE SPECIAL MEETINGS

    TCF SPECIAL MEETING.  The TCF Special Meeting will be held at the
              Minneapolis, Minnesota, on Tuesday, June 24, 1997 at 11:00 a.m., local time. Only the holders of record of the outstanding shares of TCF Common Stock at the close of business on May 19, 1997 (the "TCF Record Date") will be entitled to notice of and to vote at the TCF Special Meeting. At the TCF Record
Date,       shares of TCF Common Stock were outstanding and entitled to vote.

    At the TCF Special Meeting, TCF stockholders will be asked to consider and vote upon: (i) a proposal to approve the Merger Agreement, the Merger and the issuance of shares of TCF Common Stock in connection therewith; and (ii) a proposal to adjourn the TCF Special Meeting if necessary to solicit additional proxies. Because the number of shares of TCF Common Stock to be issued or reserved for issuance in connection with the Merger will exceed 20% of the number of shares of TCF Common Stock outstanding prior to the signing of the Merger Agreement, approval by holders of TCF Common Stock of the issuance of TCF Common Stock pursuant to the Merger Agreement is required under the rules of the NYSE. Under NYSE rules, the proposed issuance of TCF Common Stock pursuant to the Merger Agreement must be approved by a majority of the votes cast at the TCF Special Meeting, provided that the total votes cast on the proposal represents over 50% of the outstanding shares of TCF Common Stock. If holders of TCF Common Stock do not vote to approve such issuance, the Merger will not be consummated. TCF is not a constituent corporation to the Merger and, therefore, approval by TCF's stockholders is not required under the Delaware General Corporation Law (the "DGCL") or the TCF Restated Certificate of Incorporation (the "TCF Certificate") or the TCF Bylaws, as amended (the "TCF Bylaws"). See "Information Concerning the TCF Special Meeting".

    As of the TCF Record Date, the directors and executive officers of TCF and
their affiliates beneficially owned in the aggregate       shares, or    %, of
the issued and outstanding TCF Common Stock, excluding shares subject to options. Each of TCF's directors and executive officers has signed agreements (the "Affiliate Letters" or the "Affiliate Letter Agreements") under which they will not sell their shares of TCF Common Stock during the period starting 30 days before the Merger and expiring upon the publication by TCF of results from 30 days of post-merger combined operations of TCF and Winthrop. See "The Merger--Stockholder and Affiliate Letter Agreements."

    WINTHROP SPECIAL MEETING.  The Winthrop Special Meeting will be held at the
                     Minneapolis, Minnesota, on Tuesday, June 24, 1997 at 10:00 a.m., local time. Only the stockholders of record of the outstanding shares of
Winthrop Common Stock at the close of business on            (the "Winthrop
Record Date") will be entitled to notice of and to vote at the Winthrop Special
Meeting. At the Winthrop Record Date,       shares of Winthrop Common Stock were
outstanding and entitled to vote.

    At the Winthrop Special Meeting, Winthrop stockholders will be asked to consider and vote upon: (i) a proposal to approve the Merger Agreement, the Merger and the transactions contemplated thereby;

and (ii) such other matters as may properly come before the Winthrop Special Meeting or any adjournment or postponement thereof, including a motion to adjourn to a later date to permit further solicitation of proxies if necessary. The affirmative vote of a majority of the outstanding shares of Winthrop Common Stock, voted in person or by proxy, is required to approve the Merger Agreement, the Merger and the transactions contemplated thereby. Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of Winthrop Common Stock, voting in person or by proxy, is required to approve the proposal to adjourn the Winthrop Special Meeting, if necessary. See "Information Concerning the Winthrop Special Meeting."

    As of the Winthrop Record Date, the directors and executive officers of Winthrop and their affiliates beneficially owned in the aggregate 3,992,483 shares, or 46.4%, of the issued and outstanding Winthrop Common Stock, excluding shares subject to options and shares that may be deemed beneficially owned because a director or officer serves as a fiduciary. Each of the three largest stockholders of Winthrop, John L. Morgan, Kirk A. MacKenzie and Jack A. Norqual (who are also the President, Executive Vice President and Treasurer, and Senior Vice President, respectively, of Winthrop, as well as members of its board of directors) (collectively, the "Winthrop Founders") has entered into a separate agreement with TCF which, subject to certain exceptions, requires, among other things, that each of them will vote all shares of Winthrop Common Stock which such Winthrop Founder has the right to vote in favor of the Merger Agreement and the transactions contemplated thereby, and will refrain from transferring any of their shares of Winthrop Common Stock until the earlier of the date of the Winthrop Special Meeting or termination of the Merger Agreement. The Winthrop Founders and certain other directors and executive officers of Winthrop have signed letters (the "Affiliate Letters" or the "Affiliate Letter Agreements") restricting their rights to sell: (i) shares of TCF Common Stock issued to such person pursuant to the Merger except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements under the Securities Act or in an offering registered under the Securities Act, and (ii) for the period starting 30 days before the effective date of the Merger and until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF, shares of TCF Common Stock and Winthrop Common Stock held by such person. See "The Merger--Stockholder and Affiliate Letter Agreements."

THE PARTIES TO THE MERGER

    TCF. TCF is a Delaware corporation and a bank holding company under the Bank Holding Company Act, as amended (the "BHCA"). TCF's direct and indirect wholly-owned banking subsidiaries are TCF Minnesota, TCF National Bank Wisconsin ("TCF Wisconsin"), TCF National Bank Illinois ("TCF Illinois"), Great Lakes National Bank Michigan ("Great Lakes Michigan"), Great Lakes National Bank Ohio ("Great Lakes Ohio") and TCF National Bank Colorado ("TCF Colorado"), (collectively, TCF Minnesota, TCF Wisconsin, TCF Illinois, Great Lakes Michigan, Great Lakes Ohio and TCF Colorado are called the "TCF Banks"). TCF Minnesota currently conducts business through 75 branch offices in Minnesota. TCF Wisconsin currently conducts business through 27 branch offices in Wisconsin. TCF Illinois currently conducts business through 35 branch offices in Illinois. Great Lakes Michigan currently conducts business through 56 branch offices in Michigan. Great Lakes Ohio currently conducts business through 8 branches in Ohio. TCF Colorado expects to conduct business through six branches in Colorado starting on or about July 1, 1997. In addition, a consumer finance company subsidiary of TCF Minnesota, TCF Financial Services, Inc., conducts business through 61 offices in sixteen states. TCF Financial signed a definitive agreement on March 16, 1997 to acquire Standard, and its wholly-owned subsidiary Standard Bank, headquartered in Chicago, Illinois. Standard had total assets of $2.4 billion and Standard Bank had 14 full-service branches in Illinois at December 31, 1996. TCF agreed to acquire Standard for approximately $419 million, subject to certain adjustments, in a combination of stock and cash. The Merger is not contingent upon TCF's acquisition of Standard. See "Recent Developments-- Standard." The deposits of the TCF Banks are insured to the maximum extent provided by law, by the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF"), both of which are administered by the Federal Deposit Insurance Corporation ("FDIC"). The principal business of the TCF Banks consists of attracting deposits from the general public and investing such deposits, together with other funds, in consumer loans, residential real estate loans, commercial real estate loans, commercial business loans and mortgage-backed and investment securities. TCF's executive offices are located at 801 Marquette Avenue, Suite 302, Minneapolis, Minnesota 55402, and its telephone number is (612) 661-6500. At December 31, 1996, TCF had total assets of $7.1 billion, total liabilities of $6.5 billion and stockholders' equity of $549.5 million. For further information concerning TCF, see the TCF documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

    WINTHROP. Winthrop is engaged in leasing high-technology and business-essential equipment to businesses throughout the United States. Winthrop's operations are currently conducted through its principal office in Minnetonka, Minnesota and six other offices in the United States.

    Since its founding in 1982, Winthrop's focus has been primarily on leasing high-technology equipment, including computers, telecommunications equipment, point-of-sale systems and other technology-based equipment to large organizations (generally, corporations with revenues of $50 million or more). These lease transactions, which are retained in Winthrop's portfolio, range from $250,000 to $20 million and generally have terms from two to five years. This is Winthrop's "Value Added" Lease product.

    Winthrop also offers Small Ticket Lease and Wholesale Lease products. Lease transactions in the small ticket area typically are for less than $250,000 and have lease terms of between two and five years. Small Ticket Leases are primarily generated for Winthrop's lease portfolio by Winthrop sales representatives. The Wholesale Lease is primarily associated with transactions which are originated by unrelated lease brokers. The Wholesale Lease is generally funded by outside sources and does not become part of Winthrop's lease portfolio.

    Winthrop also markets the Enterprise Lease, which combines the Value Added Lease and Small Ticket Lease products. This product is designed to meet the needs of large corporations that have influence over multiple business entities, such as franchisor-franchisee relationships. The Enterprise Lease integrates the Value Added Lease and the Small Ticket Lease for organizations in need of enterprise-wide equipment and system solutions.

    At December 31, 1996, Winthrop had total assets of $350.1 million and total stockholders' equity of $81.2 million.

    For additional information about Winthrop and its business, see the Winthrop documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

    Winthrop is a Minnesota corporation and was founded in 1982. Winthrop's corporate offices are located at 1015 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343 and its telephone number is (612) 936-0226.

TERMS OF THE MERGER

    In accordance with the terms of the Merger Agreement, a newly-formed, wholly-owned subsidiary of TCF will be merged with and into Winthrop, with Winthrop as the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, Winthrop will become a wholly-owned subsidiary of TCF. The name of the Surviving Corporation will remain Winthrop Resources Corporation. Following completion of the Merger, TCF intends to contribute the Surviving Corporation to TCF Minnesota such that it will be operated after the Merger as a direct, wholly-owned subsidiary of TCF Minnesota.

    At the effective time of the Merger (the "Effective Time"), all of the issued and outstanding shares of Winthrop Common Stock (other than dissenters' shares and shares held by TCF or any subsidiary thereof, other than shares held in a fiduciary capacity or in satisfaction of debt) will be automatically converted into and exchangeable for 0.7766 of a share of TCF Common Stock (including the associated preferred share purchase rights described in "Description of TCF Capital Stock--TCF Common Stock--Preferred Share Purchase Rights"), plus cash in lieu of fractional shares.

    Based on 8,600,300 shares of Winthrop Common Stock outstanding on May 19, 1997, TCF would have issued approximately 6,679,000 shares of TCF Common Stock for all of the outstanding shares of Winthrop Common Stock then outstanding and an additional 341,316 shares of TCF Common Stock would be reserved for issuance after the Merger upon the exercise of the Options assumed by TCF Financial. Under such circumstances, immediately after the Effective Time, former Winthrop
stockholders would hold approximately      % of the outstanding shares of TCF
Common Stock, calculated on the assumption that all outstanding options on TCF
Common Stock are exercised, as of May   , 1997.

    No fractional shares of TCF Common Stock will be issued in the Merger to holders of Winthrop Common Stock. Each stockholder of Winthrop Common Stock who otherwise would have been entitled to a fraction of a share of TCF Common Stock will receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of Winthrop Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing sales price of TCF Common Stock on the NYSE on the effective date of the Merger.

    The Merger Agreement also provides that upon consummation of the Merger, the Winthrop Stock Option Plan, and all Options thereunder which are outstanding at such time (whether or not then exercisable), will be assumed by TCF in accordance with the terms of the Winthrop Stock Option Plan. See "The Merger--The Exchange Ratio--Treatment of Stock Options Outstanding Under the Winthrop Stock Option Plan."

    In addition to the shares to be issued by TCF Financial to Winthrop stockholders and to holders of Options to purchase Winthrop Common Stock, the Merger Agreement contemplates an additional offering by TCF of up to 800,000 shares of TCF Common Stock in order to qualify the Merger as a pooling of interests. TCF has filed a separate registration statement on Form S-3 with respect to these shares, the sale of which will close prior to the Effective Time.

OPINION OF TCF FINANCIAL ADVISOR; OPINION OF WINTHROP FINANCIAL ADVISOR

    TCF. The Board of Directors of TCF has received written opinions from Piper Jaffray Inc. ("Piper Jaffray"), dated February 25, 1997 and as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of the dates of the opinions, based on and subject to the assumptions, factors and limitations set forth therein, the consideration proposed to be paid by TCF in the Merger pursuant to the Merger Agreement is fair to the stockholders of TCF from a financial point of view. See "The Merger--Opinion of TCF Financial Advisor" for a further description of the opinions of Piper Jaffray and of the fees payable to Piper Jaffray by TCF. A copy of the fairness opinion of Piper Jaffray dated as of the date of this Joint Proxy Statement/Prospectus is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made and other matters considered and limitations set forth therein.

    WINTHROP. Dain Bosworth Incorporated ("Dain Bosworth"), Winthrop's financial advisor, rendered an oral opinion to the Board of Directors of Winthrop on February 26, 1997 and a written opinion to the Board dated as of the date of this Joint Proxy Statement/Prospectus to the effect that, as of the dates of the opinions, the consideration to be received in the Merger by the holders of the Winthrop Common Stock is fair, from a financial point of view, to the holders of Winthrop Common Stock. See "The Merger-- Opinion of Winthrop Financial Advisor" for a further description of the opinions of Dain Bosworth and of the fees payable to Dain Bosworth by Winthrop. A copy of the fairness opinion of Dain Bosworth dated as of the date of this Joint Proxy Statement/Prospectus is attached hereto as Appendix C and should be read in its entirety with respect to the assumptions made and other matters considered and limitations set forth therein.

DISSENTERS' RIGHTS

    Stockholders of Winthrop have the right to receive, in lieu of the consideration provided in the Merger, the fair market value of their shares of Winthrop Common Stock as determined pursuant to the Minnesota Business Corporations Act, Chapter 302A of the Minnesota Statutes (the "MBCA"). Any Winthrop stockholders who wish to assert dissenters' rights must notify Winthrop of their intent to do so before the vote on June 24, 1997, the scheduled date of the Winthrop Special Meeting. Holders of shares of TCF Common Stock will not have dissenters' rights. See "The Merger--Dissenters' Rights--Winthrop."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF TCF AND WINTHROP

    The Board of Directors of TCF has determined that the Merger is in the best interests of the TCF stockholders and, accordingly, has unanimously approved the Merger Agreement, the Merger and the issuance of shares of TCF Common Stock provided for therein. THE BOARD OF DIRECTORS OF TCF UNANIMOUSLY RECOMMENDS THAT TCF STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK IN CONNECTION THEREWITH. SEE "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER."

    The Board of Directors of Winthrop has determined that the Merger is in the best interests of the Winthrop stockholders and, accordingly, has unanimously approved the Merger Agreement and the Merger. THE BOARD OF DIRECTORS OF WINTHROP UNANIMOUSLY RECOMMENDS THAT WINTHROP STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. SEE "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER."

STOCKHOLDER AND AFFILIATE LETTER AGREEMENTS

    In conjunction with the Merger Agreement, TCF has entered into a voting agreement with each of the Winthrop Founders, who hold in the aggregate 43.5% of
the outstanding shares of Winthrop Common Stock as of May   , 1997, the form of
which is included as Exhibit A to the Merger Agreement attached hereto as Appendix A (the "Stockholder Agreements"). Under the Stockholder Agreements each Winthrop Founder agrees, among other things, to vote all of his shares of Winthrop Common Stock at the Winthrop Special Meeting in favor of the Merger Agreement and to not transfer those shares prior to the earlier of the date of the Winthrop Special Meeting or termination of the Merger Agreement. The Winthrop Founders and the other executive officers and directors of Winthrop have also signed agreements under which they have agreed not to sell: (i) shares of TCF Common Stock issued to such person pursuant to the Merger except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements under the Securities Act or in an offering registered under the Securities Act; and (ii) for the period starting 30 days before the effective date of the Merger and until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF, shares of TCF Common Stock and Winthrop Common Stock held by such person.

    The directors and executive officers of TCF have signed Affiliate Letters dated February 28, 1997 (a form of which is attached as Exhibit D of Appendix A to this Joint Proxy Statement/Prospectus) which provide, among other things, that they will refrain from selling their shares of TCF Common Stock and shares of Winthrop Common Stock for the period starting 30 days before the effective date of the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF.

EFFECTIVE TIME AND EFFECTIVE DATE OF THE MERGER

    The Merger shall become effective upon filing of the Articles of Merger with the Secretary of State of Minnesota, which is the Effective Time of the Merger. Such filing will occur only after the receipt of all requisite regulatory approvals, approval by the requisite vote of TCF's and Winthrop's respective stockholders and the satisfaction or waiver of all other conditions to the Merger. The date of the filing of the Articles of Merger is the "Effective Date." See "The Merger--The Exchange Ratio--Effective Time of the Merger."

CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT

    Consummation of the Merger is subject to various conditions, including, without limitation, obtaining the requisite TCF stockholder approval of the Merger Agreement, the Merger and the issuance of TCF Common Stock in connection therewith, and requisite Winthrop stockholder approval and adoption of the Merger Agreement and approval of the Merger; receipt of all necessary regulatory approvals pertaining to the Merger, including approval of the Merger by the Federal Reserve Board ("FRB") and notification to the Office of Comptroller of the Currency ("OCC") concerning the contribution of Winthrop to TCF Minnesota, completion of a supplemental offering by TCF of up to 800,000 shares of TCF Common Stock, if necessary, in order to allow the Merger to be accounted for as a pooling of interests; and certain other closing conditions. An application for approval of the Merger has been filed by TCF with the FRB pursuant to Section 4 of the BHCA and Regulation Y and notification of the Merger and of the intended contribution of Winthrop to TCF Minnesota has been provided to the OCC. There can be no assurance that all requisite regulatory approvals will be obtained by TCF promptly or at all. If the Merger is not consummated on or before August 1, 1997, either TCF or Winthrop may terminate the Merger Agreement but neither is required to do so. See "The Merger--Conditions to the Merger" and "The Merger-- Regulatory Approvals."

    Substantially all of the conditions to consummation of the Merger (except for required stockholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Merger Agreement may be amended at any time by written agreement of the parties. See "The
Merger--Termination and Amendment."

LIMITATION ON NEGOTIATIONS OF THIRD-PARTY ACQUISITION PROPOSALS

    The Merger Agreement includes a "no solicitation" provision that prohibits Winthrop from soliciting or encouraging submission of third-party acquisition proposals, but permits Winthrop to negotiate with and furnish non-public information to third parties if Winthrop's Board of Directors determines, after consultation with Winthrop's legal counsel, that there is a reasonable likelihood that it has a fiduciary duty to do so. See "The Merger--Limitation on Negotiations."

TERMINATION

    The Merger Agreement may be terminated, either before or after approval by TCF's and Winthrop's stockholders, under certain circumstances, including: (i) by either TCF or Winthrop if the conditions of such party's obligation to consummate the Merger are not satisfied; (ii) by either TCF or Winthrop if the stockholders of each do not approve the Merger; (iii) by Winthrop if the average of the daily closing sales prices of TCF Common Stock as reported on the NYSE by the Wall Street Journal for a 30-day period of consecutive full trading days (the "Average TCF Stock Price") ending on the third business day before either
(a) the scheduled date for the TCF and Winthrop Special Meetings or (b) the last regulatory approval has been obtained and the waiting period has expired, whichever is closest to the Effective Date (the "Determination Date") is less than $42.30 per share; (iv) by TCF if the Average TCF Stock Price on the Determination Date is more than $51.70 per share; (v) by Winthrop if its Board of Directors exercises its "fiduciary out" to terminate the Merger Agreement;
(vi) by TCF if a person commences a bona fide tender offer for 25% or more of the outstanding Winthrop Common Stock and the Winthrop Board of Directors has withdrawn or materially adversely modified its recommendation of the Merger;
(vii) by either TCF or Winthrop if there is a willful breach of the representations, warranties, covenants or other obligations under the Merger Agreement by the other party; (viii) by either TCF or Winthrop if the Merger has not occurred by August 1, 1997; (ix) by the mutual written agreement of the parties; or (x) by either TCF or Winthrop if the other party amends or supplements its warranties and representations under the Merger Agreement in a manner that makes the representation or warranty materially inaccurate and, after notice and an opportunity to cure, the information in the amendment or supplement indicates that the party has suffered a "material adverse effect." See "The Merger--Termination and Amendment." Under certain circumstances of termination, a termination fee ranging from $1 million to $12.5 million may be payable to TCF by Winthrop depending on the circumstances of such termination. Under certain circumstances of termination, a termination fee of $1 million may be payable by TCF to Winthrop. See "The Merger--Termination Fees."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Therefore, no gain or loss will be recognized by TCF or Winthrop as a result of the Merger. A Winthrop stockholder who receives TCF Common Stock in exchange for Winthrop Common Stock will not recognize any gain or loss as a result of the Merger, except that gain or loss will be recognized with respect to any cash received by a holder of Winthrop Common Stock in lieu of any fractional share of TCF Common Stock. The income tax basis of the TCF Common Stock received generally will equal the income tax basis of the Winthrop Common Stock surrendered, and the holding period of the TCF Common Stock received generally will include the holding period of the Winthrop Common Stock surrendered. See "The Merger--Certain Federal Income Tax Consequences." EACH WINTHROP STOCKHOLDER SHOULD CONSULT THEIR OWN TAX ADVISOR CONCERNING THE FEDERAL AND ANY APPLICABLE FOREIGN, STATE, OR LOCAL INCOME TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER

    It is a condition to consummation of the Merger that the Merger be accounted for as a pooling-of-interests for accounting and financial reporting purposes. See "The Merger--Accounting Treatment of the Merger" and "The Merger--Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Some members of Winthrop's Board of Directors and management may be deemed to have certain interests in the Merger in addition to their interests as stockholders of Winthrop generally. The Merger Agreement contains provisions which require TCF to elect one member of the current Board of Directors of Winthrop (currently it is intended that this will be John L. Morgan) as a director of TCF. The Merger Agreement provides that Winthrop will amend existing employment contracts with each of the Winthrop Founders to assure their continuing services with Winthrop for a minimum of three years following the Merger, and that Winthrop will amend its existing employment contract with a fourth executive, Robert P. Murphy, in certain respects. The Merger Agreement provides for indemnification of Winthrop's directors, officers, employees and agents for claims against them arising out of or in connection with activities prior to the Effective Time and requires the Surviving Corporation to maintain in effect, for a period of three years after the Effective Time, directors' and officers' liability insurance comparable to that maintained by Winthrop as of the date of the Merger Agreement for acts or omissions prior to the Merger. In addition, the Stockholder Agreements with each of the Winthrop Founders provide certain indemnification rights to them. The directors of the Surviving Corporation will include certain persons designated by TCF who were directors of Winthrop immediately prior to the Effective Time. See "The Merger--Effects of the Merger-- Effect on Employees of Winthrop."

REGULATORY APPROVALS

    TCF must obtain approval for the acquisition of Winthrop from the FRB pursuant to Section 4 of the BHCA and Regulation Y. TCF filed an application
with the FRB on April   , 1997 and is awaiting its approval. TCF has also
notified the OCC in writing of the intended contribution of Winthrop to TCF Minnesota, as a result of which Winthrop would become an "operating subsidiary" of TCF Minnesota.

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisition transactions, including the Merger, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. Due in part to their significant individual ownership of Winthrop Common Stock, the Winthrop Founders, as acquiring persons of TCF Common Stock, and TCF, furnished such information and the requisite
waiting period expired on May   , 1997. TCF's information was furnished in
connection with its filing of an application for approval of the Merger with the FRB under Section 4 of the BHCA. See "The Merger--Regulatory Approvals" and "The Merger--Conditions to the Merger."

EXCHANGE OF WINTHROP STOCK CERTIFICATES

    Promptly following the Merger, Boston Equiserve L.P. ("Boston Equiserve"), the exchange agent for the Merger (the "Exchange Agent"), will send a notice and transmittal form, with instructions, to each holder of record of Winthrop Common Stock at the Effective Time of the Merger advising such holder of the effectiveness of the Merger and of the procedure for surrendering to the Exchange Agent certificates formerly evidencing Winthrop Common Stock in exchange for new certificates evidencing newly issued TCF Common Stock. WINTHROP STOCKHOLDERS SHOULD NOT SEND IN THEIR COMMON STOCK CERTIFICATES UNTIL THEY RECEIVE THE NOTICE AND TRANSMITTAL FORM FROM THE EXCHANGE AGENT.

RESALE OF TCF COMMON STOCK

    The shares of TCF Common Stock issuable to stockholders of Winthrop upon consummation of the Merger may be traded freely by those stockholders who are not "affiliates" of Winthrop or TCF. Winthrop has agreed to obtain signed representations from each stockholder of Winthrop who may reasonably be deemed an "affiliate" of Winthrop (as such term is used in Rule 145 under the Securities Act) to the effect that such person will not transfer or dispose of:
(i) shares of TCF Common Stock issued to such person pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements under the Securities Act or in an offering registered under the Securities Act; and (ii) for the 30-day period prior to the Effective Time of the Merger, the shares of Winthrop Common Stock held by such person and, until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF, the shares of TCF Common Stock issued to such person pursuant to the Merger. See "The Merger--Resale Considerations With Respect to the TCF Common Stock" and "The Merger-- Accounting Treatment of the Merger." In addition, TCF has agreed to use its best efforts to obtain signed representations from TCF affiliates to the effect that they will not dispose of TCF Common Stock and rights to acquire such TCF Common Stock during the time periods described in clause (ii) above.

DIFFERENCES IN RIGHTS OF STOCKHOLDERS

    Upon consummation of the Merger, holders of Winthrop Common Stock will become holders of TCF Common Stock. As a result, their rights as stockholders, which are now governed by Minnesota corporate law and Winthrop's Restated Articles of Incorporation (the "Winthrop Articles") and Restated Bylaws (the "Winthrop Bylaws"), will be governed by Delaware corporate law and TCF's Certificate and Bylaws. Because of certain differences between Minnesota and Delaware law, and because of differences in the provisions of Winthrop's Articles and Bylaws and TCF's Certificate and Bylaws, the current rights of Winthrop stockholders will change after the Merger. For a discussion of various differences between the rights of stockholders of Winthrop and the rights of stockholders of TCF, see "Comparison of the Rights of Stockholders."

                         COMPARATIVE MARKET PRICE DATA

    TCF Common Stock is listed on the NYSE under the symbol "TCB" and Winthrop Common Stock is quoted on the Nasdaq National Market System under the symbol "WINR." The following table sets forth the high and low prices per share of TCF Common Stock as reported on the NYSE and of Winthrop Common Stock as reported by the Nasdaq National Market System for the periods indicated:

                                                                                           WINTHROP COMMON STOCK
                                                                      TCF COMMON STOCK
                                                                   ----------------------  ----------------------
                                                                      HIGH        LOW         HIGH        LOW
                                                                   ----------  ----------  ----------  ----------
1997:
  Second Quarter (through April 14, 1997)........................  $  41.2500  $  37.5000  $  30.5000  $  27.7500
  First Quarter..................................................     47.5000     39.0000     35.7500     26.7500

1996:
  Fourth Quarter.................................................     45.3750     37.5000     31.5000     26.2500
  Third Quarter..................................................     38.6250     31.1250     27.2500     18.5000
  Second Quarter.................................................     37.7500     32.0000     23.0000     18.2500
  First Quarter..................................................     38.0000     29.6250     18.5000     15.4688

1995:
  Fourth Quarter.................................................     33.3750     28.5000     18.5000     16.0000
  Third Quarter..................................................     29.8750     23.5000     18.2500     13.2500
  Second Quarter.................................................     24.0625     21.2500     14.5000     11.2500
  First Quarter..................................................     21.6250     18.5625     12.0000     10.2500

    The following table sets forth the closing market price per share of TCF Common Stock, the last reported sale price per share of Winthrop Common Stock and the equivalent per-share price of Winthrop Common Stock giving effect to the Merger at February 13, 1997, the last day preceding the public announcement that TCF and Winthrop had signed a non-binding letter of intent (the "Letter of Intent"), February 27, 1997, the last day preceding the public announcement that TCF and Winthrop had entered into the Merger Agreement, and at April 14, 1997. The price of Winthrop Common Stock does not include adjustment for retail mark-ups, mark-downs or commissions. The equivalent per-share price of Winthrop Common Stock at February 13, 1997 represents the closing market price of a share of TCF Common Stock on such date ($47.125) multiplied by 0.7766, the Exchange Ratio. The equivalent per-share price of Winthrop Common Stock at February 27, 1997 represents the closing market price of a share of TCF Common Stock on such date ($45.50) multiplied by 0.7766, the Exchange Ratio. The equivalent per-share price of Winthrop Common Stock at April 14, 1997 represents the closing market price of a share of TCF Common Stock on such date ($39.125) multiplied by 0.7766, the Exchange Ratio. See "The Merger--The Exchange Ratio."

                                                                                       WINTHROP
                                                                 TCF      WINTHROP    EQUIVALENT
                                                               COMMON      COMMON      PER-SHARE
                                                                STOCK       STOCK        PRICE
                                                              ---------  -----------  -----------
Market Value Per Share at:
  February 13, 1997.........................................  $  47.125   $  34.000    $  36.597
  February 27, 1997.........................................     45.500      33.125       35.335
  April 14, 1997............................................     39.125      29.500       30.384

    Winthrop stockholders are advised to obtain current market quotations for TCF Common Stock. No assurance can be given concerning the market price of TCF Common Stock before or after the Effective Time. The market price for TCF Common Stock may fluctuate between the date of this Joint Proxy

Statement/Prospectus and the Effective Time. The Exchange Ratio is fixed at
0.7766. There can be no assurance that holders of Winthrop Common Stock will receive $36.597 (or any other specific amount) in market value of shares of TCF Common Stock exchanged for the shares of Winthrop Common Stock which they own because the market price of TCF Common Stock at the time of the Merger may be less than $47.125 per share and is subject to changes thereafter. Because the Exchange Ratio is fixed, it will not compensate for changes in the market value of TCF Common Stock.

    BECAUSE THE EXCHANGE RATIO IS FIXED, A CHANGE IN THE MARKET PRICE OF TCF COMMON STOCK BEFORE THE MERGER WILL AFFECT THE VALUE OF THE TCF COMMON STOCK TO BE RECEIVED IN THE MERGER.

    The Merger Agreement may be terminated by Winthrop if the Average TCF Stock Price on the Determination Date is less than $42.30 per share and by TCF if the Average TCF Stock Price on the Determination Date is more than $51.70 per share. Market prices shown in the foregoing tables are as of the date indicated and do not represent the Average TCF Stock Price which is used in determining the parties' termination rights. See "The Merger--Termination and Amendment." Even if either of these conditions occurs, there can be no assurance that TCF or Winthrop will exercise its right to terminate the Merger Agreement and therefore the Merger may still occur. Neither TCF nor Winthrop has made any determination whether to terminate the Merger Agreement should these events occur. For a discussion of the Exchange Ratio and the termination provisions, see "The Merger--The Exchange Ratio" and "The Merger--Termination and Amendment."

    Upon consummation of the Merger, Winthrop Common Stock will be cancelled and, as a result, will no longer be quoted on The Nasdaq National Market System after the Effective Time.

                      COMPARATIVE UNAUDITED PER-SHARE DATA

    The following table presents selected comparative unaudited per-share data for TCF Common Stock on a historical and a pro forma combined basis and for Winthrop Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical financial statements of TCF, see "The Merger--Accounting Treatment of the Merger." The information is derived from the consolidated financial statements of each of TCF and Winthrop and the Unaudited Pro Forma Combined Financial Information. The consolidated financial statements of each of TCF and Winthrop are incorporated by reference into this Joint Proxy Statement/ Prospectus. The Unaudited Pro Forma Combined Financial Information appears elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and the related notes thereto. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Combined Financial Information."

    TCF's and Winthrop's fiscal years end December 31. The per-share data included within is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the dates or periods indicated.

                                                                              TCF                     WINTHROP
                                                                         COMMON STOCK               COMMON STOCK
                                                                   -------------------------  ------------------------
                                                                                  PRO FORMA                 PRO FORMA
                                                                    HISTORICAL    COMBINED    HISTORICAL   EQUIVALENT
                                                                   ------------  -----------  -----------  -----------
Book Value Per Common Share (1):
  December 31, 1996..............................................  $   15.81      $   15.22    $    9.44    $   11.82
  December 31, 1995..............................................      14.82          13.96         6.94        10.84
  December 31, 1994..............................................      13.44          12.48         5.68         9.69
  December 31, 1993..............................................      12.10          11.14         4.65         8.65
  December 31, 1992..............................................      11.03          10.04         3.47         7.80

Cash Dividends Declared Per Common Share (2):
  Year Ended:
    December 31, 1996............................................     .71875         .71875       .16000       .55818
    December 31, 1995............................................     .59375         .59375       .12000       .46111
    December 31, 1994............................................     .50000         .50000       .08000       .38830
    December 31, 1993............................................     .34375         .34375       .06000       .26696
    December 31, 1992............................................     .23750         .23750       .02000       .18444

Income Before Extraordinary Items and Cumulative Effect of Change
  in Accounting Principle Per Common Share (3):
  Year Ended:
    December 31, 1996............................................       2.42(4)        2.39         1.76         1.86
    December 31, 1995............................................       1.71(5)        1.73         1.46         1.34
    December 31, 1994............................................       1.95           1.88         1.16         1.46
    December 31, 1993............................................       1.53(6)        1.49          .98         1.16
    December 31, 1992............................................       1.51           1.42          .70         1.10

                 NOTES TO COMPARATIVE UNAUDITED PER-SHARE DATA

(1) The pro forma combined book values per share of TCF Common Stock represent the historical combined common stockholders' equity for TCF and Winthrop divided by total pro forma common shares of the combined entity, reflecting the Exchange Ratio of 0.7766. The pro forma equivalent book values per share of Winthrop Common Stock represent the pro forma combined book value per share amounts multiplied by the Exchange Ratio of 0.7766. See "The Merger--The Exchange Ratio."

(2) The pro forma combined cash dividends declared per common share assume no changes in the historical cash dividends declared per share of TCF Common Stock. The pro forma equivalent cash dividends declared per share of Winthrop Common Stock represent the cash dividends declared on one share of TCF Common Stock multiplied by the Exchange Ratio of 0.7766. See "The Merger-- The Exchange Ratio."

(3) The pro forma combined income before extraordinary items and cumulative effect of change in accounting principle per common share (based on the weighted average number of common and common equivalent shares outstanding) is based upon the combined historical income before extraordinary items and cumulative effect of change in accounting principle for TCF and Winthrop divided by the average pro forma common shares of the combined entity. The pro forma equivalent income before extraordinary items and cumulative effect of change in accounting principle per share of Winthrop Common Stock represents the pro forma combined income before extraordinary items and cumulative effect of change in accounting principle per share multiplied by the Exchange Ratio of 0.7766. See "The Merger--The Exchange Ratio."

(4) Amount reflects an after-tax one-time special assessment of $21.7 million from the FDIC to recapitalize the SAIF under federal legislation enacted on September 30, 1996. Excluding the one-time special assessment, income before extraordinary items and cumulative effect of change in accounting principle per common share would have been $3.04 for the year ended December 31, 1996.

(5) Amount reflects after-tax merger-related charges of $32.8 million related to TCF's 1995 acquisition of Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes"). Excluding such charges, income before extraordinary items and cumulative effect of change in accounting principle per common share would have been $2.60 for the year ended December 31, 1995.

(6) Amount reflects after-tax merger-related charges of $7.9 million related to TCF's 1993 acquisition of Republic Capital Group, Inc. ("RCG"). Excluding such charges, income before extraordinary items and cumulative effect of change in accounting principle per common share would have been $1.77 for the year ended December 31, 1993.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

    The following tables set forth certain selected historical consolidated financial information for each of TCF and Winthrop, and certain selected unaudited pro forma combined financial information giving effect to the Merger using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical financial statements of TCF, see "The Merger--Accounting Treatment of the Merger."

    TCF's and Winthrop's fiscal years end December 31. The financial data included in the Selected Historical Financial Data as of or for the five years ended December 31, 1996 for TCF and Winthrop is derived from the audited consolidated financial statements of each of TCF and Winthrop, including the related notes thereto. Certain historical information of Winthrop has been reclassified to conform to TCF's financial statement presentation. The respective consolidated financial statements of TCF and Winthrop are incorporated by reference into this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such financial statements and in conjunction with the Unaudited Pro Forma Combined Financial Information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Combined Financial Information."

    The Pro Forma Combined Consolidated Operating Data does not reflect the direct transaction costs of: (i) the Merger; (ii) obtaining the anticipated approval of a Supplemental Indenture from the holders of the Winthrop Senior Notes; or (iii) the anticipated public offering of up to 800,000 shares of TCF Common Stock expected to close prior to the Effective Date. The Pro Forma Combined Consolidated Operating Data and Consolidated Financial Condition Data do not reflect the effects of the anticipated additional offering of up to 800,000 shares of TCF Common Stock in order to qualify the Merger as a pooling of interests and anticipated issuance of approximately 400,000 shares of TCF Common Stock in connection with the conversion of Great Lakes Michigan's 7 1/4% Convertible Subordinated Debentures due 2011. See "Summary--Terms of the Merger."

    The significant accounting and reporting policies of TCF and Winthrop differ in minor respects and no effect has been given to such differences in this Selected Historical and Unaudited Pro Forma Combined Financial Data. The Selected Unaudited Pro Forma Combined Financial Data included herein is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                       SELECTED HISTORICAL FINANCIAL DATA

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                        AT OR FOR THE
                                                                   YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------
                                                  1996          1995         1994          1993         1992
                                              ------------  -------------  ---------  --------------  ---------
CONSOLIDATED OPERATING DATA:
Interest income.............................  $  582,861    $  607,690     $ 552,482  $  558,645      $ 630,442
Interest expense............................     242,721       288,492       273,330     297,449        383,170
                                              ------------  -------------  ---------  --------------  ---------
  Net interest income.......................     340,140       319,198       279,152     261,196        247,272
Provision for credit losses.................      19,820        15,212(2)     10,802      35,118(6)      40,663
                                              ------------  -------------  ---------  --------------  ---------
  Net interest income after provision for
    credit losses...........................     320,320       303,986       268,350     226,078        206,609
Non-interest income.........................     157,797       112,776(3)    125,219     139,005        125,524
Non-interest expense........................     341,070(1)    317,333(4)    276,984     272,958(7)     264,239
                                              ------------  -------------  ---------  --------------  ---------
  Income before income tax expense and
    extraordinary items.....................     137,047        99,429       116,585      92,125         67,894
Income tax expense..........................      51,384        37,778        46,402      36,797         15,906
                                              ------------  -------------  ---------  --------------  ---------
  Income before extraordinary items.........      85,663        61,651        70,183      55,328         51,988
Extraordinary items, net....................       --             (963)(5)    --            (157)           339
                                              ------------  -------------  ---------  --------------  ---------
  Net income................................      85,663        60,688        70,183      55,171         52,327
Dividends on preferred stock................       --              678         2,710       2,769          2,911
                                              ------------  -------------  ---------  --------------  ---------
  Net income available to common
    shareholders............................  $   85,663    $   60,010     $  67,473  $   52,402      $  49,416
                                              ------------  -------------  ---------  --------------  ---------
                                              ------------  -------------  ---------  --------------  ---------
Per Common Share (8):
  Income before extraordinary items.........  $     2.42(9) $     1.71 (10 $    1.95  $     1.53(11)  $    1.51
  Extraordinary items.......................       --             (.03)(10)    --           --              .01
                                              ------------  -------------  ---------  --------------  ---------
    Net income..............................  $     2.42(9) $     1.68 (10 $    1.95  $     1.53(11)  $    1.52
                                              ------------  -------------  ---------  --------------  ---------
                                              ------------  -------------  ---------  --------------  ---------
  Dividends declared........................  $   .71875    $   .59375     $     .50  $   .34375      $   .2375
                                              ------------  -------------  ---------  --------------  ---------
                                              ------------  -------------  ---------  --------------  ---------
Average common and common equivalent shares
  outstanding (000's).......................      35,342        35,686        34,527      34,150         32,571
                                              ------------  -------------  ---------  --------------  ---------
                                              ------------  -------------  ---------  --------------  ---------
CONSOLIDATED FINANCIAL CONDITION DATA:
Total assets................................  $7,090,862    $7,239,911     $7,845,588 $7,630,654      $7,774,537
Investments (12)............................     442,103        64,345       283,104     299,432        356,918
Securities available for sale...............     999,554     1,201,490       138,430      10,003        399,006
Loans held for sale.........................     203,869       242,413       201,511     444,780        308,651
Mortgage-backed securities held to
  maturity..................................       --            --        1,601,200   1,751,916      1,670,164
Loans.......................................   4,995,962     5,277,101     5,118,381   4,665,567      4,516,982
Goodwill....................................       9,897        11,503        13,355      14,549         16,446
Deposits....................................   4,977,630     5,191,552     5,399,718   5,695,928      5,683,130
Federal Home Loan Bank advances.............   1,141,040       893,587     1,354,663     945,492      1,018,725
Other borrowings............................     352,778       547,857       530,332     467,875        599,900
Stockholders' equity........................     549,506       527,675       475,469     428,065        375,495
Tangible net worth..........................     539,609       516,172       462,114     413,516        359,049
Book value per common share.................       15.81         14.82         13.44       12.10          11.03
Tangible book value per common share........       15.53         14.50         13.04       11.67          10.51

KEY RATIOS:
Net interest margin.........................        5.26%         4.61%         3.96%       3.69%          3.43%
Return on average assets....................        1.24           .82           .93         .73            .68
Return on average realized common equity....       16.13         12.70         15.94       13.95          15.67
Average total equity to average assets......        7.70          6.59          5.95        5.28           4.39
Common dividend payout ratio................       29.70         35.34         25.64       22.47          15.63

                       SELECTED HISTORICAL FINANCIAL DATA

                         WINTHROP RESOURCES CORPORATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                             AT OR FOR THE
                                                                        YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1996        1995        1994        1993        1992
                                                       ----------  ----------  ----------  ----------  ----------
CONSOLIDATED OPERATING DATA:
Interest income......................................  $   30,024  $   23,508  $   16,382  $   13,555  $   11,547
Interest expense.....................................      15,595      13,614      10,091       8,618       9,028
                                                       ----------  ----------  ----------  ----------  ----------
  Net interest income................................      14,429       9,894       6,291       4,937       2,519
Provision for credit losses..........................       1,426         842         109       2,381         388
                                                       ----------  ----------  ----------  ----------  ----------
  Net interest income after provision for credit
    losses...........................................      13,003       9,052       6,182       2,556       2,131
Non-interest income..................................      23,815      19,777      18,096      21,595      18,876
Non-interest expense.................................      12,457       9,569       8,676      11,385      13,065
                                                       ----------  ----------  ----------  ----------  ----------
  Income before income tax expense and cumulative
    effect...........................................      24,361      19,260      15,602      12,766       7,942
Income tax expense...................................       9,647       7,704       6,241       5,106       3,177
                                                       ----------  ----------  ----------  ----------  ----------
  Income before cumulative effect....................      14,714      11,556       9,361       7,660       4,765
Cumulative effect of change in accounting
  principle..........................................      --          --          --          --             289
                                                       ----------  ----------  ----------  ----------  ----------
    Net income.......................................  $   14,714  $   11,556  $    9,361  $    7,660  $    5,054
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Per Common Share:
  Income before cumulative effect....................  $     1.76  $     1.46  $     1.16  $      .98  $      .70
  Cumulative effect..................................      --          --          --          --             .04
                                                       ----------  ----------  ----------  ----------  ----------
    Net income.......................................  $     1.76  $     1.46  $     1.16  $      .98  $      .74
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Dividends declared...................................  $      .16  $      .12  $      .08  $      .06  $      .02
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Average common and common equivalent shares
  outstanding (000's)................................       8,369       7,912       8,047       7,808       6,822
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
CONSOLIDATED FINANCIAL CONDITION DATA:
Total assets.........................................  $  350,110  $  267,945  $  226,711  $  178,991  $  139,877
Investments (12).....................................      14,092      11,061       8,333       8,052       2,000
Securities available for sale........................          32          35         312          70         732
Lease financings.....................................     296,958     239,247     194,379     159,602     107,935
Goodwill.............................................       5,534          66      --          --          --
Discounted lease rentals (13)........................     185,604     178,457     153,793     119,837      91,262
Other borrowings.....................................      28,750      --          --          --          --
Stockholders' equity.................................      81,181      54,724      45,317      37,423      25,303
Tangible net worth...................................      75,647      54,658      45,317      37,423      25,303
Book value per common share..........................        9.44        6.94        5.68        4.65        3.47
Tangible book value per common share.................        8.80        6.93        5.68        4.65        3.47

KEY RATIOS:
Net interest margin..................................        5.39%       4.57%       3.63%       3.68%       2.35%
Return on average assets.............................        4.87        4.79        4.88        4.92        3.82
Return on average realized common equity.............       21.80       23.04       22.78       23.71       24.83
Average total equity to average assets...............       22.36       20.80       21.40       20.77       15.38
Common dividend payout ratio.........................        9.09        8.22        6.90        6.12        2.70

                  NOTES TO SELECTED HISTORICAL FINANCIAL DATA

 (1) Amount reflects a one-time special assessment of $34.8 million from the FDIC to recapitalize the SAIF.

 (2) Amount reflects $5 million in merger-related provisions associated with TCF's acquisition of Great Lakes.

 (3) Amount reflects a loss of $21.3 million on merger-related asset sales associated with TCF's acquisition of Great Lakes.

 (4) Amount reflects $21.7 million in merger-related expenses and $4.4 million in cancellation costs on the early termination of interest-rate exchange contracts associated with TCF's acquisition of Great Lakes.

 (5) Represents the prepayment of Federal Home Loan Bank ("FHLB") advances at a pretax loss of $1.5 million, net of a $578,000 tax benefit, associated with TCF's acquisition of Great Lakes.

 (6) Amount reflects $7 million in merger-related provisions associated with TCF's acquisition of RCG.

 (7) Amount reflects $700,000 in merger-related provisions for real estate losses and $5.5 million in merger-related expenses associated with TCF's acquisition of RCG.

 (8) Amounts are after preferred stock dividends.

 (9) Amounts reflect an after-tax one-time special assessment of $21.7 million from the FDIC to recapitalize the SAIF. Excluding the one-time special assessment, net income per common share would have been $3.04 for the year ended December 31, 1996.

(10) Amounts reflect after-tax merger-related charges of $32.8 million associated with TCF's acquisition of Great Lakes. Excluding such charges, net income per common share would have been $2.60 for the year ended December 31, 1995.

(11) Amounts reflect after-tax merger-related charges of $7.9 million associated with TCF's acquisition of RCG. Excluding such charges, net income per common share would have been $1.77 for the year ended December 31, 1993.

(12) Includes interest-bearing deposits with banks, federal funds sold, U.S. Government and other marketable securities held to maturity, securities purchased under resale agreements and FHLB stock.

(13) Discounted lease rentals include $185.3 million, $177.2 million, $145.8 million, $111.3 million and $76.8 million of non-recourse debt and $316,000, $1.3 million, $8 million, $8.5 million and $14.5 million of recourse debt at December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                         WINTHROP RESOURCES CORPORATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                            AT OR FOR THE
                                                                       YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------------------------------
                                                      1996         1995         1994         1993         1992
                                                   -----------  -----------  -----------  -----------  -----------
CONSOLIDATED OPERATING DATA:
Interest income..................................  $   612,885  $   631,198  $   568,864  $   572,200  $   641,989
Interest expense.................................      258,316      302,106      283,421      306,067      392,198
                                                   -----------  -----------  -----------  -----------  -----------
  Net interest income............................      354,569      329,092      285,443      266,133      249,791
Provision for credit losses......................       21,246       16,054       10,911       37,499       41,051
                                                   -----------  -----------  -----------  -----------  -----------
  Net interest income after provision for credit
    losses.......................................      333,323      313,038      274,532      228,634      208,740
Non-interest income..............................      181,612      132,553      143,315      160,600      144,400
Non-interest expense.............................      353,527      326,902      285,660      284,343      277,304
                                                   -----------  -----------  -----------  -----------  -----------
  Income before income tax expense and
    extraordinary items..........................      161,408      118,689      132,187      104,891       75,836
Income tax expense...............................       61,031       45,482       52,643       41,903       19,083
                                                   -----------  -----------  -----------  -----------  -----------
  Income before extraordinary items..............  $   100,377  $    73,207  $    79,544  $    62,988  $    56,753
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
Per Common Share (1):
  Income before extraordinary items..............  $      2.39  $      1.73  $      1.88  $      1.49  $      1.42
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
  Dividends declared.............................  $    .71875  $    .59375  $       .50  $    .34375  $     .2375
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
Average common and common equivalent shares
  outstanding (000's)............................       41,926       41,965       40,891       40,296       37,869
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
CONSOLIDATED FINANCIAL CONDITION DATA:
Total assets.....................................  $ 7,440,972  $ 7,507,856  $ 8,072,299  $ 7,809,645  $ 7,914,414
Investments (2)..................................      456,195       75,406      291,437      307,484      358,918
Securities available for sale....................      999,586    1,201,525      138,742       10,073      399,738
Loans held for sale..............................      203,869      242,413      201,511      444,780      308,651
Mortgage-backed securities held to maturity......      --           --         1,601,200    1,751,916    1,670,164
Loans............................................    4,995,962    5,277,101    5,118,381    4,665,567    4,516,982
Lease financings.................................      296,958      239,247      194,379      159,602      107,935
Goodwill.........................................       15,431       11,569       13,355       14,549       16,446
Deposits.........................................    4,977,630    5,191,552    5,399,718    5,695,928    5,683,130
Federal Home Loan Bank advances..................    1,141,040      893,587    1,354,663      945,492    1,018,725
Discounted lease rentals.........................      185,604      178,457      153,793      119,837       91,262
Other borrowings.................................      381,528      547,857      530,332      467,875      599,900
Stockholders' equity.............................      630,687      582,399      520,786      465,488      400,798
Tangible net worth...............................      615,256      570,830      507,431      450,939      384,352
Book value per common share......................        15.22        13.96        12.48        11.14        10.04
Tangible book value per common share.............        14.85        13.68        12.14        10.77         9.60

KEY RATIOS:
Net interest margin..............................         5.27%        4.61%        3.95%        3.69%        3.41%
Return on average assets.........................         1.39          .95         1.03          .81          .72
Return on average realized common equity.........        16.77        13.69        16.55        14.72        16.14
Average total equity to average assets...........         8.31         7.04         6.33         5.59         4.58
Common dividend payout ratio.....................        30.07        34.72        26.60        23.07        16.61

         NOTES TO SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

 (1) Amounts are after preferred stock dividends.

 (2) Includes interest-bearing deposits with banks, federal funds sold, U.S. Government and other marketable securities held to maturity, securities purchased under resale agreements and FHLB stock.

                 INFORMATION CONCERNING THE TCF SPECIAL MEETING

    This Joint Proxy Statement/Prospectus is being furnished to TCF stockholders in connection with the solicitation of proxies by the Board of Directors of TCF for use at the TCF Special Meeting to be held on June 24, 1997, and at any adjournments or postponements thereof.

    The principal executive offices of TCF are located at 801 Marquette Avenue, Suite 302, Minneapolis, Minnesota 55402 and its telephone number is (612) 661-6500.

SPECIAL MEETING OF TCF STOCKHOLDERS

    The TCF Special Meeting will be held on Tuesday, June 24, 1997, commencing
at 11:00 a.m., local time, at           .

    PURPOSE OF MEETING. The purpose of the TCF Special Meeting is to consider and vote upon: (i) a proposal to approve the Merger Agreement, the Merger and the issuance of shares of TCF Common Stock in connection therewith; (ii) a proposal to adjourn the TCF Special Meeting to solicit additional proxies, if necessary; and (iii) such other business as may properly come before the TCF Special Meeting and any adjournments or postponements thereof.

    SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE. The close of business on May 19, 1997 has been fixed by the Board of Directors of TCF as the TCF Record Date for the determination of holders of TCF Common Stock entitled to notice of and to vote at the TCF Special Meeting and any adjournments or postponements thereof. At the close of business on the TCF Record Date, there
were      shares of TCF Common Stock outstanding and entitled to vote, held by
approximately                 holders of record. Each share of TCF Common Stock
entitles the holder thereof to one vote on each matter to be submitted to TCF stockholders at the TCF Special Meeting.

    VOTE REQUIRED. A quorum, consisting of a majority of the voting power of the issued and outstanding stock of TCF entitled to vote at the TCF Special Meeting, must be present in person or by proxy before any action may be taken at the TCF Special Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the TCF Special Meeting for purposes of determining the presence of a quorum. Because the number of shares of TCF Common Stock to be issued or reserved for issuance in connection with the Merger will exceed 20% of the number of shares of TCF Common Stock outstanding prior to the signing of the Merger Agreement, approval by holders of TCF Common Stock of the issuance of TCF Common Stock pursuant to the Merger Agreement is required under the rules of the NYSE. Under NYSE rules, the proposed issuance of TCF Common Stock pursuant to the Merger Agreement must be approved by a majority of the votes cast at the TCF Special Meeting, provided that the total votes cast on the proposal represents over 50% of the outstanding shares of TCF Common Stock. If holders of TCF Common Stock do not vote to approve such issuance, the Merger will not be consummated. TCF is not a constituent corporation to the Merger and, therefore, approval by TCF's stockholders is not required under DGCL, the TCF Certificate or the TCF Bylaws. The votes may be made in person or by proxy. Abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement. Assuming a quorum is present, the affirmative vote of a majority of the shares of TCF Common Stock voting in person or by proxy is required to adopt the proposal to adjourn the TCF Special Meeting to solicit additional proxies, if necessary.

    As of the TCF Record Date, the directors and executive officers of TCF and their affiliates in the aggregate beneficially owned and are entitled to vote
      shares, or       %, of the outstanding shares of TCF Common Stock
(exclusive of shares of TCF Common Stock which may be acquired upon the exercise of outstanding stock options). The directors and executive officers of TCF have signed an Affiliate

Letter dated February 28, 1997 (a form of which is attached as Exhibit D of Appendix A to this Joint Proxy Statement/Prospectus) which provides, among other things, that they will refrain from selling their shares of TCF Common Stock and shares of Winthrop Common Stock for the 30-day period prior to the Effective Time, until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF.

    As of the TCF Record Date, neither Winthrop nor any of the directors and executive officers of Winthrop beneficially owned any outstanding shares of TCF Common Stock or had sole or shared voting power over any shares of TCF Common Stock.

    VOTING; SOLICITATION AND REVOCATION OF PROXIES. A proxy card for use at the TCF Special Meeting accompanies this Joint Proxy Statement/Prospectus and is solicited by the Board of Directors of TCF. Any TCF stockholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of TCF, at the address of TCF set forth on the Notice of Special Meeting of Stockholders, written notice of such revocation by executing a later-dated proxy or by attending the TCF Special Meeting and giving notice of such revocation in person. Attendance at the TCF Special Meeting will not, in and of itself, constitute revocation of a proxy.

    The trustee of the TCF Employees Stock Ownership Plan--401(k), currently First Trust N.A., votes the shares of TCF Common Stock held by the plan in accordance with its fiduciary duties and the procedures set forth in the plan. The plan provides that participants have the right to direct the trustee how to vote shares of TCF Common Stock allocated to their accounts. The plan also provides that a committee consisting of the members of the Personnel/Affirmative Action Committee of the Board of Directors of TCF Financial directs the trustee with respect to voting of any shares for which participants do not furnish directions and of shares that are not allocated on or before the TCF Record Date for the meeting.

    Each properly executed proxy returned to TCF (and not revoked) will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE INDICATED, EACH EXECUTED PROXY WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK PROVIDED FOR IN CONNECTION THEREWITH, AND "FOR" ADJOURNMENT OF THE TCF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY. While the Board of Directors of TCF knows of no other matters to be presented at the TCF Special Meeting, if any other matter properly comes before the meeting or any adjournment thereof, all properly executed proxies returned to TCF will be voted on any such matter in accordance with the best judgment of the proxy holders.

    BENEFICIAL OWNERSHIP OF TCF COMMON STOCK. This information is incorporated by reference from TCF's Annual Report on Form 10-K for the year ended December 31, 1996. See "Incorporation of Certain Documents by Reference."

              INFORMATION CONCERNING THE WINTHROP SPECIAL MEETING

    This Joint Proxy Statement/Prospectus is being furnished to Winthrop stockholders in connection with the solicitation of proxies by the Board of Directors of Winthrop for use at the Winthrop Special Meeting to be held on June 24, 1997, and at any adjournments or postponements thereof. The principal executive offices of Winthrop are located at 1015 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343 and its telephone number is (612) 936-0226.

    WINTHROP STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

SPECIAL MEETING OF WINTHROP STOCKHOLDERS

    The Winthrop Special Meeting will be held on Tuesday, June 24, 1997,
commencing at 10:00 a.m. local time, at the                .

    PURPOSE OF MEETING. The purpose of the Winthrop Special Meeting is to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement and to approve the Merger; and (ii) such other matters as may properly come before the Winthrop Special Meeting or any adjournment or postponement thereof, including a motion to adjourn to a later date to permit further solicitation of proxies if necessary .

    SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE.  The close of business
on May   , 1997 has been fixed by the Board of Directors of Winthrop as the
Winthrop Record Date for the determination of stockholders of Winthrop Common Stock entitled to notice of and to vote at the Winthrop Special Meeting and any adjournments or postponements thereof. At the close of business on the Winthrop Record Date there were 8,600,300 shares of Winthrop Common Stock outstanding and entitled to vote, held by approximately 105 holders of record. Each share of Winthrop Common Stock entitles the stockholder thereof to one vote on each matter to be submitted to Winthrop stockholders at the Winthrop Special Meeting.

    VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of Winthrop Common Stock is required to approve the Merger Agreement and the transactions contemplated thereby. Assuming a quorum is present, the affirmative vote of a majority of the Winthrop Common Stock voting in person or by proxy is required to adopt the proposal to adjourn the Winthrop Special Meeting to solicit additional proxies, if necessary. A majority of the outstanding shares of Winthrop Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum at the Winthrop Special Meeting. Proxies marked as abstaining will be treated as present for purposes of determining a quorum at the Winthrop Special Meeting, but will not be counted as voting on any matter as to which abstention is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name will not be treated as present for purposes of determining a quorum for the Winthrop Special Meeting unless they are voted by the broker on at least one matter. Such non-voted shares will not be counted as voting on any matter as to which a non-vote is indicated on the broker's proxy. Abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement. Abstentions and broker non-votes will have no effect on the adjournment proposal.

    As of the Winthrop Record Date, the directors and executive officers of Winthrop in the aggregate beneficially owned and are entitled to vote 3,992,483 shares or 46.4% of the outstanding Winthrop Common Stock (exclusive of shares of Winthrop Common Stock that may be acquired upon the exercise of Options and shares of Winthrop Common Stock that may be deemed beneficially owned because a director or officer serves as a fiduciary). Each of the Winthrop Founders has signed a Stockholder Agreement pursuant to which each has agreed, among other things, to vote his shares of Winthrop Common Stock in favor of the Merger and the Merger Agreement and to not transfer his shares of Winthrop Common Stock until the earlier of the date of the Winthrop Special Meeting or termination of the Merger Agreement. The Winthrop Founders and the other directors and executive officers of Winthrop have signed an Affiliate Letter Agreement dated February 28, 1997 (a form of which is attached as Exhibit C of Appendix A to this Joint Proxy Statement/Prospectus), which provides that they have agreed not to sell: (i) shares of TCF Common Stock issued to such person pursuant to the Merger except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements under the Securities Act or in an offering registered under the Securities Act, and
(ii) for the period starting 30 days before the Effective Date and until such time as financial results covering at least 30 days of post-Merger combined operations of TCF and Winthrop have been published by TCF, shares of TCF Common Stock and Winthrop Common Stock held by such person.

    As of the Winthrop Record Date, neither TCF and its subsidiaries, nor any of the directors and executive officers of TCF and their affiliates, beneficially owned any outstanding shares of Winthrop Common Stock. As of that date, TCF and its subsidiaries, acting as fiduciaries, custodians or agents, did not have sole or shared voting power over any shares of Winthrop Common Stock.

    VOTING; SOLICITATION AND REVOCATION OF PROXIES. A proxy card for use at the Winthrop Special Meeting accompanies this Joint Proxy Statement/Prospectus and is solicited by the Board of Directors of Winthrop. Any Winthrop stockholder executing a proxy may revoke it at any time before it is voted by filing with the General Counsel of Winthrop, at the address of Winthrop set forth on the Notice of Winthrop Special Meeting, written notice of such revocation, by executing a later-dated proxy, or by attending the Winthrop Special Meeting and giving notice of such revocation in person. Attendance at the Winthrop Special Meeting will not, in and of itself, constitute revocation of a proxy. Each properly executed proxy returned to Winthrop (and not revoked) will be voted in accordance with the instructions thereon. IF NO INSTRUCTIONS ARE INDICATED, EACH PROPERLY EXECUTED PROXY WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER, AND "FOR" ADJOURNMENT OF THE WINTHROP SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY. While the Board of Directors of Winthrop knows of no other matters to be presented to the Winthrop Special Meeting, if any other matter properly comes before the meeting or any adjournment or postponement thereof, all properly executed proxies returned to Winthrop will be voted on any such matter in accordance with the best judgment of the proxy holders.

    BENEFICIAL OWNERSHIP OF WINTHROP COMMON STOCK. This information is incorporated by reference from Winthrop's Annual Report on Form 10-K for the year ended December 31, 1996. See "Incorporation of Certain Documents by Reference."

                                    EXPENSES

    The Merger Agreement provides that each party will bear the costs incurred by that party, but that TCF and Winthrop will each pay one-half of the filing fees incurred in connection with the HSR Act filings related to the Merger and TCF will bear the expense of preparing a supplement to the Indenture governing the Winthrop Senior Notes and obtaining approval of noteholders thereto.

    TCF and Winthrop will bear the expenses of printing and mailing this Joint Proxy Statement/ Prospectus, the accompanying proxies and all other expenses incurred in connection with the solicitation of proxies from TCF and Winthrop stockholders on behalf of the TCF Board of Directors and the Winthrop Board of Directors, respectively. TCF has retained Georgeson & Co. to assist in the solicitation of proxies for its special stockholder meeting. Georgeson will receive fees of approximately $6,000, plus reimbursement for reasonable expenses. In addition to solicitation by mail, directors, officers and employees of TCF and Winthrop, who will not be specifically compensated for such services, may solicit proxies from the stockholders of TCF and stockholders of Winthrop, respectively, personally or by telephone, telegram or other forms of communication. TCF will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of TCF Common Stock, not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of TCF Common Stock entitled to vote at the TCF Special Meeting. Winthrop will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Winthrop Common Stock, not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of Winthrop Common Stock entitled to vote at the Winthrop Special Meeting.

                                   THE MERGER

    The following description of the material terms of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Stockholder Agreements, copies of which are attached to this Joint Proxy Statement/Prospectus as Appendix A and Exhibit A thereto, respectively. All stockholders of TCF and stockholders of Winthrop are urged to read such documents and the other Appendices hereto carefully.

GENERAL

    Each of the Boards of Directors of TCF and Winthrop has determined that the combination of TCF and Winthrop is desirable and in the best interests of TCF's and Winthrop's respective stockholders and have unanimously approved the Merger Agreement and the Merger. The Merger will be accomplished through the merger of a newly-formed and wholly-owned subsidiary of TCF with and into Winthrop, with Winthrop to be the Surviving Corporation. After the Merger, TCF intends to contribute to TCF Minnesota all the outstanding capital stock of Winthrop, such that after the Merger Winthrop will be operated as a wholly-owned subsidiary of TCF Minnesota. THE BOARD OF DIRECTORS OF TCF UNANIMOUSLY RECOMMENDS THAT TCF STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK IN CONNECTION THEREWITH. THE BOARD OF DIRECTORS OF WINTHROP UNANIMOUSLY RECOMMENDS THAT WINTHROP STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    Upon consummation of the Merger, each share of Winthrop Common Stock outstanding at the Effective Time will be automatically converted into and exchangeable for 0.7766 of a share of TCF Common Stock, see "The Merger--The Exchange Ratio." Upon consummation of the Merger, each Option will entitle the holder, upon exercise, to receive that number of shares of TCF Common Stock equal to the number of shares of Winthrop Common Stock to which the Option applied before the Merger, multiplied by the Exchange Ratio. The Options will be exercisable in full and will have an exercise price equal to the original exercise price of the Option, divided by the Exchange Ratio. See "The Merger-- Interests of Certain Persons in the Merger."

BACKGROUND OF AND REASONS FOR THE MERGER

    BACKGROUND FOR TCF. Completion of a public offering of common stock and capital notes in early 1992 enabled TCF to make a significant capital contribution to its primary subsidiary, TCF Minnesota, which in turn enabled TCF Minnesota (and the other TCF Banks) to qualify as "well-capitalized" under regulations of the Office of Thrift Supervision (the "OTS") . Following the achievement of this level of capitalization, which facilitates certain regulatory approval requirements for acquisitions, TCF formed a committee of senior executives to determine the location, size, asset quality requirements and other characteristics of institutions that might be suitable acquisition opportunities for TCF. Effective April 21, 1993 TCF acquired Republic Capital Group, Inc. ("RCG") whose principal assets consisted of all of the capital stock of Republic Capital Bank, F.S.B. (now TCF Wisconsin) and Peerless Federal Savings Bank (now TCF Illinois), both federally chartered savings institutions, which had 24 branch offices located in central and eastern Wisconsin and six branch offices located in northeastern Illinois, respectively. In August 1993, TCF entered the Michigan market with the acquisition of $220.8 million in deposits and 15 branch offices of First Federal Savings and Loan Association, Pontiac, Michigan from the Resolution Trust Corporation. Both acquisitions represented strategic geographic expansions of TCF's business. Effective February 8, 1995, TCF acquired Great Lakes Bancorp, A Federal Savings Bank with $1.6 billion in deposits and $2.8 billion in assets. Effective January 16, 1997, TCF acquired the stock of BOC Financial Corporation, an indirect holding company for Bank of Chicago, s.b., an Illinois state-chartered savings bank with three primary retail branches in the Chicago area and $168 million in deposits.

    In December 1996, William A. Cooper, Chairman of TCF Financial, attended a general investor informational presentation on Winthrop (this presentation included only publicly-available information about Winthrop available to investors generally) and developed an interest in exploring the possibility of a combination of Winthrop with TCF. At his request, Gregory J. Pulles, Vice Chairman of TCF in charge of mergers and acquisitions, initiated contact with Winthrop and there followed a series of discussions, meetings and exchanges of information between Winthrop and TCF during the months of January and February 1997. The TCF Stockholder Relations Committee reviewed the Winthrop transaction at a special meeting on January 20, 1997 and in a telephone conference call on February 3, 1997. TCF conducted an on-site and off-site due diligence review of Winthrop's operations in the second and third weeks of February. On February 13, 1997 the parties commenced negotiation of the terms for a transaction and on February 14, 1997 the parties reached agreement on an exchange ratio of 0.7766. The Letter of Intent was signed on February 14, 1997; it included the 0.7766 Exchange Ratio and was subject to certain conditions, including negotiation and execution of a definitive merger agreement, approval by both boards of directors and necessary stockholder approvals. The parties issued a press release announcing the signing of the Letter of Intent on February 14, 1997. Winthrop conducted a due diligence review of TCF from February 19 through February 28, 1997. The TCF Stockholder Relations Committee reviewed the transaction and its terms in more detail at a special meeting on February 24, 1997. At the conclusion of the February 24 meeting, the Committee unanimously approved proceeding with the transaction. The Board of Directors of TCF reviewed the transaction and unanimously approved the Merger Agreement, the Merger and the issuance of shares (subject to stockholder approval) pursuant to the Merger Agreement, as well as related matters, at a special board meeting held on February 25, 1997. Winthrop's Board of Directors approved the Merger Agreement at a special meeting held on February 26, 1997 and the Merger Agreement was signed on February 28, 1997. See "--Reasons of TCF for the Merger; Recommendation of TCF Board of Directors."

    BACKGROUND FOR WINTHROP. The past several years have been a period of significant consolidation in the financial services and leasing industry. On December 31, 1996, Gregory J. Pulles, the General Counsel, Vice Chairman and Secretary of TCF, contacted John L. Morgan, the President and Chief Executive Officer of Winthrop, to discuss whether there was potential common interest in exploring a business combination. Mr. Morgan indicated an interest in pursuing preliminary discussions with TCF and on January 6, 1997, members of Winthrop's senior executive management met with members of TCF's senior executive management. Mr. Morgan and William A. Cooper, Chairman of the TCF Board of Directors, attended and participated in this meeting. During the week of January 6, 1997, members of TCF and Winthrop's senior executive management, including Mr. Cooper and Mr. Morgan, decided to have a second meeting, and on January 14, 1997, they met at TCF's offices to further discuss mutual business interests. At this meeting, the executives discussed the economic aspects of Winthrop's business and various other business, financial and legal issues surrounding a possible business combination, including operations and information technology issues, retention of management and employees, and benefit plans. Following this meeting, Mr. Morgan advised members of Winthrop's Board of Directors to keep the directors informed about the discussions with TCF.

    A special meeting of the Board of Directors of Winthrop was held on January 17, 1997 to consider the question of whether to remain independent and implement its own business plan or to proceed with the discussions surrounding a potential merger with TCF. At this meeting, members of Winthrop's senior executive management, together with its legal advisors, reviewed with the Winthrop Board of Directors, among other things, the background of a possible transaction with TCF, and the strategic advantages and disadvantages that could result from a combination with TCF. The Winthrop Board of Directors authorized senior management to proceed with further discussions with TCF as to the possibility of a transaction.

    During the ten-day period beginning January 20, 1997 and ending January 30, 1997, Mr. Morgan and other members of TCF senior executive management had a number of telephone conversations and on

January 30, 1997, TCF senior executive management, including Mr. Cooper, met with senior executive management of Winthrop at the offices of Winthrop. This meeting focused on the Winthrop organization and its business. Mr. Morgan and the Executive Vice President/Chief Financial Officer of Winthrop, Kirk A. MacKenzie, gave a presentation on the organizational and business aspects of Winthrop, and answered numerous questions related to the same. The following day, January 31, 1997, Mr. Morgan received a telephone call from Mr. Pulles who indicated that TCF would like to proceed further with a possible acquisition or merger and with its due diligence investigation. On February 4, 1997, TCF signed a confidentiality agreement with Winthrop.

    On February 6, 1997, Messrs. Morgan and Cooper, along with their respective legal counsel, and Mr. MacKenzie, met at the offices of TCF to discuss the proposed business combination, and the strategic benefits to both companies and their stockholders if an acquisition could be consummated. At this meeting, Mr. Cooper indicated that TCF might be willing to undertake a stock-for-stock merger with Winthrop. It was also agreed at this meeting that TCF would commence its due diligence review of Winthrop on February 10, 1997. From February 10, 1997 through February 24, 1997, TCF conducted a due diligence review of Winthrop.

    On February 12, 1997, Mr. Cooper presented to the Winthrop Board of Directors, members of Winthrop senior executive management and legal advisors for Winthrop, the TCF investor presentation (publicly-available information about TCF generally presented to investors). Following Mr. Cooper's presentation, he departed and the Winthrop Board of Directors then held a special meeting. At this meeting, the Winthrop Board and members of Winthrop's senior management, together with its legal advisors, discussed TCF's interest and the desirability of retaining a financial advisor. Additionally, the Board of Directors and its legal advisors reviewed the duties and responsibilities of Winthrop's directors under relevant corporate law and regulatory requirements. After the discussions, the Board authorized senior management of Winthrop to proceed with discussions with TCF and to engage a financial advisor to assist the Winthrop Board of Directors and management with the proposed TCF/Winthrop business combination. Later that same day, Mr. Morgan contacted a representative of Dain Bosworth to discuss the possible business combination and possible engagement of Dain Bosworth as Winthrop's financial advisor.

    On February 13, 1997, Winthrop and TCF, with their respective legal, financial, tax and accounting advisors, commenced their negotiations of a definitive merger agreement. Additionally, that morning, Mr. Morgan and Mr. Cooper met and had detailed discussions about the structure and pricing of a potential business combination. Following the meeting with Mr. Cooper, Mr. Morgan had telephone conversations with the other Winthrop directors whom he advised and consulted with respect to the discussions with Mr. Cooper and whether a letter of intent should be pursued. The general consensus of the Winthrop directors was that it was in the best interests of the Winthrop stockholders to enter into a non-binding letter of intent with TCF.

    On the morning of February 14, 1997, Winthrop's senior executive management and legal advisors met with representatives of Dain Bosworth. At this meeting, Dain Bosworth and Winthrop discussed the structure of a potential business combination, various pricing mechanisms, and other possible terms for a combination. Winthrop then retained Dain Bosworth as its financial advisor in connection with the proposed transaction. Dain Bosworth was requested to analyze the transaction and advise the Winthrop Board of Directors concerning the fairness of the proposed transaction at a special meeting of the Board to take place on February 26, 1997. Following the meeting with Dain Bosworth, based on the advice of Winthrop's legal and financial advisors at the meeting, Mr. Morgan telephoned Mr. Cooper to finalize discussions regarding pricing of the proposed business combination. Contingent on the results of due diligence by each of the parties, negotiation of a mutually acceptable definitive agreement, approval by their respective Boards of Directors, stockholder approval and regulatory approval, on behalf of their respective companies Mr. Morgan and Mr. Cooper agreed to a stock-for-stock merger using a fixed exchange ratio of 0.7766 of a share of TCF Common Stock for each share of Winthrop Common Stock. The Letter of Intent was executed shortly after 10:00 a.m. on February 14, 1997 and a joint press release was issued. The Letter of Intent stated that the contemplated transaction was subject to approval by the Boards of Directors of TCF and Winthrop, as well as regulatory approvals. Subsequently, from February 19, 1997 through February 28, 1997, Winthrop, through certain of its executive officers and counsel, and with the assistance from representatives of Dain Bosworth, conducted its due diligence review of TCF.

    On February 26, 1997, the Winthrop Board of Directors held a special meeting to consider the Merger Agreement and the Merger, and the transactions and agreements contemplated thereby. All members of Winthrop's Board of Directors were present at the meeting as well as members of Winthrop's senior executive management and its legal and financial advisors. Together, this group reviewed with the Winthrop Board of Directors, among other things, the negotiations with TCF, the background of the proposed transaction, the potential benefits of the transaction, including the strategic rationale for the transactions, the status of Winthrop's due diligence investigation of TCF and of TCF's due diligence investigation of Winthrop, a summary of Dain Bosworth's financial and valuation analyses of the transaction, the potential impact of a merger on Winthrop's business, finances and stockholders and the terms of the definitive Merger Agreement and Stockholder Agreements. At the conclusion of the meeting, Dain Bosworth delivered its oral opinion that, as of that date, the consideration to be received by holders of Winthrop Common Stock would be fair to such stockholders from a financial point of view. After these presentations, the Winthrop Board of Directors, by unanimous vote, approved the Merger Agreement, the Merger and the transactions contemplated thereby.

    In the afternoon of February 28, 1997, representatives of TCF and Winthrop signed the Merger Agreement.

    REASONS OF TCF FOR THE MERGER; RECOMMENDATION OF TCF BOARD OF DIRECTORS

    The terms of the Merger Agreement, including the consideration to be paid to Winthrop's stockholders, were the result of arm's-length negotiations between the representatives of TCF and Winthrop. Among the factors considered by the Board of Directors of TCF in deciding to approve and recommend the terms of the Merger were:

        (i) The consideration to be paid to Winthrop's stockholders in relation to the market value, book value, earnings per share and dividend rates of the TCF Common Stock and the Winthrop Common Stock.

        (ii) Information concerning the financial condition, results of operations, capital levels, asset quality and prospects of TCF and Winthrop.

       (iii) The short-term and long-term impact the Merger will have on TCF's anticipated consolidated results of operations, including anticipated reduced cost of funds available to Winthrop as a result of being funded, at least in part, by TCF Minnesota.

        (iv) The general structure of the transaction and the compatibility of management and business philosophy.

        (v) The improvement of the franchise value of TCF to its stockholders through the enhanced network and products and services.

        (vi) The likelihood of receiving the requisite regulatory approvals in a timely manner.

       (vii) The general tax-free nature of the Merger to the stockholders of Winthrop.

      (viii) The ability of the combined enterprise to compete in relevant banking and non-banking markets.

        (ix) Industry and economic conditions, including trends in the consolidation of the financial services industry.

        (x) The impact of the Merger on the depositors, employees, customers of and communities served by TCF and Winthrop through expanded products and services.

        (xi) The opinion of TCF's financial advisor as to the fairness, from a financial point of view, of the consideration to be paid to Winthrop's stockholders. See "--Opinion of TCF Financial Advisor."

    The Board of TCF also considered the termination fee provisions of the Merger Agreement, which was a necessary inducement to TCF to enter into the Merger Agreement. See "The Merger--Termination Fees." In making its determination to approve the Merger Agreement, the Board of Directors of TCF did not ascribe relative weights to the factors which it considered. However, after consideration of the foregoing factors the Board concluded that the Merger offers TCF access to high yielding assets (Winthrop's lease portfolio), a means to diversify its high yielding products, and a synergy through access by Winthrop to TCF Minnesota's lower cost of funds.

    FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF TCF UNANIMOUSLY RECOMMENDS THAT TCF STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF TCF COMMON STOCK IN CONNECTION THEREWITH.

    REASONS OF WINTHROP FOR THE MERGER; RECOMMENDATION OF WINTHROP BOARD OF
     DIRECTORS

    The Winthrop Board of Directors has unanimously determined that the Merger and the Merger Agreement, including the Exchange Ratio, are fair to, and in the best interest of, Winthrop and its stockholders. In the course of reaching its determination, the Winthrop Board of Directors consulted with senior management and Winthrop's legal counsel with respect to the legal duties of the Board, regulatory matters, the Merger and the Merger Agreement and issues related thereto, and with its financial advisor with respect to the financial aspects and fairness, from a financial point of view, of the transaction and the fairness of the consideration to be received by Winthrop stockholders. Prior to approving the Merger, the Winthrop Board of Directors received information regarding the Merger, and it analyzed and considered, without assigning any relative or specific weight to any one factor, the following:

        (i) Winthrop's positive future business, operations and financial position and prospects as a part of TCF, compared with Winthrop's business, results of operations, financial position and prospects were it to remain independent. The Board of Directors concluded that merging with TCF would provide Winthrop with a significantly greater capital base at lower cost.

        (ii) Compatibility of Winthrop and TCF management philosophies and style. The Board of Directors considered the management teams of both TCF and Winthrop and their compatibility. The Board of Directors concluded that TCF's and Winthrop's management philosophies and style are quite compatible;

       (iii) Compatibility of Winthrop's and TCF's respective plans for growth and expansion. The Winthrop Board of Directors also considered TCF's strategic focus, and concluded that TCF's business and operating strategies, and its desire to expand both its banking and non-banking businesses, were compatible with Winthrop's business and operating strategies.

        (iv) The complementary nature of Winthrop's and TCF's product lines. The Winthrop Board of Directors considered the product lines of Winthrop and TCF and concluded that the complementary nature of such products may enhance Winthrop's competitive position.

        (v) Dain Bosworth's opinion as to the fairness to Winthrop's stockholders from a financial point of view (See "--Opinion of Winthrop Financial Advisor").

        (vi) The opportunity for Winthrop's stockholders to participate, as holders of TCF Common Stock, in the anticipated growth of a combined enterprise.

       (vii) The tax structure of the transaction. The Winthrop Board of Directors concluded that the tax structure of the transaction is favorable to the stockholders of Winthrop, allowing them to become stockholders in the combined enterprise on a tax-free basis.

      (viii) The terms and conditions of the Merger Agreement. The Winthrop Board of Directors also considered the structure of the Merger and concluded that the terms and conditions of the Merger Agreement, including Winthrop's right to entertain other bona fide offers, are reasonable and fair to Winthrop's stockholders. See "--Limitation on Negotiations" and "--Termination Fees."

        (ix) The impact of the Merger on its employees, customers and communities. The Winthrop Board of Directors concluded that the Merger was in the best interest of these constituents.

        (x) The Winthrop Board of Directors also considered the level of TCF's interest in consummating the Merger, and that the benefits of the proposed Merger with TCF, coupled with the ability of Winthrop's Board to exercise its fiduciary duties if a credible superior offer were to be made, outweighed the potential benefits to Winthrop of foregoing the opportunity with TCF in order either to seek other partners or remain independent.

    FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF WINTHROP UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF WINTHROP COMMON STOCK VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

CERTAIN FORWARD-LOOKING STATEMENTS

    Certain statements under "Reasons of TCF for the Merger; Recommendation of TCF Board of Directors" and "Reasons of Winthrop for the Merger; Recommendation of Winthrop Board of Directors" including statements concerning plans, objectives and future events or performance, constitute "forward-looking statements" within the meaning of the Securities Act and the Exchange Act and are intended to be subject to the safe harbors created thereby. Actual results of the combined entities may differ materially from those contemplated by such forward-looking statements.

OPINION OF TCF FINANCIAL ADVISOR

    Piper Jaffray was retained by TCF pursuant to an engagement letter dated February 18, 1997 to render its opinion to the TCF Board regarding the fairness, from a financial point of view, to TCF stockholders of the consideration proposed to be paid by TCF to Winthrop stockholders in the Merger and to assist TCF's management and Board of Directors in analyzing the proposed Merger and the proposed Exchange Ratio.

    Piper Jaffray is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporation and other purposes. Piper Jaffray was selected to prepare a fairness opinion based on its experience and expertise in transactions similar to the Merger and its reputation in the financial services and investment banking industries in general and the midwestern thrift industry in particular. Except as set forth above and with respect to rendering advice to TCF concerning certain aspects of the Winthrop Senior Notes, Piper Jaffray has not otherwise acted as financial advisor to TCF or the TCF Board in connection with the Merger and did not participate in the discussions or negotiations with respect to the Merger. Piper Jaffray has acted as a manager or co-manager of underwritings of TCF and Winthrop securities and provided other investment banking services for TCF in the past and may continue to do so for TCF in the future. In the ordinary course of its business, Piper Jaffray actively trades TCF Common Stock and Winthrop Common Stock and Winthrop Senior Notes for its own account and for the accounts of its customers, and, therefore, may from time to time hold a long or short position in such securities. Piper Jaffray also provides research coverage for TCF and Winthrop. Luella G. Goldberg, a director of TCF, is also a director of several closed-end investment companies currently managed by Piper Capital Management Incorporated, an affiliate of Piper Jaffray.

    Piper Jaffray delivered to the TCF Board of Directors on February 25, 1997, its oral opinion (subsequently confirmed by a written opinion dated as of the same date) to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations as set forth in the opinion and as described below, the consideration proposed to be paid by TCF pursuant to the Merger Agreement was fair, from a financial point of view, to the stockholders of TCF. Such opinion was subsequently reaffirmed by issuance to the TCF Board of a Piper Jaffray opinion dated the date of this Joint Proxy Statement/Prospectus. Those opinions are herein collectively referred to as the "Piper Opinion." A copy of the Piper opinion letter dated the date of this Joint Proxy Statement/Prospectus is attached to this Joint Proxy Statement/Prospectus as Appendix B and is incorporated herein by reference. The February 25, 1997 opinion is substantially identical to the Piper opinion attached hereto.

    While Piper Jaffray rendered its opinion and provided certain analyses to the TCF Board, Piper Jaffray was not requested to and did not make any recommendation to the TCF Board as to the form or amount of the consideration to be exchanged by TCF in the Merger, which was determined through negotiations between Winthrop and TCF. The Piper Opinion, which was delivered for use and considered by the TCF Board, is directed only to the fairness to TCF stockholders, from a financial point of view, of the proposed consideration to be paid by TCF in connection with the Merger, does not address the value of a share of TCF Common Stock, does not address TCF's underlying business decision to participate in the Merger and does not constitute a recommendation to any TCF stockholder as to how such stockholder should vote with respect to the Merger. Piper Jaffray does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

    Piper Jaffray was not advised by TCF, Winthrop or their respective legal counsel concerning the probable outcome of, or estimated damages which might arise from, any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which TCF or Winthrop or their affiliates was a party or may be subject and undertook no analysis independent thereof. Accordingly, the Piper Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

    THE SUMMARY OF THE PIPER OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PIPER OPINION. TCF STOCKHOLDERS ARE URGED TO READ THE PIPER OPINION IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN. THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN CONTAINED IN THE PIPER OPINION LETTER DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS ARE SUBSTANTIALLY THE SAME AS THOSE CONTAINED IN THE OPINION LETTER DATED FEBRUARY 25, 1997.

    In arriving at the Piper Opinion, Piper Jaffray reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of TCF and Winthrop and material prepared in connection with the Merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following: (i) the Merger Agreement; (ii) information relative to the business, financial condition and operations of TCF and Winthrop furnished by management of TCF and Winthrop, respectively; (iii) certain internal financial planning information of Winthrop furnished by management of Winthrop and certain proforma internal financial planning information for Winthrop and TCF furnished by management of TCF; (iv) certain financial and securities data of TCF; (v) to the extent publicly available, the financial terms of certain merger and acquisition transactions deemed relevant; (vi) publicly available information relative to TCF and Winthrop; and (vii) certain financial and securities data of Winthrop and companies deemed similar to Winthrop or representative of the business sector in which Winthrop operates. In addition, Piper Jaffray engaged in discussions with members of management of Winthrop and TCF concerning the respective financial condition, current operating results and business outlook of Winthrop and TCF, including the prospects for the combined companies and any potential operating efficiencies and synergies which may arise from the Merger.

    For purposes of the Piper Opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not attempt to independently verify such information. Piper Jaffray relied upon the assurances of TCF and Winthrop management that the information provided by TCF and Winthrop had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray relied, without independent verification, on the assessments by management of TCF of the amount and timing of potential cost savings, nonrecurring acquisition costs and other synergies realizable as a result of the Merger and assumed that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles. In arriving at the Piper Opinion, Piper Jaffray did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of TCF or Winthrop and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by TCF on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering its opinion. Piper Jaffray expressed no opinion as to the price at which shares of TCF Common Stock or Winthrop Common Stock may trade at any future time. The Piper Opinion is based upon information available to Piper Jaffray, and the facts and circumstances as they existed and were subject to evaluation on the respective dates of the Piper Opinion. Events occurring after such dates could materially affect the assumptions used in preparing the Piper Opinion.

    Piper Jaffray performed certain financial and comparative analyses, including those summarized below, which it discussed with the TCF Board on February 25, 1997. In delivering the Piper Opinion to the TCF Board on February 25, 1997, Piper Jaffray prepared and delivered to the TCF Board certain written materials containing various analyses and other information relevant to the Piper Opinion. Piper Jaffray confirmed the appropriateness of its reliance on the described analyses in connection with its opinion dated the date of this Joint Proxy Statement/Prospectus by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. The analyses referred to below were made in connection with rendering the Piper Opinion.

    SELECTED MARKET INFORMATION. Piper Jaffray reviewed certain stock trading characteristics of TCF Common Stock and Winthrop Common Stock, including stock price and volume comparisons for periods ending February 21, 1997. Piper Jaffray also analyzed the per share purchase price and aggregate transaction value based on the Exchange Ratio and other terms set forth in the Merger Agreement.

    PRO FORMA ANALYSIS. Piper Jaffray analyzed the hypothetical pro forma effects of the Merger on TCF's earnings per share for the years ending December 31, 1997, 1998 and 1999. In this analysis, TCF's internal projected pre-Merger earnings per share were compared to the internal projected post-Merger earnings per share reflecting the addition of Winthrop's earnings and projected synergies as well as certain other pro forma changes. This analysis was based on internal projections for Winthrop provided by Winthrop's management and reviewed by TCF's management. The projected earnings per share for the combined entities were then compared to TCF's projected earnings over the same periods on a stand alone basis. Based on an Exchange Ratio of 0.7766 of a share of TCF Common Stock for each share of Winthrop Common Stock, this analysis indicated that the Merger could be modestly dilutive to TCF projected earnings per share in 1997 and 1998 and would have a negligible effect on TCF projected earnings per share in 1999.

    CONTRIBUTION ANALYSIS. Piper Jaffray analyzed the hypothetical pro forma contribution of each of TCF and Winthrop to the combined company for the year ended December 31, 1996 and the years ending December 31, 1997 through 2000. For these periods, Piper Jaffray analyzed Winthrop's expected contribution, with and without expected synergies from the Merger, to the pro forma net income, total assets and book value of the combined entity and the post-Merger equity interest to be held by Winthrop's stockholders. This analysis shows that Winthrop would have contributed 14.7%, 4.7% and 12.9% to combined net income, total assets and book value, respectively, in fiscal 1996. In fiscal 2000, taking into account the expected synergies in connection with the Merger, the Winthrop contribution increases to 19.1%, 9.8% and 14.9% of combined net income, total assets and book value, respectively. Without such expected synergies, the Winthrop contribution would be 16.2%, 9.8% and 14.9% of combined net income, total assets and book value, respectively, in fiscal 2000. Assuming an Exchange Ratio of 0.7766 of a share of TCF Common Stock for each share of Winthrop Common Stock, Winthrop stockholders will account for approximately 16.2% of the combined companies' equity on a fully diluted basis.

    DISCOUNTED IMPLIED DIVIDEND ANALYSIS. Using a discounted implied dividend analysis, Piper Jaffray calculated a range of theoretical per share values for Winthrop based on the net present value of: (i) Winthrop's implied annual dividend income, subject to a constraint of maintaining a minimum ratio of equity to assets of 6%; and (ii) a terminal value for Winthrop in 2001 calculated based upon a multiple of net income. The projected financial data for Winthrop for 1997 through 2001 utilized by Piper Jaffray in this analysis was prepared by Winthrop management and reviewed by TCF management. Piper Jaffray calculated the range of net present values per share for Winthrop based on a range of discount rates of 14% to 18% and a range of terminal value multiples of forecasted 2001 earnings of 10.0x to 14.0x. This analysis yielded a range of estimated present values per share for Winthrop of approximately $36.05 to $52.75 taking into account the expected synergies relating to the Merger and approximately $30.71 to $44.55 without such synergies.

    COMPARABLE MERGER AND ACQUISITION ANALYSIS. Piper Jaffray reviewed selected transactions involving acquired companies deemed comparable to Winthrop that have been completed from January 1, 1994 to the present and whereby the target was 100% acquired. This analysis was based on publicly available information obtained from Commission filings, public company disclosures, press releases, industry and popular press reports, data bases and other sources. This search yielded eight comparable transactions. Based on its analysis of the comparable transactions, Piper Jaffray derived the mean, median and ranges of various operating and valuation ratios for the comparable transaction group and compared such ratios to Winthrop's comparable ratios. The comparable transaction group's mean and median net margin ratios of 17.2% and 18.2%, and range of 3.1% to 28.4%, were compared with Winthrop's ratio of 19.2%; the mean and median return on ending equity of 14.6% and 16.1%, and range of 7.7% to 21.0%, were compared with Winthrop's return of 18.1%; the mean and median three-year net income growth rate of 26.4% and 18.7%, and range of 2.0% to 70.3%, were compared with Winthrop's growth rate of 24.3%; the mean and median total debt to capital ratios of 70.1% and 70.0%, and range of 24.4% to 93.4%, were compared with Winthrop's ratio of 72.5%; the mean and median equity value to latest twelve month net income multiples of 17.8x and 16.0x, and range of 9.5x to 33.6x, were compared with Winthrop's multiple of 21.8x; the mean and median equity value multiple to growth rate of 67.3% and 64.3%, and range of 21.3% to 119.1%, were compared with Winthrop's ratio of 89.8%; the mean and median multiples of company value to revenues of 6.0x and 6.2x, and range of 2.3x to 9.9x, were compared with Winthrop's multiple of 7.0x; and the mean and median equity value to book value multiples of 3.2x and 2.8x, and range of 1.3x to 6.4x, were compared with Winthrop's multiple of 4.0x.

    PREMIUM ANALYSIS. Piper Jaffray reviewed publicly available information for selected completed transactions from January 1, 1994 to present involving publicly traded specialty finance companies. Piper Jaffray selected eight transactions which were deemed comparable. Based on its review of the comparable transactions, Piper Jaffray derived the mean, median and range of premiums paid in the comparable transactions and compared them to the premium to be paid to Winthrop's stockholders. The comparable transaction group's mean and median premiums of 31.3% and 34.3% above the trading price on the day prior to announcement, and range of 4.5% to 72.5%, were compared to a 5.9% premium to be paid to Winthrop's stockholders; the mean and median premiums of 37.8% and 30.0% above the trading price one week prior to the announcement, and range of 6.6% to 82.3%, were compared to an 18.1% premium to be paid to Winthrop's stockholders; and the mean and median premiums of 43.6% and 45.7% above the trading price four weeks prior to the announcement, and range of 12.5% to 69.4%, were compared to the 21.1% premium to be paid to Winthrop's stockholders.

    COMPARABLE PUBLIC COMPANY ANALYSIS. Piper Jaffray reviewed information relating to six publicly traded companies involved in commercial finance. Share pricing for the publicly traded companies in the public market reflects the value of a minority interest and does not reflect a control premium. Based on its review, Piper Jaffray derived mean and median net margins of 11.8% and 11.2%, and a range of 4.8% to 22.8% (compared to a 19.2% net margin for Winthrop); mean and median historical net income growth percentages of 28.7% and 33.7%, and a range of 2.8% to 46.9% (compared to 24.3% growth percentage for Winthrop); mean and median projected earnings per share growth of 15.9% and 15.7%, and a range of 10.0% to 23.3% (compared to projected earnings per share growth of 21.8% for Winthrop); mean and median total debt to capital ratios of 80.6% and 81.9%, and a range of 72.1% to 87.6% (compared to a debt to capital ratio of 72.5% for Winthrop) and mean and median return on ending equity ratios of 12.2% and 12.2%, and a range of 9.6% to 14.3% (compared to an 18.1% ratio for Winthrop). Piper Jaffray also derived mean and median price to calendar 1996 earnings multiples of 17.1x and 15.7x, and a range of 15.4x to 21.6x (compared to a multiple of 21.8x for Winthrop); mean and median price to estimated calendar 1997 earnings multiples of 13.9x and 13.4x, and a range of 11.7x to 16.1x (compared to a multiple of 16.9x for Winthrop); mean and median price earnings multiples to historical net income growth ratios of 70.4% and 50.5%, and a range of 33.5% to 163.8% (compared to a ratio of 89.8% for Winthrop); mean and median price earnings multiples to forward net income growth ratios of 112.7% and 109.2%, and a range of 85.3% to 154.1% (compared to a ratio of 100.2% for Winthrop); mean and median company value to latest twelve month revenue multiples of 6.4x and 5.9x, and a range of 2.4x to 11.2x (compared to a 7.0x multiple for Winthrop); and mean and median equity value to book value multiples of 2.1x and 1.9x, and a range of 1.4x to 3.2x (compared to a 4.0x multiple for Winthrop).

    In reaching its conclusions as to the fairness to the TCF stockholders of the consideration to be paid by TCF in the Merger and in its presentation to the TCF Board of Directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its fairness opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying the Piper Opinion. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to TCF, Winthrop or the Merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of such companies.

    For acting as financial advisor to TCF in connection with the Merger, TCF has agreed to pay Piper Jaffray fees aggregating $300,000, $200,000 of which has been paid and $100,000 of which is due because of Piper's issuance of an updated opinion as of the date of this Joint Proxy Statement/Prospectus. TCF has also agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray, not to exceed $25,000 without TCF's approval, and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by TCF. The fees payable to Piper Jaffray are not contingent upon consummation of the Merger.

OPINION OF WINTHROP FINANCIAL ADVISOR

    The Merger Agreement provides that a newly-formed subsidiary of TCF will be merged into and with Winthrop, with Winthrop as the Surviving Corporation, after which TCF will contribute all of the outstanding capital stock of Winthrop to TCF Minnesota. Stockholders of Winthrop Common Stock will be entitled to receive
0.7766 of a share of TCF Common Stock for each share of Winthrop Common Stock they own, and receive cash in lieu of fractional shares they would otherwise receive.

    Winthrop retained Dain Bosworth on February 14, 1997 to act as its financial advisor in connection with a possible merger of Winthrop and TCF Financial, and to provide an opinion to the Board of Directors of Winthrop as to the fairness, from a financial point of view, of the consideration to be received by stockholders of Winthrop in connection with the Merger. While Dain Bosworth acted as Winthrop's financial advisor and provided certain analyses to Winthrop's Board, Dain Bosworth was not requested to and did not make any recommendation to the Winthrop Board of Directors as to the form or amount of consideration in connection with the Merger. See "--Background of and Reasons for the Merger."

    Dain Bosworth has delivered to the Winthrop Board its written opinion, dated the date of this Joint Proxy Statement/Prospectus, to the effect that, as of the date of its opinion, the consideration to be received in the Merger by the holders of Winthrop Common Stock is fair to such stockholders from a financial point of view. This opinion confirmed an opinion that had been delivered orally to the Winthrop Board on February 26, 1997. A copy of the written opinion of Dain Bosworth is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the opinion of Dain Bosworth set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    No limitations were imposed on Dain Bosworth with respect to the scope of investigation, except that Dain Bosworth was not asked to solicit, and did not solicit, proposals from other parties regarding a merger or acquisition of Winthrop. Dain Bosworth's opinion does not address Winthrop's underlying business decision to proceed with the Merger. As set forth in its opinion, Dain Bosworth relied on, and did not independently verify, the accuracy and completeness of the financial and other information furnished to it by Winthrop. Dain Bosworth did not make an independent evaluation or appraisal of the assets and liabilities of Winthrop or TCF, and does not express any opinion regarding the liquidation value of either entity or the regulatory compliance of TCF. Winthrop stockholders are urged to read Dain Bosworth's opinion in its entirety for a summary description of the procedures followed, the factors considered and the assumptions made by Dain Bosworth in rendering its opinion.

    In connection with its opinion, Dain Bosworth, among other things: (i) reviewed certain publicly available information regarding Winthrop and TCF; (ii) reviewed certain business and financial information about Winthrop, including financial forecasts that had been prepared and provided by the management of Winthrop; (iii) made further inquiries regarding the financial forecasts for Winthrop on a stand-alone basis; (iv) reviewed certain publicly available documents filed by Winthrop and TCF with the Commission pursuant to the Exchange Act; (v) reviewed certain confidential financial, operating and other information supplied to it by Winthrop and TCF; (vi) visited the corporate offices of Winthrop and TCF and made inquiries of management regarding the past and current business operations, financial condition, and future prospects of each company; (vii) reviewed the Merger Agreement and selected other documents related to the Merger; (viii) held discussions with the senior management of both companies to understand their respective reasons for completing the Merger;
(ix) analyzed the historical reported market prices and trading activity of the common stock of both companies; (x) compared financial and stock market information on Winthrop and TCF to similar information for certain publicly traded companies in the financial services industry; (xi) to the extent publicly available, reviewed the financial terms of selected relevant mergers and acquisitions; (xii) analyzed the general economic outlook for companies in the financial services industry; and (xiii) performed other studies and analyses considered appropriate by Dain Bosworth.

    In conducting the review and in performing the analyses described below, Dain Bosworth did not attribute any particular weight to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, Dain Bosworth believes that the information reviewed and the analyses conducted must be considered as a whole and that considering any portion of such information or analyses, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying its opinion.

    In delivering its oral opinion to Winthrop's Board on February 26, 1997, Dain Bosworth prepared and delivered to Winthrop's Board and its legal counsel certain written materials containing a summary of various analyses and information that Dain Bosworth considered to be material to its opinion. The following is a summary of certain of these materials:

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Dain Bosworth compared Winthrop's financial information and recent prices of Winthrop Common Stock to similar information for selected publicly traded leasing companies including:
Amplicon, Inc., Comdisco Inc., DVI Inc., Financial Federal Corporation, The Finova Group Inc., Leasing Solutions Inc., ElectroRent Corporation, Rockford Industries Inc., and TransLeasing International (the "Comparable Companies").

    Dain Bosworth calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios were based upon several variables, including earnings for the latest twelve months ("LTM"), earnings per share ("EPS") estimated for the current and next calendar years, book value, and investment in leases. The estimates of EPS for the Comparable Companies and Winthrop were based upon consensus earnings estimates obtained from an independent reporting system that monitors estimates prepared by research analysts from various investment firms.

    Dain Bosworth compared the historical performance and expectations for the Comparable Companies with the performance and management's expectations for future profitability of Winthrop. Given Winthrop's historical financial performance, Dain Bosworth concluded that Winthrop's valuation ratios should be in the upper end of the range of valuation ratios for the Comparable Companies; accordingly, Dain Bosworth computed the same valuation ratios for Winthrop Common Stock based on (i) the closing sale price for Winthrop Common Stock on February 7, 1997, five trading days prior to the announcement of the non-binding Letter of Intent, and (ii) the consideration to be provided in the Merger based on the closing price for TCF Common Stock on February 25, 1997, and compared such ratios to the valuation ratios for the Comparable Companies. The following table summarizes the results of this analysis:

                                                                                               MULTIPLE FOR WINTHROP
                                                                                              COMMON STOCK BASED UPON:
                                                                                          --------------------------------
                                                                           MEDIAN FOR      CLOSING PRICE
                                                                           COMPARABLE       FEBRUARY 7,        MERGER
                                                                            COMPANIES          1997         CONSIDERATION
                                                                         ---------------  ---------------  ---------------
Valuation Variable:
  Price / LTM EPS......................................................          15.2x            17.3x            20.6x
  Price / Calendar 1997 EPS estimate...................................          13.8             14.5             17.2
  Price / Calendar 1998 EPS estimate...................................          12.0             12.2             14.5
  Price / Book value...................................................          2.20             3.23             3.84
  Enterprise value / Investment in leases..............................          1.31             1.42             1.57

    ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS. Dain Bosworth reviewed and summarized the terms of selected merger and acquisition transactions it deemed to be relevant, including nine acquisitions of leasing companies. Dain Bosworth concentrated on transactions that were announced after January 1, 1996, and those for which relevant financial data was available.

    For purposes of evaluating the Merger, valuation multiples were calculated for each of the acquisitions based upon several variables, including net income, book value, and investment in leases. These valuation multiples were then compared to the valuation multiples implied in the Merger. The following table summarizes the results of Dain Bosworth's analysis of selected merger and acquisition transactions:

                                                           VALUATION RATIO
                                             -------------------------------------------
                                                                           ENT. VALUE TO
                                               PRICE TO       PRICE TO      INVESTMENT
                                              NET INCOME     BOOK VALUE      IN LEASES
                                             -------------  -------------  -------------
Selected acquisitions (median).............         19.7x          1.78x          1.06x
Implied in the Merger......................         20.6           3.84           1.57

    In addition to the valuation analyses described above, Dain Bosworth performed an analysis of the premiums paid to prevailing market prices in the comparable acquisitions. These premiums were then compared to the premiums implied in the Merger. The following table summarizes the results of Dain Bosworth's analysis of premiums paid:

                                                             PREMIUM PAID TO PRICE
                                                     -------------------------------------
                                                       1 MONTH      1 WEEK        1 DAY
                                                      PRIOR TO     PRIOR TO     PRIOR TO
                                                        ANNC.        ANNC.        ANNC.
                                                     -----------  -----------  -----------
Selected acquisitions (median).....................        42.3%        23.5%        31.2%
Implied in the Merger..............................        21.7%        18.7%         5.0%

    DISCOUNTED CASH FLOW ANALYSIS. Dain Bosworth performed a discounted cash flow analysis using financial projections through the year 2001 that was prepared and provided by management of Winthrop. Dain Bosworth calculated ranges of present values for Winthrop Common Stock using discount rates ranging from 13.0% to 19.0%. These discount rates were applied to projected dividends and terminal values over various assumed holding periods. The terminal values were estimated by using multiples ranging from 10.0 to 20.0 times estimated earnings for each year. This range of multiples for estimated earnings was based upon Winthrop's range of historical price/earnings multiples. Based on this analysis, the computed range for the present value of Winthrop Common Stock was $19 to $50 per share.

    PRO FORMA DILUTION ANALYSIS. Dain Bosworth analyzed certain projected income statement data for Winthrop and TCF for calendar years 1997 and 1998 on a pro forma combined basis. The pro forma combined projections were based upon the stand-alone projections for both Winthrop and TCF, as well as certain synergy and expense reduction assumptions. Winthrop's projections were supplied by Winthrop management. Projections for TCF were based on published research estimates and were discussed with TCF management. Based upon this analysis, Dain Bosworth estimated that the Merger would result in dilution to earnings per share of TCF Common Stock in 1997 and 1998 of approximately 3.7% and 1.1%, respectively.

    Dain Bosworth did not assign any particular weight to the individual analyses described above, which represent a summary of the material analyses performed by Dain Bosworth. Dain Bosworth's determination regarding the fairness of the Merger is not based on a mathematical model but rather upon the entire body of information obtained from such analyses and qualitative factors. In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Dain Bosworth performed procedures to update certain of its analyses conducted in connection with the February 26, 1997 opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

    For its services as financial advisor and for rendering its opinion to the Winthrop Board of Directors in connection with the transaction contemplated by the Merger Agreement, Winthrop has paid Dain Bosworth $300,000 and has also agreed to pay Dain Bosworth an estimated $100,000 upon consummation of the Merger for its role as financial advisor. In addition, Winthrop has agreed to reimburse Dain Bosworth for its reasonable out-of-pocket expenses and to indemnify Dain Bosworth against certain expenses and liabilities arising in connection with its engagement, including liabilities under the Securities Act and the Exchange Act.

    Dain Bosworth was selected by Winthrop on the basis of its experience in valuing securities in connection with mergers and acquisitions, knowledge of Winthrop, and expertise in transactions in the financial services industry. Dain Bosworth is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, Dain Bosworth has provided investment banking services to Winthrop and TCF and has received customary fees for the rendering of such services. Dain Bosworth has from time to time issued research reports and recommendations on Winthrop Common Stock and TCF Common Stock. In the course of its trading activities, Dain Bosworth may, from time to time, have a long or short position in, and buy and sell securities of, Winthrop and TCF.

EFFECTS OF THE MERGER

    EFFECT ON HOLDERS OF WINTHROP'S COMMON STOCK AND OPTIONS. Upon consummation of the Merger, (i) holders of Winthrop Common Stock shall be entitled to receive a number of shares of TCF Common Stock in consideration for their shares of Winthrop Common Stock based upon the Exchange Ratio and thereupon shall cease to be stockholders of Winthrop, (ii) TCF shall assume the Winthrop Stock Option Plan and all outstanding Options thereunder and, as a result, in accordance with the terms of the Winthrop Stock Option Plan, holders of such Options shall be entitled, upon exercise, to the number of shares of TCF Common Stock which such Option holder would have been entitled to receive in the Merger if the Option was exercised immediately prior to the Effective Time with the option exercise price adjusted to reflect the Exchange Ratio. See "The Exchange Ratio--Treatment of Stock Options Outstanding under the Winthrop Stock Option Plan."

    EFFECT ON WINTHROP. Upon consummation of the Merger, the separate existence and corporate organization of Winthrop will continue and it will retain its name. As the Surviving Corporation of the Merger, Winthrop will retain all the rights and property of Winthrop and will succeed to all of the rights and property, if any, of the TCF subsidiary which will be merged into it. In connection with the intended contribution of Winthrop to TCF Minnesota, Winthrop may be required to dividend certain "low quality" assets, as defined pursuant to
Section 23A of the Federal Reserve Act, to TCF Financial and/or Winthrop may elect to dividend certain additional assets to TCF Financial. The shares of Winthrop will become 100% owned by TCF as a result of the Merger. Subject to regulatory approval, TCF will contribute all of the stock of Winthrop to TCF Minnesota after the Merger, such that Winthrop will be operated after the Merger as a direct, wholly-owned subsidiary of TCF Minnesota. The members of the Board of Directors of the Surviving Corporation at the Effective Time will be the following individuals: John L. Morgan, Kirk A. MacKenzie, Jack A. Norqual, William A. Cooper, Thomas A. Cusick, Lynn A. Nagorske, Ronald J. Palmer, and Gregory J. Pulles. All other members of the current Board of Directors of Winthrop will resign as of the Effective Time.

    EFFECT ON EMPLOYEES OF WINTHROP. The officers of Winthrop will be unchanged by the Merger, although their continuing service with Winthrop after the Merger will be subject to the discretion and judgment of the new Board of Directors of Winthrop. Upon consummation of the Merger, all employees of Winthrop will remain employees of Winthrop, the Surviving Corporation. Following consummation of the Merger, the Board of Winthrop may retain such of the employees of the Surviving Corporation and its subsidiaries as it may decide in its sole discretion. Each employee of Winthrop who remains an employee of the Surviving Corporation or its subsidiaries after the Merger will be entitled to continue to participate in all employee plans maintained by their employer prior to the Merger unless and until such plans are merged, amended or discontinued. The Merger Agreement reflects the parties' intention that Winthrop will retain its employee plans in effect for the benefit of employees of Winthrop. Winthrop and TCF each reserves full authority to amend, terminate, discontinue or otherwise revise their employee plans and/or to adopt new plans from time to time subject solely to the discretion of their respective Boards of Directors.

    EFFECT ON WINTHROP SENIOR NOTE HOLDERS. The Senior Notes of Winthrop shall continue to be an obligation of Winthrop as the Surviving Corporation after the Merger. The Merger Agreement provides that TCF and/or Winthrop may solicit, at TCF's expense, the consent of the Winthrop Senior Note holders to amend or eliminate certain covenants contained in the indenture relating to the Winthrop Senior Notes, and that TCF will become a co-obligor of the Winthrop Senior Notes, subject to approval by the Winthrop Senior Note holders of certain modifications to the indenture under which the Notes were issued.

THE EXCHANGE RATIO

    GENERAL. The Merger Agreement provides that at the Effective Time, all of the issued and outstanding shares of Winthrop Common Stock (other than dissenters' shares or shares held by TCF or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt) will be cancelled and converted into the number of shares of TCF Common Stock (including the associated preferred share purchase rights described in "Description of TCF Capital Stock--TCF Common Stock-- Preferred Share Purchase Rights") determined by multiplying the number of shares of such Winthrop Common Stock by the Exchange Ratio, plus cash in lieu of any fractional shares of TCF Common Stock. There can be no assurance that stockholders of Winthrop Common Stock will receive a stated value in shares of TCF Common Stock for their shares of Winthrop Common Stock because the market price of TCF Common Stock at the time of the Merger may be less than it is currently and is subject to changes thereafter. Winthrop's stockholders are urged to obtain current quotations for shares of TCF Common Stock. See "Comparative Market Price Data." In the event the Average TCF Stock Price is less than $42.30 per share on the Determination Date, Winthrop may terminate the Merger Agreement. TCF may terminate the Merger Agreement if the Average TCF Stock Price on the Determination Date is more than $51.70 per share. Even if one of these conditions occurs, there can be no assurance that TCF or Winthrop will exercise their right to terminate the Merger Agreement; accordingly, even if one of these conditions occurs, the Merger may still be consummated. Neither TCF nor Winthrop has made any determination whether to terminate the Merger Agreement should these events occur.

    Based on 8,600,300 shares of Winthrop Common Stock outstanding on May 19, 1997, TCF would have issued approximately 6,679,000 shares of TCF Common Stock for all of the outstanding shares of Winthrop Common Stock at the Effective Time of the Merger. Under such circumstances, immediately after the Effective Time
former Winthrop stockholders would hold approximately       % of the outstanding
shares of TCF Common Stock on a fully diluted basis as of May 19, 1997. The Merger Agreement also provides that upon consummation of the Merger, the Winthrop Stock Option Plan, and all Options thereunder which are outstanding at such time (whether or not then exercisable), will be assumed by TCF in accordance with the terms of the Winthrop Stock Option Plan. The Merger Agreement further provides that upon exercise of an Option, holders will be entitled to receive the number of shares of TCF Common Stock they would have received pursuant to the Merger if the Option had been exercised immediately prior to the Merger at an exercise price per share equal to the aggregate amount that would have been paid upon exercise divided by the number of shares of TCF Common Stock that would have been purchased. Based upon Options to purchase 439,500 shares outstanding on December 31, 1996, if the Merger had occurred on May 19, 1997 and all Option holders exercised their Options, TCF would have issued 341,316 additional shares of TCF Common Stock upon the exercise of those Options.

    EFFECTIVE TIME OF THE MERGER. The Merger will be effective upon the filing of the Articles of Merger with the Secretary of State of Minnesota. This filing will occur only after the receipt of all requisite regulatory approvals, the approval of the Merger Agreement and the Merger by the requisite vote of Winthrop's stockholders, the approval of the Merger Agreement and Merger and the issuance of TCF Common Stock pursuant thereto by the requisite vote of TCF stockholders, and the satisfaction or waiver of all other conditions to the Merger.

    NO FRACTIONAL SHARES OF TCF COMMON STOCK TO BE ISSUED. No fractional shares of TCF Common Stock will be issued in the Merger to Winthrop stockholders. Each holder of Winthrop Common Stock who otherwise would have been entitled to a fraction of a share of TCF Common Stock shall receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holders' shares of Winthrop Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of TCF Common Stock on the Effective Date.

    MANNER OF EXCHANGING WINTHROP COMMON STOCK CERTIFICATES. As soon as practicable after the Effective Time, each record holder of Winthrop Common Stock immediately prior to the Effective Time will be advised of the consummation of the Merger by letter accompanied by a letter of transmittal and instructions advising such holders of the terms of the exchange and the procedure for surrendering the certificate or certificates representing shares of Winthrop Common Stock to an exchange agent duly appointed by TCF (the "Exchange Agent"). CERTIFICATES FOR SHARES OF WINTHROP COMMON STOCK SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF THE RESPECTIVE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

    Until such surrender for shares of TCF Common Stock, the certificates for shares of Winthrop Common Stock will represent ownership of the number of shares of TCF Common Stock into which such shares were converted in the Merger, and the holders will be entitled to all rights and privileges of holders of TCF Common Stock, except that holders of certificates for Winthrop Common Stock will not be entitled to receive dividends or any other distributions declared by TCF until such certificates are so surrendered. Following surrender of the certificates for Winthrop Common Stock and in accordance with the terms of the Merger Agreement, the holders of newly-issued TCF Common Stock and certificates will be paid, without interest, any dividends or other distributions with respect to such shares of TCF Common Stock for any dividend record date which is after the Effective Time (less any taxes that may have been imposed thereon).

    After the Effective Time, holders of unsurrendered Winthrop Common Stock certificates shall be entitled to vote at any meeting of TCF stockholders at which holders of TCF Common Stock are eligible to vote, regardless of whether such holders have exchanged their certificates. Any certificate representing shares of TCF Common Stock to be issued in a name other than that in which the certificate surrendered is registered must be properly endorsed and otherwise in proper form for transfer, and the holder requesting such exchange must pay to the Exchange Agent in advance any transfer or other taxes in connection therewith, if applicable.

    After the Effective Time, there will be no further transfers on the records of Winthrop of the certificates and, if such certificates are presented to TCF for transfer, they will be cancelled against delivery of certificates for shares of TCF Common Stock.

    LOST CERTIFICATES. Any Winthrop stockholder who has lost, misplaced or destroyed a certificate for any of his or her shares of Winthrop Common Stock should immediately call Paul L. Gendler, General Counsel of Winthrop at (612) 912-5382 for information regarding the procedures to be followed for replacing the lost certificate. Until a replacement certificate is obtained, the Winthrop stockholder will be unable to properly submit the letter of transmittal.

    TREATMENT OF STOCK OPTIONS OUTSTANDING UNDER THE WINTHROP STOCK OPTION
PLAN. Upon consummation of the Merger, TCF will assume the Winthrop Stock Option Plan and all outstanding Options to purchase Winthrop Common Stock granted pursuant to the Winthrop Stock Option Plan. Pursuant to the terms of such plan, holders of such Options will be entitled, upon exercise, to receive the number of shares of TCF Common Stock which such Option holder would have been entitled to receive in the Merger if the Option was exercised immediately prior to the Effective Time. The exercise price per share of TCF Common Stock will be equal to the exercise price of the Option divided by the Exchange Ratio. Thus, an Option for 5,000 shares of Winthrop Common Stock at an exercise price of $9.75 per share would be converted into a right to receive 3,883 shares of TCF Common Stock (5,000 shares multiplied by the Exchange Ratio) at an exercise price of $12.555 per share of TCF Common Stock ($9.75 divided by the Exchange Ratio). Under the Merger Agreement, Winthrop has agreed that the committee which administers the Winthrop Stock Option Plan will not exercise its discretion to permit holders of Winthrop Stock Options to receive a cash payment, in lieu of stock, under that Plan.

CONDITIONS TO THE MERGER

    Approval and adoption of the Merger Agreement and approval of the Merger by the requisite vote of stockholders of Winthrop and of the Merger Agreement, and Merger and the issuance of the shares of TCF Common Stock pursuant thereto by the requisite vote of stockholders of TCF is a condition to consummation of the Merger. Additional conditions to consummation of the Merger are set forth in the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A. Stockholders of Winthrop and stockholders of TCF are encouraged to read the Merger Agreement in its entirety.

    The Merger Agreement provides that consummation of the transactions contemplated by the Merger Agreement is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party entitled to do so, at or before the Effective Time. Each of the parties' obligations under the Merger Agreement is subject to the following conditions: (i) all necessary regulatory approvals of any governmental authority required to consummate the transactions (including TCF's contribution of Winthrop to TCF Minnesota) contemplated by the Merger Agreement shall have been received and all notice periods and waiting periods with respect thereto shall have expired without any objections by any applicable governmental authorities; (ii) no injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated by the Merger Agreement; (iii) there shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated by the Merger Agreement; (iv) the Registration Statement (and the Form S-3 registration statement for the registration by TCF of a supplemental offering required to permit the Merger to be accounted for as a pooling of interests) shall have been declared effective and shall not be subject to a stop order of the Commission; if the offer and sale of TCF Common Stock in the Merger pursuant to the Merger Agreement is required to be registered under the securities laws of any state, the Registration Statement shall not be subject to a stop order of the securities commission in such state; and TCF will have completed the sale of shares of TCF Common Stock, if any, required to be sold under the Form S-3 registration statement in order for the Merger to be accounted for as a pooling of interests; (v) TCF and Winthrop shall have received an opinion of KPMG Peat Marwick LLP covering certain tax matters (see "--Certain Federal Income Tax Consequences"); and (vi) TCF Common Stock to be issued to holders of Winthrop Common Stock or issuable upon the exercise of the Options shall have been approved for listing on the NYSE subject to official notice of issuance.

    In addition to the foregoing conditions, TCF's obligations under the Merger Agreement are conditioned upon (i) the accuracy in all material respects as of both the date of the Merger Agreement and as of the Effective Time of the representations and warranties of Winthrop set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the Merger Agreement; (ii) the performance by Winthrop in all material respects of each obligation and agreement and compliance by Winthrop with each covenant to be performed or complied with or by it under the Merger Agreement at or prior to the Effective Time; (iii) the receipt of certain certificates from specified officers of Winthrop with respect to compliance with certain of the conditions set forth in the Merger Agreement; (iv) the receipt of certain legal opinions from Winthrop's legal counsel; (v) the approval of the Merger Agreement, the Merger and the issuance of TCF Common Stock in connection therewith, by the affirmative vote of holders of the percentage of TCF Common Stock required for such approval under the TCF Certificate and the TCF Bylaws, the DGCL and/or the rules of the NYSE; (vi) the receipt by TCF of the letters relating to the sale of Winthrop or TCF Common Stock, during certain periods before and after the Effective Time from all executive officers and directors of Winthrop and all stockholders who are affiliates of Winthrop (the "Affiliate Letters"); (vii) no event having occurred which, in the reasonable opinion of TCF and concurred with by KPMG Peat Marwick LLP, would prevent the Merger from being accounted for as a pooling-of-interests, and the receipt by TCF from KPMG Peat Marwick LLP of an opinion that the Merger will qualify as a pooling-of-interests for accounting purposes; (viii) no action or proceeding before any court or governmental authority or agency, domestic or foreign, being threatened, instituted or pending (A) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated by the Merger Agreement or seeking to obtain material damages in connection with the transactions contemplated thereby, (B) seeking to prohibit direct or indirect ownership or operation by TCF of all or a material portion of the business or assets of Winthrop or any of its subsidiaries or of TCF or any of its subsidiaries, or to compel TCF or any of its subsidiaries or Winthrop to dispose of all or a material portion of the business or assets of TCF or any of its subsidiaries or of Winthrop or any of its subsidiaries, as a result of the transactions contemplated by the Merger Agreement, or (C) seeking to require direct or indirect divestiture by TCF of any material portion of its business or assets or of Winthrop's business or assets; (ix) no action being taken, or any statute, rule, regulation, judgment, order or injunction being proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Merger Agreement by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clause (viii) of this paragraph; (x) since February 28, 1997, Winthrop not suffering or experiencing a material adverse effect (as defined in the Merger Agreement); (xi) the receipt by TCF, within five days prior to mailing the Joint Proxy Statement/ Prospectus to the stockholders of TCF, of an opinion from Piper Jaffray (or another investment banking firm reasonably acceptable to TCF) to the effect that the Merger is fair from a financial point of view to the holders of TCF Common Stock; (xii) the receipt by TCF of signed Stockholder Agreements from and execution and delivery to TCF by the Winthrop Founders and Mr. Murphy of the employment contract amendments provided for pursuant to the Merger Agreement; and (xiii) dissenters' shares in the merger not exceeding 10% of the outstanding shares of Winthrop Common Stock on the Effective Date. Any of the foregoing conditions may be waived by TCF.

    In addition to the conditions set forth above, Winthrop's obligation to consummate the Merger is subject to satisfaction of the following conditions, among others: (i) the accuracy in all material respects as of both the date of the Merger Agreement and as of the Effective Time of the representations and warranties of TCF set forth in the Merger Agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the Merger Agreement; (ii) the performance by TCF in all material respects of each obligation and agreement and compliance by TCF with each covenant to be performed or complied with or by it under the Merger Agreement at or prior to the Effective Time; (iii) the receipt of certain certificates from specified officers of TCF with respect to compliance with certain of the conditions set forth in the Merger Agreement; (iv) the receipt of certain legal opinions from Gregory J. Pulles, TCF's General Counsel; (v) the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of the percentage of Winthrop Common Stock required for such approval under the provisions of the Winthrop

Articles and Bylaws and the MBCA; (vi) since February 28, 1997, TCF not suffering or experiencing a material adverse effect (as defined in the Merger Agreement); (vii) the receipt by Winthrop, within five days prior to mailing this Joint Proxy Statement/Prospectus to the stockholders of Winthrop, of a written opinion in a form reasonably acceptable to Winthrop from Dain Bosworth (or another investment banking firm reasonably acceptable to Winthrop) to the effect that the consideration to be delivered in the Merger is fair from a financial point of view to the holders of Winthrop Common Stock; and (viii) the receipt by Winthrop of the letters relating to the sale of Winthrop or TCF Common Stock, during certain periods before and after the Effective Time, from all executive officers and directors of TCF and all holders of TCF Common Stock who are affiliates of TCF. Any of the foregoing conditions may be waived by Winthrop.

REGULATORY APPROVALS

    Under the Merger Agreement, the obligations of both TCF and Winthrop to consummate the Merger are conditioned upon the receipt of all required regulatory approvals and the lapse of all required regulatory waiting periods. There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. TCF and Winthrop are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described below. Should such other approval or action be required, it is presently contemplated that TCF and Winthrop would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained, or that such approval or action, if obtained, would not delay the consummation of the Merger and would not be conditioned in a manner that would cause TCF to abandon the Merger. In the event the Merger is not consummated on or before August 1, 1997, the Merger Agreement may be terminated by either TCF or Winthrop. See "--Termination and Amendment."

    In order to consummate the Merger, TCF must provide notice to and obtain prior approval from the FRB under the BHCA and pursuant to the terms of Regulation Y for the acquisition of a non-banking subsidiary and related
matters. TCF has provided such notice to the FRB on April   , 1997. TCF must
also provide notice to the OCC concerning the ownership by TCF Minnesota of Winthrop as an operating subsidiary. TCF provided the requisite notice to the OCC on March 31, 1997. There can be no assurance that the FRB and the OCC will approve the Merger or the contribution of Winthrop to TCF Minnesota or of the timing of such approvals. Other applications that may be required under state securities laws have been filed with the appropriate regulatory authorities. The Merger will not be consummated unless and until all requisite regulatory approvals are obtained. In addition, the Merger cannot be consummated prior to the expiration of a fifteen-day waiting period following the date on which the FRB approves the Merger.

    In approving the Merger and the contribution of Winthrop to TCF Minnesota under the BHCA, the FRB will consider the effect of the Merger on the regulatory capital of TCF and TCF Minnesota, the effect on operations, and how closely-related the business activities of Winthrop are to those authorized for banks and bank holding companies. In accepting notice of Winthrop as an operating subsidiary of TCF Minnesota and related actions, the OCC may consider the effect of the Merger (and the subsequent contribution of Winthrop to TCF Minnesota) on the safety and soundness of TCF Minnesota, the planned operating relationships between Winthrop and TCF Minnesota and the transfer of Winthrop by TCF to TCF Minnesota.

    HSR ACT. Under the HSR Act, certain acquisition transactions, including the Merger, may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division, and certain waiting period requirements have been satisfied. Due in part to their significant individual ownership of Winthrop Common Stock, the Winthrop Founders, as acquiring persons of TCF Common Stock, and TCF, furnished such information and the requisite waiting period
expired on May   , 1997. TCF's information was furnished in connection with its filing of an application for approval of the Merger with the FRB under Section 4 of the BHCA.

CERTAIN COVENANTS

    Pursuant to the Merger Agreement, TCF and Winthrop have each agreed to take certain actions between the date of the Merger Agreement and the Effective Time, including the "--Limitation on Negotiations" set forth below. Stockholders of TCF and Winthrop should consult the Merger Agreement, attached as Appendix A hereto, to review these covenants in full.

    TCF's covenants include, but are not limited to, the obligation to obtain signed copies of all Affiliate Letters provided for under the Merger Agreement, to register and complete a public offering of shares of TCF Common Stock in order to allow the Merger to qualify as a pooling-of-interests and to obtain issuance of a letter from KPMG Peat Marwick LLP that the Merger qualifies for pooling-of-interests accounting treatment.

    Winthrop's covenants include, but are not limited to, the obligation to obtain signed copies of all Affiliate Letters and employment contract amendments provided for under the Merger Agreement, and to obtain issuance of a letter from KPMG Peat Marwick LLP, if required, that the Merger qualifies for pooling-of-interests accounting treatment.

LIMITATION ON NEGOTIATIONS

    The Merger Agreement provides that Winthrop will not, and will use its best efforts to cause its officers, directors, employees, agents and affiliates not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in Winthrop or other similar transaction or business combination involving Winthrop (the "Acquisition Proposal"). Unless the Board of Directors of Winthrop shall have determined, after consultation with its legal counsel, that there is a reasonable likelihood that the Board of Directors has a fiduciary duty to do so, the Merger Agreement provides that Winthrop will not
(i) participate in any negotiations in connection with or in furtherance of any of the foregoing or (ii) permit any person other than TCF and its representatives to have any access to the facilities of, or furnish to any person other than TCF and its representatives any non-public information with respect to, Winthrop in connection with or in furtherance of any of the foregoing. Winthrop is also required to notify TCF if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and to provide TCF with such information regarding such proposal, offer, inquiry or contact as TCF may request.

TERMINATION AND AMENDMENT

    The Merger Agreement may be terminated at any time on or prior to the Effective Time by: (i) mutual consent of TCF and Winthrop approved by a vote of a majority of the members of their respective entire Boards of Directors; (ii) either TCF or Winthrop, if any of the conditions to such party's obligation to consummate the transactions contemplated in the Merger Agreement have become impossible to satisfy; (iii) either TCF or Winthrop, if the Merger Agreement is not duly approved by the stockholders of each of TCF or Winthrop: (iv) either TCF or Winthrop if the Effective Time is not on or before August 1, 1997 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder); (v) Winthrop if the Average TCF Stock Price on the Determination Date is less than $42.30 per share; (vi) TCF if the Average TCF Stock Price on the Determination Date is greater than $51.70 per share; (vii) Winthrop if any person (other than TCF or any affiliate of TCF) shall have commenced a bona fide tender offer for all outstanding shares of Winthrop Common Stock or any person shall have made a bona fide written offer involving a merger or consolidation of Winthrop or the acquisition of all or substantially all of its assets or capital stock, and Winthrop's Board of Directors determines, in its good faith judgement, after consultation with Winthrop's independent financial advisors, that such offer is more favorable to Winthrop's stockholders when compared to the Merger and that such Board's failure to recommend such offer or accept such proposal would likely result in a breach of the directors' fiduciary or legal duties subject to the expiration of five business days after written notice of any such offer or proposal has been delivered to TCF (the "Fiduciary Termination"); (viii) TCF if, after February 28, 1997, any person shall have commenced a bona fide tender offer or exchange offer to acquire at least 25% of the then outstanding shares of Winthrop Common Stock, and thereafter the Board of Directors of Winthrop shall have withdrawn, or materially adversely modified or changed its recommendation of the Merger Agreement or the Merger (the "Tender Offer Termination"); (ix) either TCF or Winthrop, if the other party commits a willful breach which is not cured within ten days after receipt by the breaching party of written demand for cure by the non-breaching party (a "Willful Breach Termination"); or (x) TCF or Winthrop, within 20 days after receipt of a supplement or amendment to the disclosure schedules included with the Merger Agreement, if such supplement or amendment, together with any other supplements or amendments to the disclosure schedules previously provided to the non-disclosing party, indicate that the disclosing party has suffered or is reasonably likely to suffer a material adverse effect which either has not or cannot be cured within 30 days after disclosure to the receiving party. Any party desiring to terminate the Merger Agreement is required to give written notice of such termination and the reasons therefor to the other party.

    To the extent permitted under applicable law, the Merger Agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the Special Meetings. Such amendment or supplement may be made without further approval of TCF's and Winthrop's respective stockholders.

TERMINATION FEES

    The Merger Agreement provides that either Winthrop or TCF shall pay the other a termination fee if the Merger Agreement is terminated in certain events. Winthrop shall pay TCF the sum of $12.5 million if the Merger Agreement is terminated by Winthrop pursuant to the Fiduciary Termination. See "--Limitations on Negotiations." Winthrop shall pay TCF the sum of $1 million in the event termination results from any of the following: (i) termination is by Winthrop as a result of failure to obtain approval for the Merger by its own stockholders or failure to obtain the required fairness opinion; (ii) termination is by TCF as a result of failure of Winthrop's officers to certify, to their best knowledge, that Winthrop's representations are true and correct, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on Winthrop, that all covenants of Winthrop under the Merger Agreement have been materially complied with, and that the resolutions of the Winthrop Board approving the Merger have not been modified or rescinded; or (iii) termination is by TCF if there is a Tender Offer Termination or a Willful Breach Termination. If the Merger Agreement is terminated for any of the reasons set forth in the preceding sentence, an additional payment of $11.5 million will be made from Winthrop to TCF if (i) Winthrop receives an Acquisition Proposal during the period after February 28, 1997 and before the Merger Agreement is terminated and (ii) Winthrop enters into a definitive merger acquisition agreement with that third party (or its affiliate) within twelve months after the Merger Agreement is terminated.

    Under the Merger Agreement, TCF has agreed to pay Winthrop a termination fee of $1.0 million if the Merger Agreement is terminated: (i) by Winthrop due to the failure of TCF's officers to certify, to their best knowledge, that TCF's representations are true and correct except where a failure to be true and correct would not have, or would not reasonably be expected to have a material adverse effect on TCF, that all covenants of TCF under the Merger Agreement have been materially complied with, and that the resolutions of the TCF Board approving the Merger and issuance of shares have not been modified or rescinded;
(ii) by TCF due to the failure of TCF to obtain a fairness opinion; (iii) by TCF if the Merger Agreement is not approved by stockholders of TCF or Winthrop; (iv) by Winthrop if there is a Willful

Breach Termination; or (v) by Winthrop if the Board of Directors of TCF fails to recommend approval of the Merger Agreement, or withdraws or adversely modifies its recommendation of the Merger Agreement.

    The termination payments provided for in the Merger Agreement, if accepted by the party to whom they are payable, are in lieu of any other damages or remedies the party may otherwise have. If the party entitled to a termination payment does not accept it, the Merger Agreement provides for injunctive relief and for specific enforcement of the terms of the Merger Agreement and for the payment of consequential and incidental damages, in the case of a willful breach.

BUSINESS PENDING THE MERGER

    The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time of the Merger, except as otherwise permitted by the Merger Agreement or agreed to by TCF, the business of Winthrop will be conducted only in the ordinary course, on an arms'-length basis and in accordance in all material respects with past practices and applicable laws, rules and regulations and with prudent leasing practices. In addition, the Merger Agreement provides that during such period, except as otherwise permitted by the Merger Agreement or agreed to by TCF, Winthrop shall not, directly or indirectly:

    (i) (A) amend or propose to amend its Articles or Bylaws; (B) issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except pursuant to the exercise of Options outstanding as of February 28, 1997; (C) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of Winthrop capital stock or other securities of Winthrop, except pursuant to the agreements, arrangements or commitments disclosed in the Merger Agreement; (D) split, combine or reclassify any outstanding shares of Winthrop capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock of Winthrop except the regular quarterly cash dividends on Winthrop Common Stock not to exceed $.05 per share subject to declaration by the Winthrop Board of Directors payable on or about July 1, 1997 to stockholders of record as of June 15, 1997; (E) borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business; (F) discharge or satisfy any material lien or encumbrance on the properties or assets of Winthrop or pay any material liability, except in the ordinary course of business; (G) sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets with an aggregate market value in excess of $100,000, except (1) in the ordinary course of business; (2) liens and encumbrances for current property taxes not yet due and payable; and (3) liens and encumbrances which do not materially affect the value of, or interfere with the current use or ability to convey, the property subject thereto or affected thereby; (H) cancel any material lease, debt or claims or waive any rights of material value, except in the ordinary course of business or upon payment in full; (I) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to Winthrop, except in exchange for debt previously contracted; (J) other than as disclosed on a Schedule to the Merger Agreement, make any single or group of related capital expenditures or commitments therefor in excess of $100,000 (other than pursuant to binding commitments existing on February 28, 1997 and other than expenditures necessary to maintain assets in good repair) or enter into any lease or group of leases as lessee with the same party which involves aggregate lease payments payable of more than $100,000 for any individual lease or involves more than $100,000 for any group of leases with the same party in the aggregate; (K) other than as disclosed on a Schedule to the Merger Agreement, commit to enter into any lease or contemporaneously enter into a group of lease schedules with the same party which involves aggregate monthly lease charges (as defined in such lease or lease schedules) payable during the term of the lease of more than $10 million without the prior consultation with TCF's Chief Financial Officer; (L) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the matters set forth in this clause (i) except in the ordinary course of business; (M) without prior consultation with TCF, purchase or otherwise acquire any investments, direct or indirect, in any derivative securities other than occasional overnight investments of excess cash; or (N) without prior consultation with TCF, enter into any interest rate swap, floor and option agreements or other similar interest rate management agreements;

    (ii) enter into, modify or terminate any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee with an annual salary over $100,000, other than (A) in the ordinary course of business and in a manner consistent with past practices or (B) as contemplated in the Merger Agreement, and promptly notify TCF of any termination or resignation of any officer or key employee of Winthrop;

   (iii) adopt or amend any profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law or grant any stock option except as described on a Schedule to the Merger Agreement;

    (iv) fail to use reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

    (v) enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is required to be disclosed in a Schedule to the Merger Agreement or to which Winthrop becomes a party after February 28, 1997 which is required to be disclosed in a Schedule to the Merger Agreement, without prior consultation with TCF's General Counsel;

    (vi) fail to use commercially reasonable efforts to preserve intact in all material respects the business organization and the goodwill of Winthrop and to keep available the services of its officers and employees as a group and preserve intact material agreements, or to establish a committee of senior management personnel which will confer on a regular and frequent basis with a committee of senior management personnel of TCF, as reasonably requested by TCF, to report on operational matters and the general status of ongoing operations and to plan for the operations of the Surviving Corporation upon consummation of the Merger;

   (vii) take any significant action with respect to any of the leases inconsistent with Winthrop's past practices or then current prudent practices, materially alter its leasing portfolio or, without prior consultation with TCF, voluntarily take any action that will have or can reasonably be expected to have a material adverse effect on the leases or licenses of Winthrop;

  (viii) with respect to real properties leased by Winthrop and any material personal property leased or licensed by Winthrop for its use, renew, exercise an option to extend, cancel or surrender any such lease or license or allow it to lapse, without prior consultation with TCF; or

    (ix) agree to any action prohibited by the foregoing.

    Notwithstanding the forgoing, Winthrop can take any otherwise prohibited action if it is expressly required to do so by law and Winthrop promptly informs TCF of the action.

    In addition, under the terms of the Merger Agreement, TCF has also agreed not to take certain actions without the prior written consent of Winthrop, including, among other things, the following: (i) issue or sell any equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities except (A) pursuant to the exercise of options or warrants or the conversion of convertible securities set forth on a Schedule to the Merger Agreement and pursuant to the exercise of options granted pursuant to clause

(C) below; (B) issuances of TCF Common Stock to satisfy the employer matching obligation under TCF's 401(k) Plan for the participants in such plan who elect to invest in TCF Common Stock; (C) grants of options and restricted stock under the TCF Financial 1995 Incentive Stock Program in the ordinary course of business; (D) pursuant to TCF's dividend reinvestment plan; or (E) issuance of shares of TCF Common Stock to satisfy the "tainted shares" requirement to have the Merger treated as a pooling of interests for accounting purposes; (ii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of TCF or other securities of TCF, except pursuant to an agreement arrangement or commitment identified on a Schedule to the Merger Agreement and except with respect to the redemption of redeemable debt, including but not limited to, outstanding convertible debentures; (iii) split, combine or reclassify any outstanding shares of capital stock of TCF or declare, set aside, make or pay any dividend or distribution (whether in cash, stock, or property or otherwise) with respect to shares of TCF capital stock other than regular quarterly cash dividends which are not in excess of $.32 per share; (iv) borrow any amount or incur or become subject to any material liability, except borrowings and liabilities incurred in the ordinary course of business or borrowing to redeem outstanding debentures; (v) amend the TCF Certificate or Bylaws (or those of a TCF subsidiary) in a manner which would adversely affect in any manner the terms of the TCF Common Stock or the ability of TCF to consummate the transactions contemplated by the Merger Agreement in a timely manner; (vi) make any acquisition (including acquisitions of branch offices and related deposit liabilities), or cause a TCF subsidiary to, or take any other action that individually or in the aggregate would adversely affect the ability of TCF or its wholly-owned subsidiaries to consummate the transactions contemplated by the Merger Agreement in a timely manner; or (vii) agree to do any of the foregoing things.

    TCF has entered into a definitive agreement to acquire Standard. TCF and Winthrop have agreed that the foregoing restrictions on actions by TCF do not apply to TCF's acquisition of Standard pursuant to the terms of the Standard Merger Agreement as currently in effect. See "Recent Developments-- Standard."

    Furthermore, TCF and Winthrop have agreed to provide the other party and its representatives with such financial data and other information with respect to its business and properties as such party shall from time to time reasonably request. Each party will cause all non-public financial and business information obtained by it from the other to be treated confidentially. If the Merger is not consummated, each party will return to the other all non-public financial statements, documents and other materials previously furnished by such party.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of the Winthrop Board of Directors and management may be deemed to have certain interests in the Merger in addition to their interests as stockholders of Winthrop generally. The Merger Agreement provides that, as of the Effective Time, TCF will elect one member of the current Board of Directors of Winthrop, currently expected to be John L. Morgan, who is the President of Winthrop, as a director of TCF. Mr. Morgan, or any current Winthrop director who serves on the Board of TCF, will not receive any fees for services rendered as a TCF director at any time that he or such person is also employed by Winthrop or any TCF affiliate. The directors of Winthrop as the Surviving Corporation will include the Winthrop Founders. These members of the Board of Directors of the Surviving Corporation will not receive any fees for services rendered as directors during any time that they are also employees of Winthrop or any TCF affiliate.

    Winthrop has existing employment agreements (the "Employment Agreements") with four senior officers of Winthrop: the three Winthrop Founders and Mr. Robert P. Murphy. The Employment Agreements are for terms of two years each and renew automatically for additional two-year terms at the end of the initial two-year term unless either party elects not to renew. The Employment Agreements are terminable at will by either party on 75-days' advance notice and provide for one year of severance compensation in the event of a termination of employment without cause or a termination by the executive for "good reason." "Good reason" is defined to include forced diminution of status or responsibilities or forced relocation of office by more than 20 miles, unless it is part of a general office relocation. In the event of termination of employment without cause of these executives after the Merger by TCF (or in the event of their departure for "good reason"), the executives would be paid their base salary of their usual rate, plus any applicable bonuses, for a one year period following the date of termination. The Employment Agreements contain certain non-competition covenants which are in effect for a period of two years after a termination of employment, except in the case of Mr. Murphy, whose non-competition covenant is in effect for a period of one year following termination of employment.

    In connection with the Merger Agreement, each of the Winthrop Founders has agreed to execute amendments to the Employment Agreements to be effective upon the Effective Date and pursuant to which the following changes would be made:
(i) the terms of the Employment Agreements would be extended to three years each starting January 1, 1997; (ii) at the end of the three-year term, on January 1, 2000, the employment term would automatically be extended by one year each year unless either the executive or Winthrop provided notice that the Employment Agreement would not be renewed no later than June 1 of the year preceding the expiration of the term; (iii) the executive agrees for three years after termination of employment not to solicit any employees or former employees of Winthrop; (iv) the executive shall no longer have the right to terminate the Employment Agreement in the absence of a "good reason", and "good reason" is redefined to include only the failure by Winthrop to pay amounts due under the Employment Agreement as amended; (v) Winthrop shall retain the authority to terminate the employment of the executive without cause; and (vi) in the event of termination of the executive's employment without cause or for "good reason", the executive will receive his base salary and bonus due under the Employment Agreement to the end of its term (subject to reduction by the "Committee" under the Agreement in the event the executive is determined in good faith by the Committee to be in violation of his non-competition, non-solicitation, confidentiality or other ongoing obligations under the Employment Agreement). In addition, Mr. Murphy has agreed to execute an amendment to his Employment Agreement which provides that any increases in base salary and bonus under his Agreement after December 31, 1998 will be the subject of good faith negotiation and will be consistent with prior practices between Mr. Murphy and Winthrop and that negotiations concerning such increases will commence no later than September 1, 1998 and conclude no later than October 15, 1998. Amendments to the Employment Agreements providing as described above will be executed by the Winthrop Founders and Mr. Murphy and delivered to TCF prior to the Effective Time. Promptly after the Effective Time the Employment Agreements will be signed by Winthrop and executed copies will be delivered to the Winthrop Founders and Mr. Murphy.

    The Merger Agreement also provides that from and after the Effective Time, TCF will indemnify Winthrop's directors, officers, employees and agents from and against any and all claims arising out of or in connection with activities in such capacity prior to the Effective Time to the fullest extent permitted under the TCF Certificate and Bylaws and applicable Delaware law. In addition, TCF has agreed to cause the Surviving Corporation to maintain in effect, for a period of three years after the Effective Time, directors' and officers' liability insurance comparable to that maintained by Winthrop as of the date of the Merger Agreement for acts or omissions prior to the Merger. Certain of Winthrop employee benefit plans provide for indemnification and/or liability insurance coverage for any individual serving as a fiduciary with respect to such plans. Such indemnification or liability insurance will be continued by TCF.

    In addition to the foregoing, each of the Winthrop Founders has entered into certain Stockholder Agreements pursuant to which he is provided with certain rights of indemnification and other rights. See "--Stockholder and Affiliate Letter Agreements."

RESALE CONSIDERATIONS WITH RESPECT TO THE TCF COMMON STOCK

    The shares of TCF Common Stock to be issued to stockholders of Winthrop upon consummation of the Merger have been registered under the Securities Act and will be freely transferable by those stockholders who are not deemed to be "affiliates" of Winthrop or TCF, as that term is defined in the rules and regulations under the Securities Act.

    Shares of TCF Common Stock received by those stockholders of Winthrop who are deemed to be "affiliates" of Winthrop at the time of the Winthrop Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

    In addition, pursuant to the Merger Agreement, and in order to ensure that the Merger will be accounted for under the pooling-of-interests method under generally accepted accounting principles, each affiliate of Winthrop and TCF, including the respective directors and executive officers of Winthrop and TCF, have submitted a letter to TCF and Winthrop agreeing not to sell, pledge, transfer or otherwise dispose of the shares of TCF Common Stock or Winthrop Common Stock owned during the period commencing 30 business days prior to the Effective Time and continuing to the date on which at least 30 days of post-Merger combined operations of TCF and Winthrop have been published either by issuance of a quarterly earnings report on Form 10-Q or other public issuance (such as a press release) which includes such information. Winthrop's transfer agent has been given an appropriate stop transfer order with respect to shares of Winthrop Common Stock owned by affiliates of Winthrop or TCF. TCF's transfer agent has been given an appropriate stop transfer order with respect to shares of TCF Common Stock owned by affiliates of Winthrop or TCF. For information concerning additional resale restrictions which are applicable to the directors of both TCF and Winthrop until the TCF Special Meeting and Winthrop Special Meeting, see "--Stockholder and Affiliate Letter Agreements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to be a tax-free reorganization under Section 368(a) of the Code. The following summary covers only the principal terms of the opinion KPMG Peat Marwick LLP will give to TCF and Winthrop and is qualified in its entirety by the full text of the opinion, including certain facts, representations, and assumptions described therein. This summary should not be relied upon without first consulting the full text of the opinion, which has been filed as an exhibit to this Joint Proxy Statement/ Prospectus. The summary does not discuss all potentially relevant federal income tax matters or consequences to any stockholders subject to special treatment.

    The Merger will constitute a reorganization as defined in Sections 368(a)(1)(A) and 368 (a)(2)(E) of the Code. TCF and Winthrop will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. In general, no gain or loss will be recognized by TCF or Winthrop as a result of the Merger. No gain or loss will be recognized by stockholders of Winthrop upon the exchange of their Winthrop Common Stock solely for shares of TCF Common Stock pursuant to the Merger (except in connection with the receipt of cash in lieu of any fractional shares). The basis of the TCF Common Stock to be received by a Winthrop stockholder receiving solely TCF Common Stock (including any fractional share interest to which they may be entitled) will be the same as his or her basis in the Winthrop Common Stock surrendered in exchange therefor. The holding period of the shares of TCF Common Stock to be received by a Winthrop stockholder receiving solely TCF Common Stock (including any fractional share interest to which they may be entitled) will include the period during which such Winthrop stockholder held the Winthrop Common Stock surrendered in exchange therefor, provided the surrendered Winthrop Common Stock was held by such stockholder as a capital asset on the date of the Merger.

    Stockholders of Winthrop will receive cash in lieu of fractional shares of TCF Common Stock and such fractional share interests will be treated as if the stockholders actually received the fractional shares from TCF and then TCF redeemed them for cash. Such cash payments will be treated by the former Winthrop stockholders as having been received as full payment in exchange for the fractional share interests so redeemed. Gain or loss will be realized and recognized by each such Winthrop stockholder equal to the difference between the amount of cash received for the fractional share and the tax basis of

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
the fractional share interest. If the fractional share is a capital asset in the hands of a Winthrop stockholder, then the gain or loss recognized will constitute a capital gain or loss.

    No income, gain or loss shall be recognized by TCF Financial, Winthrop or the Winthrop Stockholders if, as intended, Winthrop, as the Surviving Corporation following the Merger, is contributed to TCF Minnesota.

    The opinion of KPMG Peat Marwick LLP is based on certain stated facts and representations of TCF and Winthrop which have not been independently verified by KPMG Peat Marwick LLP. Further, such opinion is based on relevant provisions of the Code, the regulations thereunder, and judicial and administrative interpretations thereof, all of which are subject to change by subsequent legislative, regulatory, administrative or judicial decisions.

    The opinion of KPMG Peat Marwick LLP represents an expression of KPMG Peat Marwick LLP's professional judgment regarding the subject matter of the opinion and, unlike a private letter ruling issued by the Internal Revenue Service, is not binding upon the Internal Revenue Service and has no official status of any kind; no assurance or guarantee can be given that the Internal Revenue Service will not take a position contrary to any opinion expressed by KPMG Peat Marwick LLP or that, if the Internal Revenue Service took such a position, it would not be sustained by the courts.

    THE PRECEDING DISCUSSION SUMMARIZES FOR GENERAL INFORMATION PURPOSES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO WINTHROP STOCKHOLDERS. THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER MAY DEPEND ON THE STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES. EACH WINTHROP STOCKHOLDER IS URGED TO CONSULT WITH A TAX ADVISOR IN ORDER TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THE STOCKHOLDER AS A RESULT OF THE MERGER, INCLUDING FEDERAL, FOREIGN, STATE, AND LOCAL TAX CONSEQUENCES. THIS DISCUSSION DOES NOT INCLUDE THE TAX CONSEQUENCES THAT MAY RESULT FROM ANY FOREIGN, STATE, LOCAL, OR OTHER TAX LAW.

ACCOUNTING TREATMENT OF THE MERGER

    Consummation of the Merger is conditioned upon the Merger being accounted for as a pooling of interests and the receipt, if required, by TCF of an opinion to such effect from KPMG Peat Marwick LLP, TCF's independent public accountants. Under the pooling-of-interests method of accounting, the historical cost basis of the assets and liabilities of TCF and Winthrop will be carried forward at their previously recorded amounts, and the stockholders' equity accounts of TCF and Winthrop will be combined on TCF's consolidated balance sheet. Revenues and expenses will be restated retroactively to reflect the consolidated operations of TCF and Winthrop as if the Merger had taken place prior to the periods covered by such financial statements.

    For information concerning certain restrictions on the transferability of Winthrop Common Stock and TCF Common Stock owned by affiliates of Winthrop or TCF in order to, among other things, ensure pooling-of-interests accounting treatment, see "--Resale Considerations With Respect to the TCF Common Stock."

DISSENTERS' RIGHTS--WINTHROP

    The following discussion is not a complete statement of the law applicable to Winthrop pertaining to dissenters' rights under the MBCA and is qualified in its entirety by reference to the full text of Sections 302A.471 and 302A.473 of the MBCA attached to this Joint Proxy Statement/Prospectus as Appendix D. Any stockholder of Winthrop who wishes to exercise such dissenters' rights or who wishes to preserve his or her right to do so should review the following discussion and Appendix D carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters'

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
rights under the MBCA. TCF stockholders are not entitled to dissenters' rights in connection with the Merger.

    PROCEDURE TO PRESERVE DISSENTERS' RIGHTS. Under Minnesota law, any Winthrop stockholder who follows the procedures set forth in Section 302A.473 of the MBCA will be entitled to receive payment in cash of the "fair value" of such stockholder's shares.

    Under Section 302A.473 of the MBCA, if a corporation calls a stockholder meeting at which a plan of merger to which such corporation is a party is to be voted upon, the notice of the meeting must inform each stockholder of the right to dissent and must include a copy of Section 302A.471 and Section 302A.473 of the MBCA and a brief description of the procedure to be followed under such sections. This Joint Proxy Statement/Prospectus constitutes such notice to the stockholders of Winthrop and the applicable statutory provisions of the MBCA are attached to this Proxy Statement/Prospectus as Appendix D.

    The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Winthrop Common Stock. A stockholder who wishes to exercise dissenters' rights must file with Winthrop before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such dissenting stockholder and must not vote his shares in favor of the Merger Agreement.

    As used in this Section regarding dissenters' rights, the "fair value" of dissenting shares means the value of the shares of the corporation immediately before the Effective Date of the Merger.

    After the proposed Merger Agreement has been approved by the stockholders of Winthrop, Winthrop must send a written notice to its stockholders who have not voted their shares in favor of the Merger Agreement and who have filed with Winthrop, before the vote on the Merger Agreement, a written notice of intent to demand the fair value of the shares owned by such stockholder. The notice from Winthrop must contain:

        (1) The address to which a demand for payment and stock certificates must be sent in order to obtain payment and the date by which they must be received;

        (2) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

        (3) A copy of Sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under such sections.

    In order to receive the fair value of the dissenting shares, a dissenting stockholder must demand payment and deposit his shares with Winthrop within 30 days after the notice was given, but the dissenter retains all other rights of a stockholder until the Merger takes effect.

    A Winthrop stockholder may not assert dissenters' rights as to less than all of the shares of Winthrop Common Stock registered in the name of such stockholder, unless the stockholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the stockholder and discloses the name and address of each beneficial owner on whose behalf the stockholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the stockholder has dissented and the other shares were registered in the names of different stockholders.

    A beneficial owner of shares who is not the stockholder may assert dissenters' rights with respect to shares held on behalf of such beneficial owner, and will be treated as a dissenting stockholder under the terms of Sections 302A.471 and 302A.473, if the beneficial owner submits written consent of the stockholder holding such beneficial owner's shares to Winthrop at the time of or before the assertion of dissenters' rights.

    PROCEDURES FOLLOWING AN ASSERTION OF DISSENTERS' RIGHTS. After the Merger takes effect, or after Winthrop receives a valid demand for payment, whichever is later, Winthrop must remit to each dissenting stockholder who has not voted his shares in favor of the Merger Agreement and has filed with Winthrop

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
before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder, the amount Winthrop estimates to be the fair value of the shares, plus interest ("interest" commences five days after the effective date of the Merger up to and including the date of payment, calculated at a rate provided under Minnesota law for interest on verdicts and judgments), accompanied by:

        (1) Winthrop's balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the Merger, together with the latest available interim financial statements;

        (2) An estimate by Winthrop of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of Sections 302A.471 and 302A.473, and a brief description of the procedure to be followed in demanding supplemental payment.

    Winthrop may withhold the above-described remittance from a person who was not a stockholder on the date the Merger was first announced to the public or who is dissenting on behalf of a person who was not beneficial owner on that date. If the dissenter has not voted his shares in favor of the Merger Agreement and has filed with Winthrop before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder, Winthrop must forward to the dissenter the materials described in the preceding paragraph, a statement of reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment of the dissenter's own estimate of the fair value of the shares, plus interest, by written notice to Winthrop. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, the procedures, costs, fees and expenses described below for petitioning the court shall apply.

    If Winthrop fails to remit payment within 60 days of the deposit of certificates, it must return all deposited certificates and cancel all transfer restrictions. However, Winthrop may require deposit at a later time and again give notice that contains:

        (1) The address to which a demand for payment; and share certificates must be sent in order to obtain payment and the date by which they must be received;

        (2) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and the demand payment; and

        (3) A copy of Sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under such sections.

    If a dissenter believes that the amount remitted by Winthrop is less than the fair value of the shares plus interest, the dissenter may give written notice to Winthrop of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after Winthrop mails the remittance, and demand payment of the difference (a "Demand"). Otherwise, a dissenter is entitled only to the amount remitted by Winthrop.

    If Winthrop receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with Winthrop or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in Hennepin County, Minnesota. The petition must name as parties all dissenters who made a Demand for payment and who have not reached agreement with Winthrop. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court must determine whether the stockholder or stockholders in question have fully complied with the requirements of Section 302A.473, and must determine the fair value of the Winthrop shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Winthrop or by a dissenter. The fair value of the shares as determined by the court is binding on all dissenting stockholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by Winthrop, but shall not be liable to Winthrop for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

    The court must determine the costs and expenses of any appraisers in a proceeding under the preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess those costs and expenses against Winthrop, except that the court may assess part or all of those costs and expenses against a dissenter whose Demand is found to be arbitrary, vexatious, or not in good faith.

    If the court finds that Winthrop has failed to comply substantially with
Section 302A.473, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses to any attorney for the dissenters out of the amount awarded to the dissenters, if any.

EXPENSES OF THE MERGER

    The Merger Agreement provides that TCF and Winthrop shall each bear and pay all costs and expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby except that TCF and Winthrop will each pay one-half of all filing fees in connection with HSR Act filings and TCF will bear the cost of any indenture supplement governing the Winthrop Senior Notes.

STOCKHOLDER AND AFFILIATE LETTER AGREEMENTS

    The following description of the Stockholder Agreements and Affiliate Letter Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements themselves which are attached as Exhibits A, C and D of Appendix A to this Joint Proxy Statement/Prospectus.

    In conjunction with the Merger Agreement, TCF has entered into certain Stockholder Agreements with the Winthrop Founders, the form of which is attached as Appendix A to the Merger Agreement. Under the Stockholder Agreements, each Winthrop Founder has agreed among other things: (i) to vote all of his shares of Winthrop Common Stock at the Winthrop Special Meeting in favor of the Merger Agreement; (ii) not to sell, pledge, transfer or otherwise dispose of those shares prior to the Winthrop Special Meeting; (iii) not to directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than TCF or an affiliate of TCF) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Winthrop or any subsidiary of Winthrop; provided that nothing will be deemed to affect the ability of the Winthrop Founder to fulfill his fiduciary duties as a director or officer of Winthrop;
(iv) consistent with their fiduciary duties as an officer or director of Winthrop to use their reasonable good faith efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the agreements contemplated by the Merger Agreement; and (v) to execute and deliver Affiliate Letter Agreements. The Winthrop Founders are relieved of these obligations if the Merger Agreement terminates prior to the Winthrop stockholders' vote on the Merger Agreement. Under the Stockholder Agreement TCF agrees to register the shares of a Winthrop Founder, if required, for any of the Winthrop Founders to sell their shares (after the no sale period for pooling purposes has expired). TCF will further indemnify the Winthrop Founders against any claims based on untrue statements or omissions or alleged omission to state a material fact required to be stated therein or to make the statements not misleading in connection with the registration and sale of the shares of TCF Common

Stock of the Winthrop Founders, including costs of defense and reasonable legal fees. The Winthrop Founders will indemnify TCF against any claims arising out of materially misleading statements, omissions or alleged omissions if the information was furnished in writing to TCF by or on behalf of the Winthrop Founder.

    In conjunction with the Merger Agreement, TCF has also entered into Affiliate Letter Agreements dated as of February 28, 1997 with each of the directors, executive officers and stockholders of Winthrop (the "Winthrop Affiliates") who may reasonably be deemed to be "affiliates" for purposes of Rule 145 of the Securities Act, and Winthrop has entered into Affiliate Letter Agreements dated as of February 28, 1997 with each of the "affiliates" of TCF. Pursuant to such Affiliate Letters, copies of the form of which are attached to this Joint Proxy Statement/Prospectus as Exhibits C and D, respectively, to the Merger Agreement which is Appendix A, such persons have agreed, among other things, not to sell, pledge, transfer or otherwise dispose of their shares of Winthrop Common Stock or TCF Common Stock during the period beginning 30 business days prior to the Effective Date and continuing to the date on which financial results covering at least 30 days of combined operations of TCF and Winthrop have been published. The Winthrop Affiliates also acknowledged that they may transfer the TCF Common Stock received in the Merger only: (i) if sold in compliance with paragraph (c) and (d) of Rule 145; or (ii) pursuant to another exemption under the Securities Act. These agreements are intended to assist in qualifying the Merger for pooling-of-interests accounting treatment.

                        DESCRIPTION OF TCF CAPITAL STOCK

GENERAL

    TCF is authorized to issue 170,000,000 shares of capital stock, par value $.01 per share, consisting of 140,000,000 shares of TCF Common Stock and 30,000,000 shares of preferred stock. As of the TCF Record Date, there were
issued and outstanding       shares of TCF Common Stock, and shares of Series A
Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain preferred share purchase rights (the "Rights") described below.

TCF COMMON STOCK

    GENERAL. TCF common stockholders have no preemptive rights. The outstanding shares of TCF Common Stock are, and the TCF Common Stock offered hereby will be, fully paid and nonassessable. Each outstanding share of TCF Common Stock also includes, and each share offered hereby will include, one Right.

    VOTING. TCF common stockholders are entitled to one vote for each share held on each matter submitted to a vote of the holders of TCF Common Stock. Cumulative voting for the election of directors is not permitted.

    DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS. Subject to the preferential dividend rights of any issued and outstanding preferred stock, TCF's common stockholders are entitled to receive dividends as and when declared by the Board of Directors of TCF. Under Delaware corporate law, TCF may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of TCF has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution.

    If TCF were liquidated, the holders of TCF Common Stock would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of TCF's liabilities and any required payments applicable to the preferred stock then outstanding.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the TCF Common Stock is Boston Equiserve, Boston, Massachusetts.

    PREFERRED SHARE PURCHASE RIGHTS. On May 23, 1989, the Board of Directors of TCF declared a dividend of one Right for each outstanding share of TCF Common Stock. The dividend was paid on June 9, 1989 to the holders of record of TCF Common Stock on that date. Holders of shares of TCF Common Stock issued subsequent to that date receive one Right with each such share issued. The Rights are transferred with and only with the shares of TCF Common Stock until they become exercisable. The Rights become exercisable only under certain circumstances described below. The Rights are designed to ensure that holders of TCF Common Stock receive fair and equal treatment in the event of any proposed takeover of TCF and to discourage certain abusive takeover techniques. They are also intended to enable holders of TCF Common Stock to realize the long-term value of their investment in TCF. While not preventing a takeover, the Rights are designed to encourage any person seeking to acquire TCF to negotiate with the Board of Directors of TCF. The Rights may have the effect of discouraging, but are not intended to deter, takeover proposals.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of TCF, including the right to vote or receive dividends. Upon becoming exercisable, each Right entitles the registered holder to purchase from TCF one-hundredth of a share of Series A Junior Participating Preferred Stock ("Series A Junior Preferred Stock") of TCF at a price (the "Purchase Price") of $180 per one one-hundredth of a share of Series A Junior Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between TCF and Boston Equiserve as rights agent. The Purchase Price payable, and the number of shares of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of certain events specified in the Rights Agreement.

    The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of the outstanding shares of TCF Common Stock. The Rights have certain additional features that will be triggered upon the occurrence of any one of certain specified events:

        (i) In the event that any person or group becomes the beneficial owner of 15% or more of the outstanding shares of TCF Common Stock, subject to certain exceptions for shares owned by TCF, a subsidiary or an employee benefit plan or issued directly by TCF, proper provision shall be made so that each holder of a Right, other than any person or group beneficially owning 15% or more of the outstanding TCF Common Stock (whose Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of TCF Common Stock having a market value of two times the exercise price of the Right (or, at the option of TCF, an equivalent number of one one-hundredths of a share of Series A Junior Preferred Stock).

        (ii) In the event that TCF is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power is sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

       (iii) At any time after the acquisition by a person or group of beneficial owners of 15% or more of the outstanding shares of TCF Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding TCF Common Stock, the Board of Directors of TCF may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of TCF Common Stock, or one one-hundredth of a share of Series A Junior Preferred Stock (or of a share of a class or series of TCF's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

    At any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding TCF Common Stock, a majority of TCF's directors prior to the time of such an acquisition may vote to redeem the Rights in whole, but not in part, at a price of $.01 per right. The redemption of the Rights may be made effective at such time on such basis and with such conditions as such directors in their sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

    The terms of the Rights may be amended by the Board of Directors of TCF without the consent of the holders of the Rights, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Stock then known to TCF to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group acquires 15% or more of the outstanding TCF Common Stock, no such amendment may adversely effect the interests of the holders of the Rights.

    The Rights will expire on June 9, 1999, unless extended or earlier redeemed by TCF.

PREFERRED STOCK

    GENERAL

    Pursuant to the TCF Certificate, there are authorized 30,000,000 shares of preferred stock, par value $.01 per share, and the Board of Directors of TCF has the authority, without further stockholder action, to issue from time to time one or more series of preferred stock with such terms and for such consideration as the TCF Board of Directors may determine. The TCF Board of Directors is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

    The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power and other rights of the holders of TCF Common Stock and under certain circumstances have the effect of delaying or preventing a change in control of TCF.

    SERIES A JUNIOR PREFERRED STOCK

    The Board of Directors of TCF has established a series of preferred stock, designated Series A Junior Preferred Stock, issuable upon the exercise of Rights
issued to holders of the TCF Common Stock. There are currently      shares of
Series A Junior Preferred Stock reserved for issuance upon the exercise of the Rights. See "--TCF Common Stock--Preferred Share Purchase Rights" and "Comparison of the Rights of Stockholders." Series A Junior Preferred Stock ranks junior to all other series of preferred stock that might be created and is not redeemable. Each Series A Junior Preferred Stock share is, subject to the rights of senior securities of TCF, entitled to a minimum preferential quarterly dividend payment of $1.00 per share, however, each such share is limited to an aggregate dividend of 100 times the dividend declared per share of TCF Common Stock. In the event of liquidation, the holders of the Series A Junior Preferred Stock, upon issuance, are entitled to a minimum preferential liquidation payment of $100 per share but such payment is limited to an aggregate payment of 100 times the payment made per share of TCF Common Stock. Each Series A Junior Preferred Stock share, upon issuance, will have 100 votes, voting together with the TCF Common Stock. Finally, in the event of any merger, consolidation or other transaction in which TCF Common Stock is exchanged, each Series A Junior Preferred Stock share will be entitled to receive 100 times the amount received per share of TCF Common Stock. These rights are protected by customary antidilution provisions.

ANTITAKEOVER EFFECTS OF PROVISIONS OF TCF'S CERTIFICATE OF INCORPORATION AND
  BYLAWS

    Certain provisions of the TCF Certificate and the TCF Bylaws could discourage potential takeover attempts and could delay or prevent a change in control of TCF. See "Comparison of the Rights of Stockholders."

                       DESCRIPTION OF WINTHROP SECURITIES

    The authorized capital stock of Winthrop consists of 15,000,000 shares of common stock, par value $.01 per share (the "Winthrop Common Stock"), and 2,000,000 shares of preferred stock, par value $.01 per share (the "Winthrop Preferred Stock").

COMMON STOCK

    As of May   , 1997, there were 8,600,300 shares of Winthrop Common Stock issued and outstanding. All outstanding shares of Winthrop Common Stock are fully paid and nonassessable. The stockholders of Winthrop Common Stock are entitled to one vote for each share held on the record date on all matters voted upon by stockholders and may not use cumulative voting for the election of directors. Subject to the rights of the stockholders of any future series of shares of Winthrop Preferred Stock, each share of outstanding Winthrop Common Stock is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution or winding up of Winthrop and is entitled to participate equally in dividends and other distributions if, as and when declared by its Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Winthrop Common Stock. All shares of Winthrop Common Stock have equal rights and preferences. The Winthrop Common Stock is described more fully in Winthrop's Registration Statement on Form 8-A, dated April 23, 1992, including any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering described herein.

    The transfer agent and registrar for the shares of Winthrop Common Stock is Norwest Bank Minnesota, National Association.

PREFERRED STOCK

    None of Winthrop's 2,000,000 authorized shares of Winthrop Preferred Stock has been issued or authorized by the Winthrop Board of Directors for issuance. Under the MBCA and Winthrop's Restated Articles of Incorporation, no action by Winthrop's stockholders is necessary, and only action of the Board of Directors is required, to establish and designate one or more series of Winthrop Preferred Stock and to authorize the issuance of shares of any such series. The Winthrop Board of Directors is empowered to set the terms of each such series (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the Winthrop Board of Directors, without stockholder approval, may issue shares of Winthrop Preferred Stock in one or more series with terms that could adversely affect the voting power and other rights of holders of the Winthrop Common Stock.

    The authorization or issuance of one or more series of Winthrop's Preferred Stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of Winthrop Common Stock, to acquire control of Winthrop with a view to effecting a merger, sale or exchange of assets or a similar transaction. The anti-takeover effects of any such series of Winthrop Preferred Stock may deny stockholders the receipt of a premium on their Winthrop Common Stock and may also have a depressive effect on the market price of the Winthrop Common Stock.

WINTHROP SENIOR NOTES

    As of March 31, 1997, Winthrop had outstanding $28,750,000 aggregate principal amount of Winthrop Senior Notes. The Winthrop Senior Notes are unsecured and senior to all other unsecured obligations of Winthrop. The Winthrop Senior Notes provide that, beginning on June 24, 2001, Winthrop may redeem the Winthrop Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days prior written notice at par plus accrued interest to the date fixed for redemption. The Winthrop Senior Notes are subject to an Indenture dated July 1, 1996 between Winthrop and Norwest Bank Minnesota, National Association, as Trustee, (the "Indenture"), which Indenture sets forth certain restrictive covenants applying to Winthrop which limit, among other things: (1) the amount of funded recourse debt; (2) the declaration of cash dividends and acquisition of capital stock of Winthrop; (3) Winthrop's ability to consolidate or merge where Winthrop is not the surviving corporation unless such other entity assumes Winthrop's obligations under the Indenture; (4) the ranking of future funded recourse debt senior to the Winthrop Senior Notes; (5) the restriction of subsidiary dividends; and (6) transactions with affiliates. At March 31, 1997, Winthrop was in compliance with all covenants.

    TCF will become a co-obligor with respect to the Winthrop Senior Notes, subject to approval by the Winthrop Senior Note holders of certain modifications to the Indenture.

                    COMPARISON OF THE RIGHTS OF STOCKHOLDERS

GENERAL

    As a result of the Merger, holders of Winthrop Common Stock, whose rights are presently governed by the MBCA and the Winthrop Articles and Bylaws, will become stockholders of TCF, a Delaware corporation. Accordingly, their rights will be governed by the DGCL, the TCF Certificate and the TCF Bylaws. Certain differences in the rights of stockholders arise from distinctions between the MBCA and the DGCL and the Winthrop Articles and Winthrop Bylaws as compared to the TCF Certificate and TCF Bylaws. The following is a brief description of those differences. The discussion herein is not intended to be a complete statement of the differences but rather summarizes the more significant differences affecting the rights of such stockholders and certain important similarities. The following summary is qualified in its entirety by reference to the MBCA, the DGCL, the Winthrop Articles and Winthrop Bylaws and the TCF Certificate and TCF Bylaws.

    Each Winthrop stockholder should carefully consider these differences, including but not limited to provisions of the TCF Certificate and TCF Bylaws that may have an anti-takeover effect, in connection with the decision to vote for or against the adoption and approval of the Merger Agreement.

AUTHORIZED CAPITAL STOCK

    The Winthrop Articles authorize the issuance of up to 15,000,000 shares of Winthrop Common Stock, par value $.01 per share, of which 8,600,300 shares were issued and outstanding as of the Winthrop Record Date, and up to 2,000,000 shares of Winthrop Preferred Stock, par value $.01 per share, of which none were issued and outstanding as of the Winthrop Record Date. See "Description of Winthrop Capital Stock--Preferred Stock."

    The TCF Certificate authorizes the issuance of up to 140,000,000 shares of
TCF Common Stock, par value $.01 per share, of which       shares were issued
and outstanding as of the TCF Record Date, and up to 30,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding as of the TCF Record Date. The TCF preferred stock is issuable in series, each series having such rights and preferences as TCF's Board of Directors may fix and determine by resolution. Although TCF does not currently contemplate taking such action, it is possible that additional shares of TCF Common Stock or TCF preferred stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in TCF more difficult, time consuming or costly or to otherwise discourage an attempt to acquire control of TCF.

    The MBCA does not allow treasury shares. Under the DGCL, TCF may hold treasury shares. Treasury shares under Delaware Law may be held, sold, lent, pledged or exchanged by TCF. Such shares, however, are not outstanding shares and therefore do not receive any dividends and do not have voting rights.

AMENDMENT OF GOVERNING INSTRUMENTS

    Under the MBCA and the Winthrop Articles, amendments to the Winthrop Articles require the affirmative vote of the holders of a majority of the shares entitled to vote on the amendment. Prior to submitting the resolution for a stockholder vote, the resolution must be approved by a majority of directors present at a meeting where the resolution is considered, unless the resolution is proposed by a stockholder or stockholders holding three percent or more of the voting power of the outstanding shares entitled to vote. Stockholders shall take action by the affirmative vote of the holders of the greater of (a) a majority of the shares present and entitled to vote on an item of business, or
(b) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting.

    Under the MBCA and the Winthrop Bylaws, the power to adopt, amend or repeal the Winthrop Bylaws is vested in the board and is subject to the power of the stockholders to adopt, amend or repeal bylaws adopted, amended, or repealed by the board. The board shall not, without stockholder approval, amend, or repeal a bylaw fixing a quorum for meetings of stockholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. A stockholder or stockholders holding three percent or more of the voting power of the shares entitled to vote may propose a resolution for action by the stockholders to adopt, amend, or repeal bylaws adopted, amended or repealed by the board. The Winthrop Bylaws may be amended by a majority vote of the full Board of Directors, or by a majority vote of the votes cast by the stockholders of Winthrop at any legal meeting, except that amendments to the provisions of the Winthrop Bylaws inconsistent with or modifying or permitting circumvention of the provisions of the Winthrop Articles governing (i) directors and (ii) certain business combinations, may be adopted only if the amendment is first proposed by the Board of Directors of Winthrop, upon the affirmative vote of at least two-thirds of the directors, and is thereafter approved by the holders of at least 75% of the outstanding shares of capital stock of Winthrop entitled to vote generally in the election of directors, voting as a single class; provided however, that this 75% vote will not be required for any amendment recommended to the stockholders by the affirmative vote of not less than 75% of the directors.

    The DGCL generally provides that the affirmative vote of a majority of a corporation's outstanding voting shares is required to amend its certificate of incorporation, unless the certificate of incorporation requires a greater vote. The TCF Certificate of Incorporation provides that, except for provisions relating to: (i) more than ten percent (10%) acquisitions of TCF equity securities; (ii) the Board of Directors; (iii) certain business combinations;
(iv) actions by written consent; (v) special meetings of stockholders; (vi) amendment of the TCF Bylaws; (vii) limitation of liability of directors; (viii) indemnification of directors and officers; and (ix) the article that relates to amendments in the TCF Certificate of Incorporation, the TCF Certificate may be amended by the affirmative vote of the holders of a majority of TCF's outstanding voting shares.

    Pursuant to the TCF Certificate, certain provisions, including many of the "anti-takeover" provisions referred to under the "Description of TCF Capital Stock" in the TCF Certificate may not be altered, amended or repealed without the affirmative vote of at least a majority of the Board of Directors of TCF or the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders.

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
CLASSIFIED BOARD AND CUMULATIVE VOTING

    The MBCA requires that a corporation shall have at least one director and permits the board of directors to be divided into classes without regard to the size of the board of directors. The Winthrop Bylaws require that its Board of Directors shall consist of three directors. The Winthrop Board of Directors is not classified. In addition, the Winthrop Articles prohibit cumulative voting for the election of directors.

    The DGCL requires that a corporation shall have at least one director. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors. The TCF Certificate provides for its Board of Directors to consist of seven (7) to twenty-five (25) members divided into three classes of as nearly equal size as possible. Within such limits, the exact number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the "Continuing Directors," which is defined in the TCF Certificate. The terms of the directors are staggered such that the terms of approximately one-third of the directors expire at each annual election of directors. TCF's Certificate does not permit cumulative voting.

REMOVAL OF DIRECTORS AND VACANCIES

    Under the MBCA, any director may be removed by the board at any time, with or without cause, if the director was named, by the board, to fill a vacancy, the stockholders have not elected directors in the interval between the time of the appointment to fill a vacancy and the time of the removal of such director, and a majority of the remaining directors affirmatively vote for the removal of such director. Stockholders may remove directors at any time, with or without cause, by an affirmative vote of the stockholders. Under the MBCA, unless the articles or bylaws provide otherwise, (i) a vacancy on a corporation's board of directors may be filled by the vote of a majority of directors then in office, although less than a quorum, (ii) a newly created directorship resulting from an increase in the number of directors may be filled by the board, and (iii) any director so elected pursuant to (i) or (ii) above shall hold office only until a qualified successor is elected at the next regular or special meeting of stockholders. The Winthrop Bylaws follow these provisions.

    Under the TCF Certificate, any director may be removed for cause by the holders of at least a majority of the outstanding voting shares and which vote may only be taken at a meeting of stockholders (and not by written consent). Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duty to the corporation and such adjudication is no longer subject to direct appeal. Vacancies in TCF's Board of Directors, including vacancies created by newly created directorships resulting from an increase in the number of directors, shall be filled by TCF's Board of Directors, acting by a vote of at least a majority of the directors then in office, even if less than a quorum, and any director so chosen shall serve for the remainder of the term of the class of directors in which the vacancy occurred. Vacancies on the TCF Board resulting from the death, resignation or removal of a director may be filled by the affirmative vote of a majority of the Continuing Directors, or if there are no Continuing Directors, by the affirmative vote of a majority of directors then in office, even though less than a quorum.

LIMITATION OF DIRECTOR LIABILITY

    Both the MBCA and DGCL allow a corporation to include in its charter a provision that eliminates or limits the ability of the corporation and its stockholders to recover monetary damages from a director for a breach of fiduciary duty, except for (a) any breach of the director's duty of loyalty, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) distributions that are illegal under applicable law or (d) any transaction from which the director derived an improper personal benefit. Both the TCF Certificate and the Winthrop Articles include such a provision.

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INDEMNIFICATION

    The MBCA requires indemnification for all directors, officers and employees if such person (a) acted in good faith, (b) reasonably believed that such conduct was in or not opposed to the corporation's best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful, and the person being indemnified received no improper personal benefit and has not been indemnified from another source. The Winthrop Bylaws require Winthrop to indemnify its directors, officers and employees to the fullest extent permissible under the MBCA.

    The TCF Certificate and TCF Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of TCF or a subsidiary thereof, or is or was serving at the request of TCF, as a director, officer, partner, member or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by TCF to the fullest extent authorized by the DGCL against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that such indemnification does not extend to an indemnitee in connection with a proceeding (or portion thereof) initiated by such indemnitee unless such proceeding was authorized by the TCF Board of Directors.

    Under the DGCL as currently in effect, other than in actions brought by or in the right of TCF, such indemnification would apply if it was determined in the specific case that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of TCF and, with respect to any criminal proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In actions brought by or in the right of TCF, such indemnification would probably be limited to reasonable expenses (including attorneys' fees), and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of TCF, except that no indemnification may be made with respect to any claim, issue or matter as to which such person is adjudged liable to TCF unless, and only to the extent that, a court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee or agent of TCF has been successful on the merits or otherwise in defense of any proceeding, he must be indemnified against reasonable expenses incurred by him in connection therewith.

    The TCF Certificate and TCF Bylaws provide that the right of such directors and officers to indemnification includes the right to advancement by TCF of expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to TCF of an undertaking by such indemnitee to repay any amount so advanced if it is ultimately determined by final judicial decision that the proposed indemnitee is not entitled to be indemnified for such expenses.

    The TCF Certificate further provides that TCF may, to the extent authorized from time to time by TCF's Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any person who is or was an employee or agent of TCF or a subsidiary thereof or is or was serving at the request of TCF as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

    The TCF Certificate provides that a director of TCF, to the maximum extent now or hereafter permitted by the DGCL or any successor provision or provisions, will have no personal liability to TCF or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to TCF or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful

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dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Winthrop Articles do not contain such a liability limitation provision for its directors.

    For information concerning TCF's indemnification of directors, officers, employees and agents of Winthrop for claims arising out of or in connection with activities in such capacity prior to the Effective Time, see "The
Merger--Interests of Certain Persons in the Merger."

SPECIAL MEETINGS OF STOCKHOLDERS

    Pursuant to the MBCA and the Winthrop Bylaws, special meetings of stockholders of Winthrop may be called for any purpose at any time by the chief executive officer, the chief financial officer, two or more directors or a stockholder or stockholders holding ten percent or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25 percent or more of the voting power of all shares entitled to vote.

    Under the DGCL and the TCF Certificate, special meetings of stockholders of TCF may be called only by the Continuing Directors of TCF. As a result, stockholders and non-Continuing Directors of TCF do not have any right to call special meetings of stockholders or to require TCF's Board of Directors to call such meetings.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Under the MBCA, an action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting by written action signed by all of the stockholders entitled to vote on that action.

    The TCF Certificate provides that, except for removal of a director, any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote thereon.

STOCKHOLDER NOMINATIONS AND PROPOSALS

    The Winthrop Bylaws do not specifically provide for stockholder nominations of persons for election to the Board of Directors or to make proposals, except proposals to amend the Bylaws (see section entitled "Amendment of Governing Instruments").

    The TCF Bylaws provide that all nominations for election to the Board of Directors, other than those made by, or at the direction of, a majority of Continuing Directors, be made by a stockholder who has complied with the notice provisions set forth in the TCF Bylaws. The TCF Bylaws require that any director nominations made by a stockholder be delivered to or mailed and received at the principal executive offices of TCF not less than 60 days nor more than 90 days prior to the date of the scheduled annual meeting, provided, however, that if less than 70 days notice of the date of the scheduled annual meeting is given, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the scheduled annual meeting was mailed or given. Each such notice shall include, among other things: (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of TCF Common Stock which are beneficially owned by such person on the

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
date of such stockholder notice, and (D) any other information relating to such person that would be required to be disclosed pursuant to Schedule 13D under the Exchange Act in connection with the acquisition of shares, and pursuant to Regulation 14A under the Exchange Act in connection with the solicitation of proxies with respect to nominees for election as directors, including, but not limited to, information required to be disclosed by Items 4(b) and 6 of Schedule 14A under the Exchange Act and information which would be required to be filed on Schedule 14B under the Exchange Act with the Commission; and (ii) as to the stockholder giving the notice (A) the name and address, as they appear on TCF's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (B) the class and number of shares of TCF Common Stock which are beneficially owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

    The TCF Bylaws also provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting (or any supplement thereto) given by, or at the direction of, a majority of the Continuing Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, notice must be delivered to or mailed to the Secretary and received at the principal executive offices of TCF not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, that if less than 70 days notice of the date of the scheduled annual meeting is given, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the scheduled annual meeting was mailed or given.

    The TCF Bylaws also require that the notice must contain certain information in order to be considered. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on TCF's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (iii) the class and number of shares of TCF Common Stock which are beneficially owned by the stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (iv) any financial or other interest of the stockholder in such proposal. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the TCF Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

MERGERS, SHARE EXCHANGES, SALES OF ASSETS, BUSINESS COMBINATIONS WITH CERTAIN
  PERSONS AND ACQUISITIONS OF SHARES

    The MBCA generally requires the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote for approval of mergers and consolidations or the sale or exchange of all or substantially all of a corporation's assets. Under the MBCA, stockholder approval is not required for a merger or consolidation if the articles of incorporation will not be amended in the transaction, if stockholders will, before the transaction, continue to hold the same number of shares with identical rights in the transaction, and if the number of shares issuable with voting power and the number of participating shares (i.e., shares that entitle the holder to participate without limitation in distributions) immediately after the transaction, plus those issuable upon conversion or exercise of other securities or obligations

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
issued in the transaction, will not exceed by more than 20% the number of shares with voting power and the numbers of participating shares, as the case may be, immediately before the transaction.

    The DGCL requires the approval of the Board of Directors and the holders of a majority of the outstanding TCF Common Stock entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of substantially all of TCF's property and assets. The DGCL does not provide explicitly for share exchanges. The DGCL permits TCF to merge with another corporation without obtaining the approval of TCF's stockholders if: (i) TCF is the surviving corporation of the merger; (ii) the merger agreement does not amend the TCF Certificate; (iii) each share of TCF Common Stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of TCF Common Stock after the merger; and (iv) any authorized but unissued shares or treasury shares of TCF Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of TCF Common Stock outstanding immediately prior to the effective date of the merger.

    The MBCA contains provisions intended to protect stockholders from individuals or companies attempting a takeover of a corporation in certain circumstances. The Minnesota control share acquisition statute establishes various disclosure and stockholder approval requirements to be met by individuals or companies attempting a takeover. Delaware has no comparable provision. The Minnesota statute applies to an "issuing public corporation." An "issuing public corporation" is one which is incorporated under or governed by the MBCA and has at least fifty (50) stockholders. Winthrop is subject to the statute; TCF, because it is a Delaware corporation, is not subject to the statute.

    The Minnesota statute requires disinterested stockholder approval for any acquisition of shares of an "issuing public corporation" which results in the "acquiring person" owning more than a designated percentage of the outstanding shares of such corporation. Stockholders which exceed certain share ownership thresholds whose shares are acquired without stockholder approval lose their voting rights and are subject to certain redemption privileges of the corporation. Such shares regain their voting rights only if the acquiring person discloses certain information to the corporation and such voting rights are granted by the stockholders at a special or annual meeting of the stockholders. The Minnesota control share acquisition statute applies unless the "issuing public corporation" opts out of the statute in its articles of incorporation or bylaws. Winthrop has not opted out of such provisions. Control share acquisitions, do not include, among other things:

        (i) mergers or consolidations if the issuing public corporation is a party to the transaction;

        (ii) an acquisition from the issuing public corporation; and

       (iii) an acquisition subsequent to January 1, 1991, pursuant to an offer to purchase for cash pursuant to a tender offer all shares of the voting stock of the issuing public corporation which has been approved by a majority vote of the members of a committee comprised of the disinterested members of the board of the issuing public corporation formed before the commencement of, or the public announcement of the intent to commence, the tender offer and pursuant to acquisitions which the acquiring person will become the owner of over 50 percent (50%) of the voting stock of the issuing public corporation outstanding at the time of the transaction.

    TCF is subject to the provisions of Section 203 of the DGCL ("Section 203") which prohibits a "business combination" (defined in Section 203 as generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by TCF or a subsidiary with an "interested stockholder" (defined in Section 203 as generally the beneficial owner of 15% or more of a corporation's outstanding voting stock) within three years after the person or entity becomes an interested stockholder, unless (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been

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approved by TCF's Board of Directors, (ii) upon consummation of the transaction in which he became an interested stockholder, the interested stockholder holds at least 85% of the TCF Common Stock outstanding at the time the transaction commenced (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by TCF's Board of Directors and by the holders of at least two-thirds of the outstanding TCF Common Stock, excluding shares owned by the interested stockholder. The restrictions imposed on interested stockholders under Section 203 do not apply under certain limited circumstances set forth therein, including certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

    Section 203 provides that during such three-year period, the corporation may not merge or consolidate with an interested stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an interested stockholder or any affiliate or associate thereof, including, without limitation, (i) any merger or consolidation of the corporation or a direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the above limitations of Section 203 are not applicable to the surviving corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a stockholder of the corporation) to or with the interested stockholder of assets having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (iii) any transaction which results in the issuance or transfer by the corporation or by any majority owned subsidiary thereof of any stock of the corporation of such subsidiary to the interested stockholder, except, among other things, pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation;
(iv) any transaction involving the corporation or any majority owned subsidiary thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned by the interested stockholder (except, among other things, as a result of immaterial changes due to fractional share adjustments); or (v) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    The TCF Certificate contains a "fair price" provision which provides that, subject to certain exceptions, a "business combination" (which is defined to include a merger, reorganization, sale or transfer of all or substantially all of TCF's assets or a liquidation or dissolution of TCF having an aggregate fair market value of $10,000,000 or more) involving TCF and a "related person" (defined as a person who, together with any affiliate or associate, beneficially owns more than 10% of the outstanding TCF Common Stock), must be approved by holders of at least 80% of the outstanding shares entitled to vote thereon, excluding all shares of TCF Common Stock beneficially owned or controlled by a related person, unless (i) a majority of the Continuing Directors approves the transaction, (ii) the business combination is solely between TCF and a direct or indirect subsidiary of TCF, or (iii) certain price and other procedural conditions are satisfied.

    The Merger is not a "business combination" as defined in Section 203 or the fair price provisions of the DGCL and, therefore, neither the provision of
Section 203 nor the "fair price" provisions are applicable to the transaction contemplated by the Merger Agreement.

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ANTI-GREENMAIL PROVISIONS

    The MBCA contains a provision which limits the ability of a corporation to pay greenmail. Pursuant to the statue, a publicly held corporation is prohibited from purchasing or agreeing to purchase any shares from a person (or two or more persons who act as a partnership, limited partnership, syndicate, or other group pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise for the purpose of acquiring, owning or voting shares of the publicly held corporation) who beneficially owns more than five percent (5%) of the voting power of the corporation if the shares had been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares. However, such a purchase would not violate the statute if the purchase is approved at a meeting of the stockholders by a majority of the voting power of all shares entitled to vote or if the corporation's offer is at least of equal value per share and is made to all holders of any class or series into which the securities may be converted.

    There is no provision of the DGCL which is analogous to the MBCA with respect to greenmail and the TCF Certificate does not contain an anti-greenmail provision.

STOCKHOLDER RIGHTS PLAN

    On May 23, 1989, the Board of Directors of TCF declared a dividend distribution of one Right for each outstanding share of TCF Common Stock. For discussion of the Rights, see "Description of TCF Capital Stock--TCF Common Stock--Preferred Share Purchase Rights" and "Description of TCF Capital Stock--Preferred Stock--Series A Junior Preferred Stock." Winthrop has not adopted a stockholder rights plan.

DISSENTERS' RIGHTS OF APPRAISAL

    Under the MBCA and DGCL, stockholders have the right, under certain circumstances, to dissent from certain corporation transactions, principally mergers and consolidations, by demanding payment in cash for their shares equal to the fair value (excluding, under the DGCL, any appreciation or depreciation as a consequence or in expectation of the transaction), as determined by the corporation or by an independent appraiser appointed by a court in an action timely brought by the dissenters. Under the MBCA, Winthrop stockholders would have dissenters' rights if Winthrop amends its articles in such a way that materially and adversely affects the rights or preferences of the shares of the dissenting stockholder, enters into a sale, lease, transfer, or other disposition of all of substantially all of the property and assets of the corporation, a plan of merger, a plan of exchange or any other action taken pursuant to a stockholder vote if the articles, the bylaws or a resolution approved by the board directs that dissenting stockholders may obtain payment their shares. For a discussion of Winthrop stockholders' dissenters' rights of appraisal in connection with the Merger, see "The Merger--Dissenters' Rights--Winthrop--Procedure to Preserve Dissenters' Rights" herein.

    Under the DGCL, no dissenters' rights exist for shares of stock of a constituent corporation in a merger or consolidation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders. However, dissenters' rights will exist if the stockholders receive anything other than: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporation described in the foregoing clause (i) and (ii); or (iv) any combination of clause (i), (ii) or (iii). The TCF Certificate does not provide for any dissenters' rights in addition to those provided by the DGCL. TCF stockholders will not have any dissenters' rights of appraisal in connection with the Merger.

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STOCKHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS

    The MBCA provides that any stockholder or group of stockholders of a publicly held corporation have the right, upon written demand stating the purpose, to examine and copy the corporation's share register and other corporate records upon demonstrating a proper purpose. The DGCL provides that a stockholder of a Delaware corporation may inspect books and records of the corporation upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

PAYMENT OF DIVIDENDS

    Under the MBCA, Winthrop may declare a dividend to its stockholders if the board determines that Winthrop will be able to pay its debts in the ordinary course of business after making the distribution and the board does not know before the dividend is made that the determination was or has become erroneous. A dividend may be made to the holders of a class or series of shares only if all amounts payable to the holders of shares having a preference for the payment are paid and the distribution does not reduce the remaining net assets of Winthrop below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights, unless the distribution is made to those stockholders in the order and to the extent of their respective priorities.

    TCF is not subject to advance notice requirements and regulatory limitations relating to the payment of dividends or making other forms of capital distributions. Dividends from the TCF Banks to TCF, however, are subject to potential restrictions under the administration of the OCC. The DGCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if the corporation's capital (generally defined in the DGCL as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

DISSOLUTION

    Under the DGCL, voluntary dissolution of a corporation requires the adoption of a resolution by a majority of the members of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Under Minnesota law, voluntary dissolution may be approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote.

                              RECENT DEVELOPMENTS

    BOC FINANCIAL. On January 16, 1997, TCF Illinois acquired the stock of BOC Financial Corporation ("BOC") and its wholly-owned indirect subsidiary, Bank of Chicago, s.b., an Illinois state-chartered savings bank ("Bank of Chicago"). Effective April 7, 1997, Bank of Chicago was merged with and into TCF Illinois, with TCF Illinois as the resulting institution. The acquisition of BOC and subsequent merger are not considered to be material events for purposes of the Unaudited Pro Forma Combined Financial Information presented elsewhere herein.

    STANDARD. TCF Financial signed a definitive agreement dated as of March 16, 1997 to acquire Standard and its wholly-owned subsidiary, Standard Bank, headquartered in Chicago, Illinois. Standard had total assets of $2.4 billion and Standard Bank had 14 branches at December 31, 1996. Standard's Annual Report on Form 10-K for the year ended December 31, 1996 is hereby incorporated by reference

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to Exhibit 13 to this Registration Statement, on file with the Commission. The financial information contained on those reports is summarized in "Unaudited Pro Forma Combined Financial Information."

    Under the agreement with Standard, pursuant to the steps of reorganization described therein, the assets and liabilities of Standard will be transferred
to, and Standard Bank will be merged with, TCF Illinois. On May   , 1997,
Standard had outstanding       shares of its common stock and options to acquire
      shares of its common stock. Pursuant to the Standard Merger Agreement, the Standard acquisition will be structured as a cash election merger in which Standard stockholders will have the right to choose either cash or TCF Common Stock, or a combination of the two. Between 40 percent and 60 percent of the estimated purchase price of $419 million will be paid in shares of TCF Common Stock with the remainder paid in cash. The Standard acquistion will be accounted for by the purchase method of accounting. Consummation of the acquisition is subject to regulatory approval and certain other conditions and is expected to occur by October 31, 1997. The Merger is not contingent upon the closing of TCF's acquisition of Standard. Subject to satisfaction or waiver of the conditions in the Merger Agreement, the Merger of a wholly-owned subsidiary of TCF with and into Winthrop may occur before the Standard acquisition is completed by TCF. However, there can be no assurance that the Standard acquisition will be consummated because the transaction is subject to various conditions, including requisite regulatory approvals and clearances, and rights of termination, including the right of Standard to terminate if the average trading price of TCF Common Stock is below $37.50 per share during a specified period of time. It is also possible that the Standard acquisition could close before consummation of the Merger.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The Merger Agreement provides that at the Effective Time all of the issued and outstanding shares of Winthrop Common Stock (other than shares held by TCF or any subsidiary thereof, other than shares held in a fiduciary capacity or in satisfaction of debt) will be cancelled and converted into the number of shares of TCF Common Stock determined by multiplying the number of shares of such Winthrop Common Stock by 0.7766, the Exchange Ratio. The Merger Agreement may be terminated by Winthrop if the Average TCF Stock Price is less than $42.30 per share and by TCF if the Average TCF Stock Price is more than $51.70 per share.

    The following Unaudited Pro Forma Combined Financial Information has been prepared using the Exchange Ratio of 0.7766. See "The Merger--The Exchange Ratio." The following Unaudited Pro Forma Combined Financial Information reflects the Merger and the acquisition of Standard, including the issuance of 4,945,000 shares of TCF Common Stock to Standard stockholders using the April 15, 1997 30-trading-day average TCF Common Stock price of $42.40. See "Recent Developments."

    The following Unaudited Pro Forma Combined Statement of Financial Condition as of December 31, 1996 combines the historical consolidated statements of financial condition of TCF, Winthrop and Standard as if the Merger and the acquisition of Standard had been effective on December 31, 1996, after giving effect to certain pro forma adjustments described in the accompanying notes.

    The following Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996 is presented as if the Merger had been effective January 1, 1994 and the acquisition of Standard had been effective January 1, 1996, after giving effect to certain pro forma adjustments described in the accompanying notes. TCF's, Winthrop's and Standard's fiscal years end December
31. The following Unaudited Pro Forma Combined Statements of Operations for the two years ended December 31, 1995 and 1994 are presented as if the Merger had been effective January 1, 1994.

    The Unaudited Pro Forma Combined Financial Information and notes thereto reflect the application of the pooling-of-interests method of accounting for the acquisition of Winthrop. Under this method of accounting, the recorded assets, liabilities, income and expenses of TCF and Winthrop are combined and recorded at their historical cost-based amounts, except as noted below and in the notes thereto. Certain historical information of Winthrop has been reclassified to conform to TCF's financial statement presentation.

    The Unaudited Pro Forma Combined Financial Information and notes thereto reflect the application of the purchase method of accounting for the acquisition of Standard. Under this method of accounting, the assets acquired and liabilities assumed from Standard are recorded at their fair market values. The amount of the purchase price in excess of the fair market value of the tangible and identifiable intangible assets acquired less the liabilities assumed is recorded as goodwill. Certain historical information of Standard has been reclassified to conform to TCF's financial statement presentation.

    The Unaudited Pro Forma Combined Financial Information does not reflect the effects of the anticipated additional offering of up to 800,000 shares of TCF Common Stock in order to qualify the Merger as a pooling of interests and anticipated issuance of approximately 400,000 shares of TCF Common Stock in connection with the conversion of Great Lakes Michigan's 7 1/4% Convertible Subordinated Debentures due 2011. See "Summary--Terms of the Merger."

    The significant accounting and reporting policies of TCF, Winthrop and Standard differ in minor respects and no effect has been given to such differences in this Unaudited Pro Forma Combined Financial Information. The Unaudited Pro Forma Combined Financial Information included herein is not necessarily indicative of the consolidated financial position or results of future operations of the combined entity or the actual results that would have been achieved had the acquisitions of Winthrop and Standard been consummated prior to the periods indicated. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with and are qualified in their entirety by the separate historical consolidated financial statements and notes thereto of TCF, Winthrop and Standard, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                   STANDARD FINANCIAL, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

                              AT DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                         PRO FORMA                              PRO FORMA
                                                                  ------------------------              -------------------------
ASSETS                                         TCF      WINTHROP  ADJUSTMENTS    COMBINED    STANDARD   ADJUSTMENTS     COMBINED
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
Cash and due from banks...................  $  238,670  $(2,224 )  $ --         $  236,446  $   17,464   $  --         $  253,910
Interest-bearing deposits with banks......     372,132   14,092      --            386,224      25,834      --            412,058
U.S. Government and other marketable
  securities held to maturity.............       3,910    --         --              3,910      --          --              3,910
Federal Home Loan Bank stock, at cost.....      66,061    --         --             66,061      20,500      --             86,561
Securities available for sale.............     999,554       32      --            999,586     804,944    (200,000)(2)  1,604,530
Loans held for sale.......................     203,869    --         --            203,869      18,918      --            222,787
Loans and lease financings:
  Total loans.............................   4,995,962    --         --          4,995,962   1,473,529      (6,509)(3)  6,462,982
  Total lease financings..................      --      296,958      --            296,958      --          --            296,958
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
    Total loans and lease financings......   4,995,962  296,958      --          5,292,920   1,473,529      (6,509)     6,759,940
    Allowance for loan and lease losses...     (70,749)  (1,116 )    --            (71,865)     (6,988)     --            (78,853)
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
      Net loans and lease financings......   4,925,213  295,842      --          5,221,055   1,466,541      (6,509)     6,681,087
Premises and equipment....................     128,743    1,042      --            129,785      27,267      (1,630)(4)    155,422
Real estate...............................      15,771    --         --             15,771          70      --             15,841
Accrued interest receivable...............      42,173    --         --             42,173      15,015      --             57,188
Goodwill..................................       9,897    5,534      --             15,431         432     155,689(5)     171,552
Deposit base intangibles..................      10,843    --         --             10,843      --          17,333(6)      28,176
Mortgage servicing rights.................      17,360    --         --             17,360         543          81(3)      17,984
Other assets..............................      56,666   35,792      --             92,458       7,693      --            100,151
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
                                            $7,090,862  $350,110   $ --         $7,440,972  $2,405,221   $ (35,036)    $9,811,157
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits............................  $4,977,630  $ --       $ --         $4,977,630  $1,718,782   $   6,496(3)  $6,702,908
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
Securities sold under repurchase
  agreements..............................     293,732    --         --            293,732      --          --            293,732
Federal Home Loan Bank advances...........   1,141,040    --         --          1,141,040     385,000      (2,745)(3)  1,523,295
Discounted lease rentals..................      --      185,604      --            185,604      --          --            185,604
Subordinated debt.........................      13,397   28,750      --             42,147      --          --             42,147
Collateralized obligations................      40,505    --         --             40,505      --          --             40,505
Other borrowings..........................       5,144    --         --              5,144      --             580(7)       5,724
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
  Total borrowings........................   1,493,818  214,354      --          1,708,172     385,000      (2,165)     2,091,007
Accrued expenses and other liabilities....      69,908   54,575      --            124,483      33,361      19,043(8)     176,887
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
  Total liabilities.......................   6,541,356  268,929      --          6,810,285   2,137,143      23,374      8,970,802
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
Stockholders' equity:
  Preferred stock.........................      --        --         --             --          --          --             --
  Common stock............................         359       86         (19)(1)        426         191        (142)(9)        475
  Additional paid-in capital..............     251,536   23,191          19(1)     274,746     189,459      20,160(9)     484,365
  Unamortized deferred compensation.......      (7,693)   --         --             (7,693)     (3,745)      3,745(9)      (7,693)
  Retained earnings, subject to certain
    restrictions..........................     344,205   57,904      --            402,109     130,437    (130,437)(9)    402,109
  Loans to Executive Deferred Compensation
    Plan..................................         (68)   --         --                (68)     --          --                (68)
  Unrealized gain on securities available
    for sale..............................       2,376    --         --              2,376       2,431      (2,431)(9)      2,376
  Employee Stock Ownership Plan shares....      --        --         --             --          (9,610)      9,610(10)     --
  Treasury stock, at cost.................     (41,209)   --         --            (41,209)    (41,085)     41,085(9)     (41,209)
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
    Total stockholders' equity............     549,506   81,181      --            630,687     268,078     (58,410)       840,355
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
                                            $7,090,862  $350,110   $ --         $7,440,972  $2,405,221   $ (35,036)    $9,811,157
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------
                                            ----------  --------  -----------   ----------  ----------  ------------   ----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                   STANDARD FINANCIAL, INC. AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF
                              FINANCIAL CONDITION

    Pursuant to the Merger Agreement and Standard purchase agreement, and consistent with generally accepted accounting principles ("GAAP"), TCF expects that certain pooling-of-interest and purchase accounting adjustments relating to Winthrop and Standard, respectively, will be recorded. The purchase accounting adjustments are preliminary estimates and are subject to revision as economic conditions change or as more information becomes available. The following notes further explain the adjustments.

 (1) Represents the adjustment to reflect the par value of TCF Common Stock to be issued in connection with the Merger, with a related adjustment to additional paid-in capital.

 (2) Represents the planned sale of $200 million of securities available for sale in connection with the acquisition of Standard.

 (3) Represent the mark-to-market adjustments to reflect the fair market value of the Standard assets acquired and liabilities assumed under the purchase method of accounting.

 (4) Represents the write-off of certain Standard fixed assets and duplicative data processing hardware and software.

 (5) Represents the excess of the purchase price paid for Standard over the fair market value of the tangible and identifiable intangible assets acquired and liabilities assumed under the purchase method of accounting, less Standard's pre-existing goodwill. Goodwill is assumed to amortize on a straight-line basis over 25 years.

 (6) Represents identifiable deposit base intangibles ("DBI") relating to Standard's deposits. The DBI will be amortized using an accelerated method.

 (7) Represents the planned increase in TCF's short-term borrowings to fund the acquisition of Standard, net of proceeds from the planned sale of securities available for sale and the planned repayment of the loan to the Standard Employee Stock Ownership Plan and Trust ("ESOP").

 (8) Represents accruals for other merger related costs such as data processing contract termination costs, investment banking fees, severance and other anticipated reorganization and consolidation costs.

 (9) Represents the elimination of Standard's stockholders' equity under the purchase method of accounting and the issuance of approximately 4.9 million shares of TCF Common Stock.

(10) Represents the repayment of the loan to the ESOP and the allocation of the remaining unallocated ESOP shares to the plan participants.

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                   STANDARD FINANCIAL, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                             PRO FORMA
                                                                     --------------------------
                                                TCF      WINTHROP     ADJUSTMENTS    COMBINED     STANDARD
                                             ---------  -----------  -------------  -----------  -----------
Interest income:
  Loans....................................  $ 486,140   $  --         $  --         $ 486,140    $  93,554
  Lease financings.........................     --          29,914        --            29,914       --
  Loans held for sale......................     17,080      --            --            17,080          469
  Securities available for sale............     75,303           1        --            75,304       61,265
  Investments..............................      4,338         109        --             4,447        2,208
                                             ---------  -----------       ------    -----------  -----------
    Total interest income..................    582,861      30,024        --           612,885      157,496
                                             ---------  -----------       ------    -----------  -----------
Interest expense:
  Deposits.................................    171,375      --            --           171,375       73,955
  Borrowings...............................     71,346      15,595        --            86,941       19,980
                                             ---------  -----------       ------    -----------  -----------
    Total interest expense.................    242,721      15,595        --           258,316       93,935
                                             ---------  -----------       ------    -----------  -----------
      Net interest income..................    340,140      14,429        --           354,569       63,561
Provision for credit losses................     19,820       1,426        --            21,246        2,500
                                             ---------  -----------       ------    -----------  -----------
  Net interest income after provision for
    credit losses..........................    320,320      13,003        --           333,323       61,061
                                             ---------  -----------       ------    -----------  -----------
Non-interest income:
  Fee and service charge revenues..........    100,422      --            --           100,422        3,825
  ATM network revenues.....................     11,480      --            --            11,480          535
  Title insurance revenues.................     13,492      --            --            13,492       --
  Commissions on sales of annuities........      9,134      --            --             9,134          271
  Leasing revenues.........................     --          23,814        --            23,814       --
  Gain on sale of loans held for sale......      5,038      --            --             5,038        1,386
  Gain on sale of securities available for
    sale...................................         85           1        --                86        1,578
  Gain on sale of loans....................      5,443      --            --             5,443       --
  Gain on sale of branches.................      2,747      --            --             2,747       --
  Other....................................      9,956      --            --             9,956        1,285
                                             ---------  -----------       ------    -----------  -----------
    Total non-interest income..............    157,797      23,815        --           181,612        8,880
                                             ---------  -----------       ------    -----------  -----------
Non-interest expense:
  Compensation and employee benefits.......    151,745       5,809        --           157,554       20,629
  Occupancy and equipment..................     51,136         822        --            51,958        8,728
  Advertising and promotions...............     16,711         303        --            17,014        1,745
  Federal deposit insurance premiums and
    assessments............................     12,019      --            --            12,019        4,328
  Amortization of goodwill and other
    intangibles............................      3,167         564        --             3,731          135
  Provision for real estate losses.........        433      --            --               433       --
  FDIC special assessment..................     34,803      --            --            34,803        9,577
  Other....................................     71,056       4,959        --            76,015        6,823
                                             ---------  -----------       ------    -----------  -----------
    Total non-interest expense.............    341,070      12,457        --           353,527       51,965
                                             ---------  -----------       ------    -----------  -----------
      Income before income tax expense and
        extraordinary item.................    137,047      24,361        --           161,408       17,976
Income tax expense.........................     51,384       9,647        --            61,031        6,064
                                             ---------  -----------       ------    -----------  -----------
  Income before extraordinary item.........  $  85,663   $  14,714     $  --         $ 100,377    $  11,912
                                             ---------  -----------       ------    -----------  -----------
                                             ---------  -----------       ------    -----------  -----------
Per common share (6)(7):
  Income before extraordinary item:
    Primary................................  $    2.42   $    1.76                   $    2.39    $     .76
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------
    Fully diluted..........................  $    2.40   $    1.76                   $    2.38    $     .75
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------
Weighted average shares outstanding
  (000's):
    Primary................................     35,342       8,369                      41,926       15,635
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------
    Fully diluted..........................     35,773       8,375                      42,364       15,882
                                             ---------  -----------                 -----------  -----------
                                             ---------  -----------                 -----------  -----------

                                                   PRO FORMA
                                           --------------------------
                                           ADJUSTMENTS     COMBINED
                                           ------------   -----------
Interest income:
  Loans....................................$    1,286(1)   $ 580,980
  Lease financings.........................    --             29,914
  Loans held for sale......................    --             17,549
  Securities available for sale............   (15,000)(2)    121,569
  Investments..............................    --              6,655
                                           ------------   -----------
    Total interest income..................   (13,714)       756,667
                                           ------------   -----------
Interest expense:
  Deposits.................................    (5,197)(1)    240,133
  Borrowings...............................       478(3)     107,399
                                           ------------   -----------
    Total interest expense.................    (4,719)       347,532
                                           ------------   -----------
      Net interest income..................    (8,995)       409,135
Provision for credit losses................    --             23,746
                                           ------------   -----------
  Net interest income after provision for
    credit losses..........................    (8,995)       385,389
                                           ------------   -----------
Non-interest income:
  Fee and service charge revenues..........    --            104,247
  ATM network revenues.....................    --             12,015
  Title insurance revenues.................    --             13,492
  Commissions on sales of annuities........    --              9,405
  Leasing revenues.........................    --             23,814
  Gain on sale of loans held for sale......    --              6,424
  Gain on sale of securities available for
    sale...................................    --              1,664
  Gain on sale of loans....................    --              5,443
  Gain on sale of branches.................    --              2,747
  Other....................................    --             11,241
                                           ------------   -----------
    Total non-interest income..............    --            190,492
                                           ------------   -----------
Non-interest expense:
  Compensation and employee benefits.......    --            178,183
  Occupancy and equipment..................      (675)(4)     60,011
  Advertising and promotions...............    --             18,759
  Federal deposit insurance premiums and
    assessments............................    --             16,347
  Amortization of goodwill and other
    intangibles............................     9,365(5)      13,231
  Provision for real estate losses.........    --                433
  FDIC special assessment..................    --             44,380
  Other....................................    --             82,838
                                           ------------   -----------
    Total non-interest expense.............     8,690        414,182
                                           ------------   -----------
      Income before income tax expense and
        extraordinary item.................   (17,685)       161,699
Income tax expense.........................    (4,576)        62,519
                                           ------------   -----------
  Income before extraordinary item.........$  (13,109)     $  99,180
                                           ------------   -----------
                                           ------------   -----------
Per common share (6)(7):
  Income before extraordinary item:
    Primary................................                $    2.12
                                                          -----------
                                                          -----------
    Fully diluted..........................                $    2.10
                                                          -----------
                                                          -----------
Weighted average shares outstanding
  (000's):
    Primary................................                   46,871
                                                          -----------
                                                          -----------
    Fully diluted..........................                   47,309
                                                          -----------
                                                          -----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                                                     PRO FORMA
                                                                                             --------------------------
                                                                        TCF      WINTHROP     ADJUSTMENTS    COMBINED
                                                                     ---------  -----------  -------------  -----------
Interest income:
  Loans............................................................  $ 488,433   $  --         $  --         $ 488,433
  Lease financings.................................................     --          23,330        --            23,330
  Loans held for sale..............................................     18,253      --            --            18,253
  Securities available for sale....................................      4,021          34        --             4,055
  Investments......................................................      5,946         144        --             6,090
  Mortgage-backed securities held to maturity......................     91,037      --            --            91,037
                                                                     ---------  -----------       ------    -----------
    Total interest income..........................................    607,690      23,508        --           631,198
                                                                     ---------  -----------       ------    -----------
Interest expense:
  Deposits.........................................................    193,244      --            --           193,244
  Borrowings.......................................................     95,248      13,614        --           108,862
                                                                     ---------  -----------       ------    -----------
    Total interest expense.........................................    288,492      13,614        --           302,106
                                                                     ---------  -----------       ------    -----------
      Net interest income..........................................    319,198       9,894        --           329,092
Provision for credit losses........................................     15,212         842        --            16,054
                                                                     ---------  -----------       ------    -----------
    Net interest income after provision for credit losses..........    303,986       9,052        --           313,038
                                                                     ---------  -----------       ------    -----------
Non-interest income:
  Fee and service charge revenues..................................     89,712      --            --            89,712
  ATM network revenues.............................................     10,568      --            --            10,568
  Title insurance revenues.........................................     11,509      --            --            11,509
  Commissions on sales of annuities................................      8,557      --            --             8,557
  Leasing revenues.................................................     --          19,739        --            19,739
  Gain on sale of loans held for sale..............................      3,735      --            --             3,735
  Gain (loss) on sale of securities available for sale.............       (190)         38        --              (152)
  Loss on sale of mortgage-backed securities.......................    (21,037)     --            --           (21,037)
  Gain on sale of loan servicing...................................      1,535      --            --             1,535
  Gain on sale of branches.........................................      1,103      --            --             1,103
  Other............................................................      7,284      --            --             7,284
                                                                     ---------  -----------       ------    -----------
    Total non-interest income......................................    112,776      19,777        --           132,553
                                                                     ---------  -----------       ------    -----------
Non-interest expense:
  Compensation and employee benefits...............................    139,548       4,274        --           143,822
  Occupancy and equipment..........................................     50,554         399        --            50,953
  Advertising and promotions.......................................     16,651         156        --            16,807
  Federal deposit insurance premiums and assessments...............     13,540      --            --            13,540
  Amortization of goodwill and other intangibles...................      3,163      --            --             3,163
  Provision for real estate losses.................................      1,804      --            --             1,804
  Merger-related expenses..........................................     21,733      --            --            21,733
  Cancellation cost on early termination of interest-rate exchange
    contracts......................................................      4,423      --            --             4,423
  Other............................................................     65,917       4,740        --            70,657
                                                                     ---------  -----------       ------    -----------
    Total non-interest expense.....................................    317,333       9,569        --           326,902
                                                                     ---------  -----------       ------    -----------
      Income before income tax expense and extraordinary item......     99,429      19,260        --           118,689
Income tax expense.................................................     37,778       7,704        --            45,482
                                                                     ---------  -----------       ------    -----------
  Income before extraordinary item.................................  $  61,651   $  11,556     $  --         $  73,207
                                                                     ---------  -----------       ------    -----------
                                                                     ---------  -----------       ------    -----------
Per common share (6)(8):
  Income before extraordinary item:
    Primary........................................................  $    1.71   $    1.46                   $    1.73
                                                                     ---------  -----------                 -----------
                                                                     ---------  -----------                 -----------
    Fully diluted..................................................  $    1.70   $    1.46                   $    1.71
                                                                     ---------  -----------                 -----------
                                                                     ---------  -----------                 -----------
Weighted average shares outstanding (000's):
    Primary........................................................     35,686       7,912                      41,965
                                                                     ---------  -----------                 -----------
                                                                     ---------  -----------                 -----------
    Fully diluted..................................................     36,260       7,912                      42,545
                                                                     ---------  -----------                 -----------
                                                                     ---------  -----------                 -----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                                                      PRO FORMA
                                                                                             ----------------------------
                                                                        TCF      WINTHROP      ADJUSTMENTS     COMBINED
                                                                     ---------  -----------  ---------------  -----------
Interest income:
  Loans............................................................  $ 403,095   $  --          $  --          $ 403,095
  Lease financings.................................................     --          16,201         --             16,201
  Loans held for sale..............................................     16,917      --             --             16,917
  Securities available for sale....................................     13,325          18         --             13,343
  Investments......................................................     10,476         163         --             10,639
  Mortgage-backed securities held to maturity......................    108,669      --             --            108,669
                                                                     ---------  -----------           ---     -----------
    Total interest income..........................................    552,482      16,382         --            568,864
                                                                     ---------  -----------           ---     -----------
Interest expense:
  Deposits.........................................................    183,179      --             --            183,179
  Borrowings.......................................................     90,151      10,091         --            100,242
                                                                     ---------  -----------           ---     -----------
    Total interest expense.........................................    273,330      10,091         --            283,421
                                                                     ---------  -----------           ---     -----------
        Net interest income........................................    279,152       6,291         --            285,443
Provision for credit losses........................................     10,802         109         --             10,911
                                                                     ---------  -----------           ---     -----------
    Net interest income after provision for credit losses..........    268,350       6,182         --            274,532
                                                                     ---------  -----------           ---     -----------
Non-interest income:
  Fee and service charge revenues..................................     83,744      --             --             83,744
  ATM network revenues.............................................      8,988      --             --              8,988
  Title insurance revenues.........................................     10,274      --             --             10,274
  Commissions on sales of annuities................................     11,310      --             --             11,310
  Leasing revenues.................................................     --          18,096         --             18,096
  Gain on sale of loans held for sale..............................      2,124      --             --              2,124
  Gain on sale of securities available for sale....................        981      --             --                981
  Gain on sale of loan servicing...................................      2,353      --             --              2,353
  Other............................................................      5,445      --             --              5,445
                                                                     ---------  -----------           ---     -----------
    Total non-interest income......................................    125,219      18,096         --            143,315
                                                                     ---------  -----------           ---     -----------
Non-interest expense:
  Compensation and employee benefits...............................    129,794       4,646         --            134,440
  Occupancy and equipment..........................................     48,217         324         --             48,541
  Advertising and promotions.......................................     14,119         183         --             14,302
  Federal deposit insurance premiums and assessments...............     14,779      --             --             14,779
  Amortization of goodwill and other intangibles...................      3,282      --             --              3,282
  Provision for real estate losses.................................      4,022      --             --              4,022
  Other............................................................     62,771       3,523         --             66,294
                                                                     ---------  -----------           ---     -----------
    Total non-interest expense.....................................    276,984       8,676         --            285,660
                                                                     ---------  -----------           ---     -----------
      Income before income tax expense and extraordinary item......    116,585      15,602         --            132,187
Income tax expense.................................................     46,402       6,241         --             52,643
                                                                     ---------  -----------           ---     -----------
  Income before extraordinary item.................................  $  70,183   $   9,361      $  --          $  79,544
                                                                     ---------  -----------           ---     -----------
                                                                     ---------  -----------           ---     -----------
Per common share (6)(8):
  Income before extraordinary item:
    Primary........................................................  $    1.95   $    1.16                     $    1.88
                                                                     ---------  -----------                   -----------
                                                                     ---------  -----------                   -----------
    Fully diluted..................................................  $    1.92   $    1.16                     $    1.85
                                                                     ---------  -----------                   -----------
                                                                     ---------  -----------                   -----------
Weighted average shares outstanding (000's):
    Primary........................................................     34,527       8,047                        40,891
                                                                     ---------  -----------                   -----------
                                                                     ---------  -----------                   -----------
    Fully diluted..................................................     35,347       8,047                        41,716
                                                                     ---------  -----------                   -----------
                                                                     ---------  -----------                   -----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                         WINTHROP RESOURCES CORPORATION
                   STANDARD FINANCIAL, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

    Pursuant to the Merger Agreement and the Standard purchase agreement, and consistent with GAAP, TCF expects that certain adjustments will be recorded, primarily to accrue for specific, identified costs related to the acquisition of Standard. The amounts of the merger-related costs are preliminary estimates and are subject to revision as economic conditions change or as more information becomes available. TCF does not expect to record any merger-related charges relating to the Merger.

    TCF expects to achieve operating cost savings primarily through reductions in staff and the consolidation of certain functions such as data processing, investments and other back office operations at Standard. The operating cost savings are expected to be achieved in various amounts at various times during the years subsequent to the acquisition of Standard and not ratably over, or at the beginning or end of, such periods. No adjustment has been reflected in the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1996 for the anticipated cost savings.

 (1) Represents amortization of the Standard mark-to-market adjustments under the purchase method of accounting.

 (2) Represents foregone interest income resulting from the planned sale of $200 million of securities available for sale.

 (3) Represents amortization of the Standard mark-to-market adjustments, and the net interest cost of funding the acquisition of Standard.

 (4) Represents the reduction in occupancy and equipment expenses resulting from the write-off of certain Standard fixed assets and duplicative data processing hardware and software.

 (5) Represents amortization of the Standard goodwill and deposit base intangibles balances.

 (6) The pro forma combined per common share data for TCF and Winthrop has been computed based on the combined historical income before extraordinary item and on the combined historical weighted average common and common equivalent shares outstanding. For purposes of this calculation, Winthrop's weighted average common and common equivalent shares outstanding were multiplied by 0.7766, the Exchange Ratio.

 (7) The pro forma combined per common share data for TCF, Winthrop and Standard has been computed based on the pro forma combined historical income before extraordinary item and on the combined historical weighted average common and common equivalent shares outstanding for TCF and Winthrop, and the assumed issuance of an additional 4.9 million shares of TCF Common Stock with respect to the acquisition of Standard. For purposes of this calculation, Winthrop's weighted average common and common equivalent shares outstanding were multiplied by 0.7766, the Exchange Ratio.

 (8) Amounts are after preferred stock dividends.

                        ADJOURNMENT OF SPECIAL MEETINGS

    Each proxy solicited hereby by TCF or Winthrop requests authority to vote for an adjournment of the TCF Special Meeting, in the case of TCF, or the Winthrop Special Meeting, in the case of Winthrop, if an adjournment of such respective meeting is deemed to be necessary. TCF may seek an adjournment of the TCF Special Meeting and Winthrop may seek an adjournment of the Winthrop Special Meeting, in each case for not more than 29 days, in order to enable each such party to solicit additional votes in favor of the Merger Agreement and the transactions contemplated thereby (the "Merger Proposal") in the event that the Merger Proposal has not received the requisite vote of stockholders at each such meeting and has not received the negative votes of a majority of the outstanding TCF Common Stock or one-third of the outstanding Winthrop Common Stock. If TCF or Winthrop desires to adjourn their respective meeting with respect to the Merger Proposal, such party will request a motion that the meeting be adjourned for up to 29 days with respect to such proposal (and solely with respect to the Merger Proposal, provided that a quorum is present at such meeting), and no vote will be taken on the Merger Proposal at the originally scheduled meeting. Each proxy solicited hereby, if properly signed and returned to TCF or Winthrop (as applicable) and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the respective meeting. Unless revoked prior to its use, any proxy solicited for the TCF Special Meeting or the Winthrop Special Meeting will continue to be valid for any adjournment of such meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the applicable proposal.

    Any adjournment will permit TCF and/or Winthrop to solicit additional proxies and will permit a greater expression of the stockholders' views with respect to the Merger Proposal. Such an adjournment would be disadvantageous to stockholders who are against the Merger Proposal, because an adjournment will give TCF and/or Winthrop additional time to solicit favorable votes and thus increase the chances of approving the Merger Proposal.

    If a quorum is not present at the TCF Special Meeting and/or the Winthrop Special Meeting, no proposal will be acted upon and the respective boards of directors of TCF and Winthrop will adjourn their respective meeting to a later date in order to solicit additional proxies on each of the proposals being submitted to stockholders.

    An adjournment for up to 29 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. Neither TCF nor Winthrop has any reason to believe that an adjournment of the TCF Special Meeting and/or the Winthrop Special Meeting will be necessary at this time.

    BECAUSE THE BOARD OF DIRECTORS OF TCF RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL, THE BOARD OF DIRECTORS OF TCF RECOMMENDS THAT STOCKHOLDERS ALSO VOTE "FOR" THE POSSIBLE ADJOURNMENT OF THE TCF SPECIAL MEETING. BECAUSE THE BOARD OF DIRECTORS OF WINTHROP RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL, THE BOARD OF DIRECTORS OF WINTHROP RECOMMENDS THAT STOCKHOLDERS ALSO VOTE "FOR" THE POSSIBLE ADJOURNMENT OF THE WINTHROP SPECIAL MEETING. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE TCF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AT THE TCF SPECIAL MEETING WILL BE REQUIRED TO APPROVE A MOTION TO ADJOURN THE TCF SPECIAL MEETING ON THE MERGER PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE WINTHROP COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AT THE WINTHROP SPECIAL MEETING WILL BE REQUIRED TO APPROVE A MOTION TO ADJOURN THE WINTHROP SPECIAL MEETING ON THE MERGER PROPOSAL.

                                 LEGAL OPINIONS

    The validity of the TCF Common Stock offered hereby and certain other matters will be passed upon for TCF by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota. Mr. Strangis, a director of TCF, is a member of Kaplan, Strangis and Kaplan, P.A. Certain legal matters in connection with the Merger will be passed upon for Winthrop by Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota.

                                    EXPERTS

    The discussions included under "The Merger--Certain Federal Income Tax Consequences" were prepared for TCF by KPMG Peat Marwick LLP, independent certified public accountants, and have been included herein upon the authority of said firm as experts in tax accounting.

    The consolidated financial statements of TCF as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Winthrop as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Standard incorporated by reference in Standard's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Joint Proxy Statement, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

    The Boards of Directors of TCF and Winthrop are not aware of any business to come before the Special Meetings other than those matters described in this Joint Proxy Statement/Prospectus. However, if any other matter should properly come before the Special Meetings, it is intended that holders of the proxies solicited hereby will act in accordance with their best judgment.

                                                                    APPENDIX A




                         AGREEMENT AND PLAN OF REORGANIZATION


                                   BY AND BETWEEN


                              TCF FINANCIAL CORPORATION


                                         AND


                           WINTHROP RESOURCES CORPORATION

                                  FEBRUARY 28, 1997

                     [incorporated by reference to Exhibit 2.1
                   to TCF Financial Corporation's Current Report
                         on Form 8-K dated March 5, 1997,
                      File No. 0-16431 (filed March 5, 1997)]

                                                                      APPENDIX B

February 25, 1997

Board of Directors
TCF Financial Corporation
801 Marquette Avenue
Suite 302
Minneapolis, MN 55402

Members of the Board:

    This letter relates to the proposed transaction (the "Transaction") pursuant to that certain Agreement and Plan of Reorganization (the "Agreement") by and between TCF Financial Corporation ("TCF" or the "Buyer") and Winthrop Resources Corporation ("Winthrop"), a Minnesota Corporation, pursuant to which a subsidiary of TCF will be merged with and into Winthrop in the Transaction, and Winthrop will become a wholly owned subsidiary of TCF. Pursuant to the Transaction, as more fully described in the Agreement, shares of common stock, par value $.01 per share, of Winthrop ("Winthrop Common Stock") will be converted into the right to receive common stock, par value $.01 per share, of TCF ("TCF Common Stock") at the rate of 0.7766 of one share of TCF Common Stock for each share of Winthrop Common Stock (plus cash in lieu of fractional shares). You have requested our opinion as to the fairness, from a financial point of view, to TCF stockholders, of the consideration to be paid in the Transaction (the "Merger Consideration").

    Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. Piper Jaffray makes a market in the Common Stock of TCF and Winthrop and also provides research coverage for TCF and Winthrop. Piper Jaffray has acted as a manager of underwritings of TCF and Winthrop securities and provided other investment banking services for TCF in the past and may continue to do so in the future. For our services in rendering this opinion, TCF will pay us a fee and indemnify us against certain liabilities.

    In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

    1.  Reviewed a draft dated February 18, 1997 of the Agreement.

    2. Reviewed the Reports on Form 10-K for TCF for the three fiscal years ended December 31, 1995, December 31, 1994, and December 31, 1993.

    3. Reviewed the Reports on Form 10-Q for TCF for the three quarters ended September 30,1996, June 30, 1996 and March 31, 1996.

    4. Reviewed the audited financial statements of Winthrop for the fiscal years ending December 31, 1995, December 31, 1994 and December 31, 1993.

    5. Reviewed the Reports on Form 10-Q for Winthrop for the three quarters ended September 30, 1996, June 30, 1996 and March 31, 1996.

    6. Reviewed unaudited internal financial statements for TCF for the year ended December 31, 1996.

    7. Reviewed unaudited internal financial statements of Winthrop for the year ended December 31, 1996.

TCF Financial Corporation
February 25, 1997

     8. Reviewed financial forecasts for TCF for the periods ending December 31, 1997 through 2000 furnished by TCF's management.

     9. Reviewed financial forecasts for Winthrop for the periods ending December 31, 1997 through 2001 furnished by Winthrop's management.

    10. Conducted discussions with certain members of management of TCF. Topics discussed included, but were not limited to, the background and rationale of the proposed Merger, certain termination provisions being negotiated by TCF management with respect to the Merger, the financial condition, operating performance, and the balance sheet characteristics of Winthrop and the prospects for the combined company after consummation of the proposed Merger.

    11. Conducted discussions with members of management of Winthrop. Topics discussed included, but were not limited to, the background and rationale for the Merger, the financial condition, operating performance, balance sheet characteristics and prospects of Winthrop.

    12. Reviewed the financial terms, to the extent publicly available, of certain comparable mergers and acquisitions which we deemed relevant.

    13. Performed a discounted implied dividend analysis on the five-year financial forecasts for Winthrop.

    14. Considered the projected proforma effect of the Merger on TCF's earnings per share for the three fiscal years ending December 31, 1999.

    15. Considered the projected relative contribution of Winthrop to the combined company for 1996 and the four years ending December 31, 2000.

    16. Compared certain financial data of Winthrop with certain financial data of companies deemed similar to Winthrop or within the business sector in which Winthrop operates.

    17. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

    We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by TCF and Winthrop or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of TCF's and Winthrop's management that the information provided pertaining to TCF and Winthrop has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, we have assumed that neither TCF nor Winthrop is a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business, including the conversion of TCF's savings bank subsidiaries to national banks, the redemption of the convertible debentures of Great Lakes Bancorp, the issuance of 1,000,000 to 1,200,000 shares of TCF Common Stock, the possible guarantee or assumption as co-obligor by TCF of senior debentures of Winthrop and other actions required to facilitate such pending transactions and actions.

TCF Financial Corporation
February 25, 1997

    In arriving at our opinion, we have not performed nor been furnished any appraisals or valuations of the specific assets or liabilities of Winthrop being conveyed in the Transaction. We express no opinion regarding the liquidation value of Winthrop. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either TCF, Winthrop or their affiliates is a party or may be subject and, at TCF's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

    Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. We express no opinion herein as to the prices at which shares of TCF common stock may trade at any future time.

    This opinion is for the benefit of the Board of Directors of TCF and shall not be published or otherwise used, nor shall any public references to Piper Jaffray be made except in accordance with our engagement letter.

    Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to TCF stockholders, as of the date hereof.

                                          Sincerely,

                                          PIPER JAFFRAY INC.

                                                                      APPENDIX C

           , 1997

The Board of Directors
Winthrop Resources Corporation
1015 Opus Center
9900 Bren Road East
Minnetonka, Minnesota 55343

To the Board of Directors:

    You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the common stockholders of Winthrop Resources Corporation, a Minnesota corporation (the "Company"), of the consideration to be received in connection with an Agreement and Plan of Reorganization (the "Merger Agreement"), dated February 28, 1997, by and among TCF Financial Corporation, a Delaware corporation ("TCF"), and the Company.

    Pursuant to the Merger Agreement, (i) a wholly-owned subsidiary of TCF will be merged with and into the Company, and (ii) shares of the Company's common stock will be converted into the right to receive the Merger Consideration (the "Merger"). The "Merger Consideration" shall consist of 0.7766 shares of TCF common stock for each share of the Company's common stock, equivalent to $
per share of the Company's common stock based on the closing price for TCF
common stock of $      per share on            , 1997. Each of the Company's
outstanding stock options will be converted into options to acquire the Merger Consideration. The Merger may be terminated (i) by the Company if the Average TCF Stock Price (as defined below) is less than $42.30 per share, or (ii) by TCF if the Average TCF Stock Price is more than $51.70 per share. The "Average TCF Stock Price" shall be equal to the average of the daily closing sale prices of TCF common stock for the 30 consecutive full trading days ending on the third business day immediately prior to the later of: (x) the date of the last meeting of stockholders to obtain stockholder approval for the Merger, or (y) the date on which the last regulatory approval required to consummate the Merger has been obtained and all waiting periods in respect thereof have expired. We understand that after consummation of the Merger, TCF will contribute the stock of the surviving entity to one of its subsidiaries which is either a federal savings bank or a national bank.

    Dain Bosworth Incorporated ("Dain Bosworth"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. In the ordinary course of business Dain Bosworth has published research reports and made recommendations regarding the equity securities of both the Company and TCF, as well as other companies in the financial services industry. Also, Dain Bosworth has acted as a market maker in the equity and debt securities of both the Company and TCF, as well as other publicly traded companies in the financial services industry and, accordingly, periodically may have positions in such securities. Dain Bosworth served as a managing underwriter for public offerings by TCF in 1990 and 1992 and received customary fees for such services. In addition, Dain Bosworth acted as a managing underwriter for a public offering of the Company's common stock and senior notes in June 1996 and we have been engaged to act as the Company's financial advisor in connection with the Merger. We will receive a fee for our advisory services, a portion of which is contingent upon consummation of the Merger, and will be indemnified against certain liabilities that may arise from activities related to our engagement.

    In connection with this opinion, we have, among other things, reviewed certain publicly available information regarding the Company and TCF. In addition, we have reviewed certain confidential financial, operating and other information supplied to us by the Company and TCF. We have visited the corporate offices of both the Company and TCF and made inquiries of management regarding the past and current business operations, financial condition, and future prospects of each company. We have reviewed the Merger Agreement and selected other documents related to the Merger. In addition, we have held discussions with the senior management of both companies to understand their respective reasons for completing the Merger.

    We have analyzed the historical reported market prices and trading activity of the common stock of both companies. We have compared financial and stock market information on the Company and TCF to similar information for certain publicly traded companies in the financial services industry. We have also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook for companies in the financial services industry, and performed other studies and analyses as we considered appropriate.

    In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. It is understood that we were retained by the Board of Directors of the Company, and that the Board of Directors has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available, including the projections provided to us relating to the Company. We have further relied upon the assurances of management of the Company that they are not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading.

    Our opinion as expressed herein is limited to the fairness to common stockholders of the Company, from a financial point of view, of the consideration to be received by such stockholders in connection with the Merger, and does not address the Company's underlying business decision to proceed with the Merger. We were not asked to solicit, and did not solicit, proposals from other parties regarding a merger or acquisition of the Company. We did not make an independent appraisal of the assets or liabilities of the Company or TCF, and we do not express an opinion regarding the liquidation value or solvency of either company or the regulatory compliance of TCF. Our opinion is based solely on information available to us on or before the date hereof, and reflects general market, economic, financial, monetary, and other conditions as of such date.

    This opinion is for the Board of Directors of the Company only and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Merger. Also, our opinion may not be reproduced, quoted, published, or referred to in any manner, nor be used for any other purposes, without our prior written consent. This opinion confirms our opinion delivered orally to the Board of Directors of the Company on February 26, 1997.

    Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received by the common stockholders of the Company pursuant to the terms of the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

DAIN BOSWORTH INCORPORATED

                                                                      APPENDIX D

                      MINNESOTA BUSINESS CORPORATIONS ACT

302A.471. RIGHTS OF DISSENTING STOCKHOLDERS

    Subd. 1. ACTIONS CREATING RIGHTS. A stockholder of a corporation may dissent from, and obtain payment for the fair value of the stockholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting stockholder in that it:

    (1) alters or abolishes a preferential right of the shares;

    (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

    (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

    (4) excludes or limits the right of a stockholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without stockholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the stockholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the stockholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a stockholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting stockholders may obtain payment for their shares.

    Subd. 2. BENEFICIAL OWNERS. (a) A stockholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the stockholder, unless the stockholder dissents with respect to all of the shares that are beneficially owned by another person but registered in the name of the stockholder and discloses the name and address of each beneficial owner on whose behalf the stockholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the stockholder has dissented and the other shares were registered in the names of different stockholders.

    (b) The beneficial owner of shares who is not the stockholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting stockholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the stockholder.

    Subd. 3. RIGHTS NOT TO APPLY. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a stockholder of the surviving corporation in a merger, if the shares of the stockholder are not entitled to be voted on the merger.

    Subd. 4. OTHER RIGHTS. The stockholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining stockholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    Subd. 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    Subd. 2. NOTICE OF ACTION. If a corporation calls a stockholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each stockholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    Subd. 3. NOTICE OF DISSENT. If the proposed action must be approved by the stockholders, a stockholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the stockholder and must not vote the shares in favor of the proposed action.

    Subd. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the stockholders, the corporation shall send to all stockholders who have complied with subdivision 3 and to all stockholders entitled to dissent if no stockholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of Section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting stockholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a stockholder until the proposed action takes effect.

    Subd. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting stockholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of Section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a stockholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    Subd. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    Subd. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition must name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the stockholder or stockholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all stockholders, wherever located. A dissenter is entitled to judgment for cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    Subd. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITATION OF LIABILITY

    As permitted by Section 102(b)(7) of the DGCL, Article 12 of the Restated Certificate of Incorporation of TCF provides that a director of TCF shall not be personally liable to TCF or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to TCF or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director of TCF shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

INDEMNIFICATION

    Section 145 of the DGCL provides:

    a. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    b. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    c. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    d. Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

    e. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    f. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    g. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

    h. For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    i. For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    j. The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    k. The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

    As set forth above, Section 145 of the DGCL authorizes a corporation to indemnify directors, officers, employees and agents in certain circumstances and under certain conditions. While the Board of Directors of TCF may act separately under this grant of authority, its Certificate of Incorporation specifically addresses indemnification in accordance with the DGCL.

    Article 13 of the TCF Certificate generally provides that TCF shall indemnify, to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment to the DGCL, the right to indemnification shall be retroactive only to the extent that such amendment permits TCF to provide broader indemnification rights than such law prior to such amendment permitted TCF to provide), any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal or administrative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of TCF or a subsidiary thereof or is or was serving at the request of TCF as a director, officer, partner, member or trustee of another corporation, partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, member or trustee or in any other capacity while so serving, against all expense, liability, and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement of a proceeding) reasonably incurred by such person in connection with such proceeding.

    Article 13 provides that in the case of any amendment to the DGCL, the right to indemnification shall be retroactive only to the extent that such amendment permits TCF to provide broader indemnification rights than such law prior to such amendment permitted TCF to provide.

    Article 13 authorizes a person who has brought a claim under such Article to bring suit against TCF for payment of a claim which has not been paid within 30 days after a written claim has been received in writing by TCF. It shall be a defense to such an action that the claimant has not met the standards of conduct that make it permissible under the DGCL for TCF to indemnify the claimant. The burden of proving such a defense shall be on TCF.

    Costs, charges and expenses (including attorneys' fees) incurred by a person referred to in Article 13 in defending a civil or criminal action, suit or proceeding shall be paid by TCF in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined that such director or officer is not entitled to be indemnified by TCF.

    The indemnification provided by Article 13 is not exclusive of any other rights to which any director, officer, employee or agent seeking indemnification may be entitled under any law, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for TCF; and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under
Article 13 are deemed to be a contract right.

    Article 13 authorizes TCF to maintain insurance to protect itself and any director, officer, employee, or agent of TCF or other entity against any expense, liability or loss, whether or not TCF would have the power to indemnify such person against expense, liability or loss under the DGCL.

    Article 13 provides that any repeal or modification of the provisions of the Article shall not adversely affect any right or protection provided by the Article to any person in respect of any act or omission occurring prior to the time of such repeal or modification. Article 13 also provides that if the Article or any portion thereof shall be invalidated by any court of competent jurisdiction, TCF shall nevertheless indemnify each director or officer of TCF to the full extent permitted by an applicable portion of the Article that shall not have been invalidated and to the full extent permitted by applicable law.

    Article VII of the TCF Bylaws generally provides that TCF may indemnify persons who serve as employees or agents of TCF or a subsidiary thereof or of another entity at the request of TCF to the fullest extent authorized by the DGCL.

    In addition, TCF maintains an insurance policy that insures directors and officers against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    a)  Exhibits

        See Index to Exhibits at page II-8.

    b)  Financial Statement Schedules

        None.

    c)  Reports, Opinions and Appraisals Materially Relating to the Transaction

        Opinion of Piper Jaffray Inc. (included in Joint Proxy
        Statement/Prospectus as Appendix B).

        Opinion of Dain Bosworth Incorporated (included in Joint Proxy Statement/Prospectus as
        Appendix C).

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or height end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 25, 1997.

                                TCF FINANCIAL CORPORATION

                                By:            /s/ WILLIAM A. COOPER
                                     -----------------------------------------
                                     William A. Cooper, CHAIRMAN OF THE BOARD,
                                        CHIEF EXECUTIVE OFFICER AND DIRECTOR

                                By:             /s/ RONALD J. PALMER
                                     -----------------------------------------
                                     Ronald J. Palmer, CHIEF FINANCIAL OFFICER
                                         AND TREASURER (PRINCIPAL FINANCIAL
                                                      OFFICER)

                                By:               /s/ MARK R. LUND
                                     -----------------------------------------
                                       Mark R. Lund, ASSISTANT TREASURER AND
                                     CONTROLLER (PRINCIPAL ACCOUNTING OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                 Chairman of the Board,
------------------------------    Chief Executive Officer     April 24, 1997
      William A. Cooper           and Director

              *                 Vice Chairman of the
------------------------------    Board, Chief Operating      April 24, 1997
       Thomas A. Cusick           Officer and Director

              *
------------------------------  Vice Chairman of the Board    April 24, 1997
       Robert E. Evans            and Director

              *
------------------------------  President and Director        April 24, 1997
       Lynn A. Nagorske

------------------------------  Director
      Bruce G. Allbright

              *
------------------------------  Director                      April 24, 1997
      Rudy E. Boschwitz

------------------------------  Director
      Robert J. Delonis

------------------------------  Director
    John M. Eggemeyer, III

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

------------------------------  Director
      Luella G. Goldberg

------------------------------  Director
        Daniel F. May

              *
------------------------------  Director                      April 24, 1997
      Thomas J. McGough

------------------------------  Director
      Mark K. Rosenfeld

              *
------------------------------  Director                      April 24, 1997
        Ralph Strangis

------------------------------  Director
        Ronald A. Ward

              *
------------------------------  Director                      April 24, 1997
      William F. Bieber

    Gregory J. Pulles, pursuant to Powers of Attorney executed by each of the officers and directors listed above whose name is marked by an asterisk and filed as an exhibit hereto, by signing his name hereto does hereby sign and execute this Registration Statement of TCF Financial Corporation on behalf of each of such officers and directors in the capacities in which the names of each appear above.

                 /s/ GREGORY J. PULLES
       ------------------------------------------                                April 24, 1997
  By:              Gregory J. Pulles

                               INDEX TO EXHIBITS

   EXHIBIT
     NO.                                                 DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------

      2        Agreement and Plan of Reorganization dated February 28, 1997 [incorporated by reference to
                 Exhibit 2.1 to TCF Financial Corporation's Current Report on Form 8-K, dated March 5, 1997,
                 No. 0-16431 (filed March 5, 1997)]

      3  (a)   Restated Certificate of Incorporation of TCF Financial Corporation, as amended [incorporated by reference to Exhibit 3(a) to TCF Financial Corporation's Annual Report on Form 10-K for the
                 fiscal year ended December 31, 1995, No. 0-16431]

      3  (b)   Bylaws of TCF Financial Corporation, as amended [incorporated by reference to Exhibit 3(b) to
                 TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31,
                 1995, No. 0-16431]

      4  (a)   Rights Agreement, dated as of May 23, 1989, between TCF Financial Corporation and Manufacturers
                 Hanover Trust Company [incorporated by reference to Exhibit 1 to TCF Financial Corporation's
                 Registration Statement on Form 8-A, No. 0-16431 (filed May 25, 1989)], as amended October 1,
                 1995 [incorporated by reference to Exhibit 4(a) to TCF Financial Corporation's Quarterly
                 Report on Form 10-Q for the quarter ended September 30, 1995, No. 0-16431 (filed November 14,
                 1995)]

      4  (b)   Indenture dated March 1, 1986 between Great Lakes Federal Savings Association and J. Henry
                 Schroder Bank & Trust Company [incorporated by reference to Exhibit 4.4 to TCF Financial
                 Corporation's Registration Statement on Form S-4, No. 33-56137 (filed December 12, 1994)], as amended by First Supplemental Indenture dated February 8, 1995 [incorporated by reference to
                 Exhibit 4(b) to TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, No. 0-16431]

      4  (c)   Indenture dated July 1, 1996 relating to 9.5% Senior Notes due 2003 between Winthrop Resources
                 Corporation ("Winthrop") and Norwest Bank Minnesota, National Association, as Trustee
                 [incorporated by reference to Exhibit 4.5 to Winthrop's Registration Statement on Form S-2,
                 File No. 333-04539 (filed May 24, 1996)].

      5        Opinion of Kaplan, Strangis and Kaplan, P.A. regarding validity of shares (filed electronically herewith)

      8        Opinion of KPMG Peat Marwick LLP as to certain tax matters (to be filed by amendment)

     10  (a)   Stock Option and Incentive Plan of TCF Financial Corporation, as amended [the Plan and First
                 Amendment to the Plan incorporated by reference to Exhibit 10.1 to TCF Financial Corporation's
                 Registration Statement on Form S-4, No. 33-14203 (filed May 12, 1987), Second Amendment, Third
                 Amendment and Fourth Amendment to the Plan incorporated by reference to Exhibit 10(a) to TCF
                 Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31,
                 1987, No. 0-16431; Fifth Amendment to the Plan incorporated by reference to Exhibit 10(a) to
                 TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31,
                 1989, No. 0-16431; amendment dated January 21, 1991, incorporated by reference to Exhibit
                 10(a) to TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended
                 December 31, 1990, No. 0-16431, and as further amended by amendment dated January 28, 1992 and amendment dated March 23, 1992 (effective April 15, 1992), incorporated by reference to
                 Exhibit 10(a) to TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, No. 0-16431]

   EXHIBIT
     NO.                                                 DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------
     10  (b)   TCF Financial 1995 Incentive Stock Program, as amended October 1, 1995 [incorporated by reference to Exhibit 10(b) to TCF Financial Corporation's Annual Report on Form 10-K for the
                 fiscal year ended December 31, 1995, No. 0-16431] amendment dated October 22, 1996
                 [incorporated by reference to Exhibit 10(b) to TCF Financial Corporation's Annual Report on
                 Form 10-K for the fiscal year ended December 31, 1996, No. 0-16431]

     10  (c)   Amended and Restated TCF Financial Corporation Executive Deferred Compensation Plan
                 [incorporated by reference to Plan filed with registrant's definitive proxy statement dated
                 March 16, 1994, No. 0-16431] amendments dated July 23, 1996 and October 22, 1996 [incorporated by reference to Exhibit 10(c) to TCF Financial Corporation's Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1996, No. 0-16431]

     10  (d)   Trust Agreement for TCF Financial Corporation Executive Deferred Compensation Plan, as amended
                 [the Trust Agreement incorporated by reference to Exhibit 10(c) to TCF Financial Corporation's
                 Annual Report on Form 10-K for the fiscal year ended December 31, 1989, No. 0-16431; amendment effective April 1, 1991, incorporated by reference to Exhibit 10(c) to TCF Financial
                 Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, No.
                 0-16431, and as further amended by amendment dated March 23, 1992, incorporated by reference to Exhibit 10(c) to TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, No. 0-16431]; amendment dated July 23, 1996 [incorporated by reference to Exhibit 10(d) to TCF Financial Corporation's Annual Report on Form 10-K for the
                 fiscal year ended December 31, 1996, No. 0-16431]

     10  (e)   Employment Agreement of William A. Cooper, dated June 24, 1996 [incorporated by reference to
                 Exhibit 10(a) to TCF Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, No. 0-16431]; amendment dated March 1, 1997 [incorporated by reference to
                 Exhibit 10(e) to TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, No. 0-16431]

     10  (f)   Change in Control Agreement of William A. Cooper, dated June 24, 1996 [incorporated by reference to Exhibit 10(b) to TCF Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, No. 0-16431]

     10  (g)   Severance Agreement of Thomas A. Cusick, dated August 22, 1988 [incorporated by reference to
                 Exhibit 19(c) to TCF Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988, No. 0-16431], amendment thereto dated December 4, 1990 [incorporated by reference to Exhibit 10(f) to TCF Financial Corporation's Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1990, No. 0-16431], and amendment dated October 24, 1995
                 [incorporated by reference to Exhibit 10(f) to TCF Financial Corporation's Annual Report on
                 Form 10-K for the fiscal year ended December 31, 1995, No. 0-16431]

   EXHIBIT
     NO.                                                 DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------
     10  (h)   Severance Agreement of William E. Dove, dated August 22, 1988 [incorporated by reference to
                 Exhibit 19(d) to TCF Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988, No. 0-16431], amendment thereto dated December 4, 1990 [incorporated by reference to Exhibit 10(g) to TCF Financial Corporation's Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1990, No. 0-16431], and amendment thereto dated October 24,
                 1995 [incorporated by reference to Exhibit 10(g) to TCF Financial Corporation's Annual Report
                 on Form 10-K for the fiscal year ended December 31, 1995, No. 0-16431]

     10  (i)   Severance Agreement of Robert E. Evans, dated August 23, 1988 [incorporated by reference to
                 Exhibit 19(e) to TCF Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988, No. 0-16431], amendment thereto dated December 4, 1990 [incorporated by reference to Exhibit 10(h) to TCF Financial Corporation's Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1990, No. 0-16431], and amendment thereto dated October 24,
                 1995 [incorporated by reference to Exhibit 10(h) to TCF Financial Corporation's Annual Report
                 on Form 10-K for the fiscal year ended December 31, 1995, No. 0-16431]

     10  (j)   Severance Agreement of Lynn A. Nagorske, dated August 22, 1988 [incorporated by reference to
                 Exhibit 19(f) to TCF Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988, No. 0-16431], amendment thereto dated December 4, 1990 [incorporated by reference to Exhibit 10(i) to TCF Financial Corporation's Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1990, No. 0-16431], and amendment thereto dated October 24,
                 1995 [incorporated by reference to Exhibit 10(i) to TCF Financial Corporation's Annual Report
                 on Form 10-K for the fiscal year ended December 31, 1995, No. 0-16431]

     10  (k)   Severance Agreement of Gregory J. Pulles, dated August 23, 1988 [incorporated by reference to
                 Exhibit 19(g) to TCF Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988, No. 0-16431], amendment thereto dated December 4, 1990 [incorporated by reference to Exhibit 10(j) to TCF Financial Corporation's Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1990, No. 0-16431], and amendment thereto dated October 24,
                 1995 [incorporated by reference to Exhibit 10(j) to TCF Financial Corporation's Annual Report
                 on Form 10-K for the fiscal year ended December 31, 1995, No. 0-16431]

     10  (l)   Severance Agreement of James E. Tuite, dated August 23, 1988 [incorporated by reference to
                 Exhibit 19(i) to TCF Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988, No. 0-16431], amendment thereto dated December 4, 1990 [incorporated by reference to Exhibit 10(l) to TCF Financial Corporation's Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1990, No. 0-16431], and amendment thereto dated October 24,
                 1995 [incorporated by reference to Exhibit 10(k) to TCF Financial Corporation's Annual Report
                 on Form 10-K for the fiscal year ended December 31, 1995, No. 0-16431]

     10  (m)   Severance Agreement of Barry N. Winslow, dated December 30, 1988 and amendment thereto dated
                 December 4, 1990 [incorporated by reference to Exhibit 10(n) to TCF Financial Corporation's
                 Annual Report on Form 10-K for the fiscal year ended December 31, 1990, No. 0-16431], and amendment thereto dated October 24, 1995 [incorporated by reference to Exhibit 10(m) to TCF
                 Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31,
                 1995, No. 0-16431]

   EXHIBIT
     NO.                                                 DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------
     10  (n)   Supplemental Employee Retirement Plan, as amended [the Plan, as amended by amendment dated
                 September 21, 1989 (effective January 1, 1990) incorporated by reference to Exhibit 10(n) to
                 TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31,
                 1989, No. 0-16431; amendment dated July 31, 1990 (effective August 31, 1990) incorporated by reference to Exhibit 10(o) to TCF Financial Corporation's Annual Report on Form 10-K for the
                 fiscal year ended December 31, 1990, No. 0-16431; amendment dated June 26, 1994 incorporated by reference to Exhibit 10(n) to TCF Financial Corporation's Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1994, No. 0-16431; amendment dated October 22, 1996 incorporated by reference to Exhibit 10(n) to TCF Financial Corporation's Annual Report on
                 Form 10-K for the fiscal year ended December 31, 1996, No. 0-16431]

     10  (o)   Trust Agreement for TCF Financial Corporation Supplemental Employee Retirement Plan, dated
                 August 21, 1991 [incorporated by reference to Exhibit 10.16 to TCF Financial Corporation's
                 Registration Statement on Form S-2, filed November 15, 1991, No. 33-43988]

     10  (p)   TCF Financial Corporation Senior Officer Deferred Compensation Plan [the Plan incorporated by reference to Exhibit 10(o) to TCF Financial Corporation's Annual Report on Form 10-K for the
                 fiscal year ended December 31, 1989, No. 0-16431; amendment effective April 1, 1991, incorporated by reference to Exhibit 10(p) to TCF Financial Corporation's Annual Report on
                 Form 10-K for the fiscal year ended December 31, 1990, No. 0-16431; amendments dated June 26,
                 1994, December 18, 1994 and January 23, 1995 incorporated by reference to Exhibit 10(p) to TCF
                 Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31,
                 1994, No. 0-16431; amendments dated July 23, 1996 and October 22, 1996 incorporated by reference to Exhibit 10(p) to TCF Financial Corporation's Annual Report on Form 10-K for the
                 fiscal year ended December 31, 1996, No. 0-16431]

     10  (q)   Trust Agreement for TCF Financial Corporation Senior Officer Deferred Compensation Plan
                 [incorporated by reference to Exhibit 10(p) to TCF Financial Corporation's Annual Report on
                 Form 10-K for the fiscal year ended December 31, 1989, No. 0-16431; amendment effective April
                 1, 1991, incorporated by reference to Exhibit 10(q) to TCF Financial Corporation's Annual
                 Report on Form 10-K for the fiscal year ended December 31, 1990, No. 0-16431; amendment dated
                 December 18, 1994 incorporated by reference to Exhibit 10(q) to TCF Financial Corporation's
                 Annual Report on Form 10-K for the fiscal year ended December 31, 1994, No. 0-16431; amendment dated July 23, 1996 incorporated by reference to Exhibit 10(q) to TCF Financial Corporation's
                 Annual Report on Form 10-K for the fiscal year ended December 31, 1996, No. 0-16431]

     10  (r)   Directors Stock Program [incorporated by reference to Program filed with registrant's definitive proxy statement dated March 22, 1996, No. 0-16431]

     10  (s)   Management Incentive Plan-Executive [incorporated by reference to Plan filed with registrant's definitive proxy statement dated March 16, 1994, No. 0-16431], 1995 Plan Acknowledgment
                 [incorporated by reference to Exhibit 10(s) to TCF Financial Corporation's Annual Report on
                 Form 10-K for the fiscal year ended December 31, 1995, No. 0-16431], and 1997 Plan
                 Acknowledgement [incorporated by reference to Exhibit 10(t) to TCF Financial Corporation's
                 Annual Report on Form 10-K for the fiscal year ended December 31, 1996, No. 0-16431]

   EXHIBIT
     NO.                                                 DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------
     10  (t)   1996 Performance-Based Incentive Policy [incorporated by reference to Policy filed with registrant's definitive proxy statement dated March 22, 1996, No. 0-16431], 1996 Management
                 Incentive Plan-Executive [incorporated by reference to Exhibit 10(t) to TCF Financial
                 Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, No.
                 0-16431], Incentive Compensation 1997 Plan [incorporated by reference to Plan filed with registrant's definitive proxy statement dated March 17, 1997, No. 0-16431]

     10  (u)   Supplemental Pension Agreement with James E. Tuite, dated June 27, 1991 [incorporated by reference to Exhibit 10.21 to TCF Financial Corporation's Registration Statement on Form S-4,
                 No. 33-57290 (filed January 22, 1993)]

     10  (v)   Supplemental Pension Agreement with Robert E. Evans, dated July 9, 1991 [incorporated by reference to Exhibit 10.22 to TCF Financial Corporation's Registration Statement on Form S-4,
                 No. 33-57290 (filed January 22, 1993)]

     10  (w)   Employment Agreement of Robert J. Delonis, dated February 9, 1995 [incorporated by reference to
                 Exhibit 10(v) to TCF Financial Corporation's Annual Report on Form 10-K, No. 0-16431 (filed
                 March 30, 1995)], as amended December 18, 1995 [incorporated by reference to Exhibit 10(w) to
                 TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December 31,
                 1995, No. 0-16431]

     10  (x)   TCF Directors Deferred Compensation Plan [incorporated by reference to Plan filed with registrant's definitive proxy statement dated March 15, 1995, No. 0-16431] and amendment dated
                 October 22, 1996 [incorporated by reference to Exhibit 10(x) to TCF Financial Corporation's
                 Annual Report on Form 10-K for the fiscal year ended December 31, 1996, No. 0-16431]

     10  (y)   TCF Directors Retirement Plan dated October 24, 1995 [incorporated by reference to Exhibit 10(y)
                 to TCF Financial Corporation's Annual Report on Form 10-K for the fiscal year ended December
                 31, 1995, No. 0-16431]

     10  (z)   Employment Agreement between John L. Morgan and Winthrop dated November 6, 1996 [incorporated by reference to Exhibit 10.8 to Winthrop Resources Corporation's Annual Report for the fiscal year ended December 31, 1996, No. 0-20123 (filed March 31, 1997)]

     10  (aa)  Employment Agreement between Kirk A. MacKenzie and Winthrop dated November 6, 1996 [incorporated by reference to Exhibit 10.8 to Winthrop Resources Corporation's Annual Report for the fiscal year ended December 31, 1996, No. 0-20123 (filed March 31, 1997)]

     10  (bb)  Employment Agreement between Jack A. Norqual and Winthrop dated November 6, 1996 [incorporated by reference to Exhibit 10.8 to Winthrop Resources Corporation's Annual Report for the fiscal year ended December 31, 1996, No. 0-20123 (filed March 31, 1997)]

     10  (cc)  Employment Agreement between Robert P. Murphy and Winthrop dated November 6, 1996 [incorporated by reference to Exhibit 10.8 to Winthrop Resources Corporation's Annual Report for the fiscal year ended December 31, 1996, No. 0-20123 (filed March 31, 1997)]

   EXHIBIT
     NO.                                                 DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------
     10  (dd)  Office Lease Agreement dated January 15, 1987 between Winthrop and Alscor Investors Joint
                 Venture, as amended in Amendment No. 1 dated August 11, 1988; Amendment No. 2 dated February
                 28, 1990; Amendment No. 3 dated June 1, 1991 and Amendment No. 4 dated October 16, 1991
                 [incorporated by reference to Exhibit 10.2 to Winthrop's Registration Statement on Form S-1,
                 File No. 33-47435 (filed April 24, 1992) ("Winthrop's 1992 Registration Statement")]

     10  (ee)  Agreement and Plan of Reorganization by and between TCF Financial Corporation and Standard
                 Financial, Inc. dated March 16, 1997 [incorporated by reference to Exhibit 2.1 to Current
                 Report of TCF Financial Corporation on Form 8-K, dated March 21, 1997, No. 0-16431 (filed
                 March 21, 1997)]

     10  (ff)  Winthop 1992 Stock Incentive Plan [incorporated by reference to Exhibit 10.1 to Winthrop's 1992
                 Registration Statement]

     11  (a)   Statement regarding computation of earnings per common share (filed electronically herewith)

     11  (b)   Statement regarding computation of earnings per common share (filed electronically herewith)

     13        Financial Statements of Standard Financial, Inc. ("Standard") for the year ended December 31,
                 1996 included in Item 14(a)(1) of Standard's Report on Form 10-K for the year ended December
                 31, 1996 (Commission File No. 0-24082) are hereby incorporated by reference.

     21        Subsidiaries of TCF Financial Corporation (to be filed by amendment)

     23  (a)   Consents of KPMG Peat Marwick LLP dated April 21, 1997 (filed electronically herewith)

     23  (b)   Consent of Ernst & Young LLP dated April 23, 1997 (filed electronically herewith)

     23  (c)   Consent of Kaplan, Strangis and Kaplan, P.A. (included in Exhibit 5)

     23  (d)   Consent of Piper Jaffray Inc. (filed electronically herewith)

     23  (e)   Consent of Dain Bosworth Incorporated (filed electronically herewith)

     24        Powers of Attorney (filed electronically herewith)

     99  (a)   Form of Proxy Card for Special Meeting of Stockholders of Winthrop Resources Corporation to be
                 held on June 24, 1997 (filed electronically herewith)

     99  (b)   Form of Proxy Card for Special Meeting of Stockholders of TCF Financial Corporation to be held on June 24, 1997 (filed electronically herewith)

     99  (c)   Winthrop's Restated Articles of Incorporation [incorporated by reference to Exhibit 3.1 to
                 Winthrop's 1992 Registration Statement]

     99  (d)   Winthrop's Restated Bylaws, as amended on May 4, 1994 [incorporated by reference to Exhibit 3.2 to Winthrop's 1992 Registration Statement on Form S-8, File No. 33-80056 (filed June 8, 1994)]